   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 23, 1999

                                                   REGISTRATION NO. 333-[      ]
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT

                        UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                                DOUBLECLICK INC.

             (Exact Name of Registrant as Specified in its Charter)
                            ------------------------

                DELAWARE                                    7319                                   13-3870996
               (State of                        (Primary Standard Industrial                    (I.R.S. Employer
             Incorporation)                         Classification Code)                     Identification Number)

                         41 MADISON AVENUE, 32ND FLOOR
                            NEW YORK, NEW YORK 10010
                                 (212) 683-0001
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)
                            ------------------------

                               KEVIN J. O'CONNOR
                            CHIEF EXECUTIVE OFFICER
                                DOUBLECLICK INC.
                         41 MADISON AVENUE, 32ND FLOOR
                            NEW YORK, NEW YORK 10010
                                 (212) 683-0001
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)
                            ------------------------

                                   COPIES TO:

              ALEXANDER D. LYNCH, ESQ.                                LARRY W. SONSINI, ESQ.
               SCOTT L. KAUFMAN, ESQ.                             CHRISTOPHER G. NICHOLSON, ESQ.
             ELIZABETH H. LEFEVER, ESQ.                                PABLO L. CHAVEZ, ESQ.
           BROBECK, PHLEGER & HARRISON LLP                       WILSON SONSINI GOODRICH & ROSATI
              1633 BROADWAY, 47TH FLOOR                                 650 PAGE MILL ROAD
              NEW YORK, NEW YORK 10019                              PALO ALTO, CALIFORNIA 94304
                   (212) 581-1600                                         (650) 493-9300

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: At the Effective Time of the Merger of a wholly-owned subsidiary of the Registrant with and into NetGravity, Inc., which shall occur as soon as practicable after the Effective Date of this Registration Statement, and the satisfaction or waiver of all conditions to the closing of such Merger.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

                        CALCULATION OF REGISTRATION FEE

               TITLE OF EACH CLASS                                      PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
                OF SECURITIES TO                      AMOUNT TO BE       OFFERING PRICE    AGGREGATE OFFERING     REGISTRATION
                  BE REGISTERED                      REGISTERED(1)        PER SHARE(2)          PRICE(2)             FEE(3)
Common Stock, par value $.001 per share..........      5,174,052            $107.19           $554,606,634          $154,181

(1) Based upon the maximum number of shares of the Registrant's common stock expected to be issued in connection with the merger described herein to holders of common stock of NetGravity, Inc.

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(f) of the Securities Act of 1933, as amended based upon the average of the high and low sale prices of the Common Stock as reported on the Nasdaq National Market on September 16, 1999.

(3) Pursuant to Rule 457(b), under the Securities Act, $89,039 of the registration fee is offset by the filing fee previously paid by the Registrant in accordance with Rule 0-11(a) of the Securities Exchange Act of 1934, as amended, in connection with the filing of preliminary proxy materials on Schedule 14A on September 3, 1999.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     [LOGO]

                                                              September 24, 1999

Dear NetGravity Stockholders:

    I am writing to you today about our proposed merger with DoubleClick Inc. This merger will create a combined company offering a broad set of solutions for Internet advertising and direct marketing.

    In the merger, each share of NetGravity common stock will be exchanged for
0.28 shares of DoubleClick common stock. DoubleClick expects to issue approximately 6 million shares of its common stock in the merger. DoubleClick common stock is traded on the Nasdaq National Market under the trading symbol "DCLK," and closed at $108.50 per share on September 21, 1999. The merger is described more fully in this proxy statement/prospectus.

    You will be asked to vote upon the merger at a special meeting of NetGravity stockholders to be held on Tuesday, October 26, 1999 at 8:00 a.m., local time, at the Residence Inn By Marriott, 2000 Winward Way, San Mateo, California 94404. The merger cannot be consummated unless the holders of a majority of the shares of NetGravity common stock approve the merger. Only stockholders who hold shares of NetGravity common stock at the close of business on September 20, 1999 will be entitled to vote at the special meeting.

    We are very excited by the opportunities we envision for the combined company. YOUR BOARD OF DIRECTORS HAS DETERMINED THAT THE TERMS AND CONDITIONS OF THE MERGER ARE FAIR TO YOU AND IN YOUR BEST INTERESTS, AND HAS UNANIMOUSLY RECOMMENDED THAT YOU APPROVE THE MERGER AGREEMENT AND THE MERGER.

    This proxy statement/prospectus provides detailed information about DoubleClick and the merger. Please give all of this information your careful attention. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE DISCUSSION IN THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 15 OF THIS PROXY STATEMENT/PROSPECTUS.

    YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. To vote your shares, you may use the enclosed proxy card or attend the special stockholders meeting in person. To approve the merger agreement and the merger, you MUST vote "FOR" the proposal by following the instructions stated on the enclosed proxy card. If you do not vote at all, your non-vote will, in effect, count as a vote against the merger agreement and the merger. We urge you to vote FOR this proposal. The approval of this proposal is a necessary step in the merger of NetGravity and DoubleClick.

                                       Sincerely,

                                       /s/ Eric W. Spivey
                                       Eric W. Spivey
                                       CHIEF EXECUTIVE OFFICER

    This proxy statement/prospectus is being furnished to NetGravity stockholders in connection with the solicitation of proxies by NetGravity's management for use at the special meeting of NetGravity stockholders to be held at 8:00 a.m., local time, on Tuesday, October 26, 1999, at the Residence Inn By Marriott, 2000 Winward Way, San Mateo, California 94404, and at any adjournment or postponement of the special meeting.
--------------------------------------------------------------------------------

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or the DoubleClick common stock to be issued in the merger, or determined that this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

    This proxy statement/prospectus is dated September 24, 1999, and was first mailed to NetGravity stockholders on or about September 27, 1999.
--------------------------------------------------------------------------------

                      REFERENCE TO ADDITIONAL INFORMATION

    This proxy statement/prospectus incorporates important business and financial information about DoubleClick, NetGravity, and Abacus Direct Corporation from documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from DoubleClick or NetGravity at the following addresses and telephone numbers:

DoubleClick Inc.                        NetGravity, Inc.
Investor Relations                      Investor Relations
41 Madison Avenue, 32nd Floor           1900 S. Norfolk Street,
New York, New York 10010                Suite 150
(212) 683-0001                          San Mateo, California 94403-1151
                                        (650) 425-5960

    If you would like to request documents, please do so by October 19, 1999 in order to receive them before the special meeting. We have included information about Abacus because DoubleClick has also agreed to acquire Abacus.

    See "Where You Can Find More Information" on page 69.

                                NETGRAVITY, INC.
                       1900 S. NORFOLK STREET, SUITE 150
                            SAN MATEO, CA 94403-1151
                                 (650) 425-6000

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                    TO BE HELD ON TUESDAY, OCTOBER 26, 1999

    We will hold a special meeting of stockholders of NetGravity, Inc. at 8:00 a.m., local time, on Tuesday, October 26, 1999 at the Residence Inn By Marriott, 2000 Winward Way, San Mateo, California 94404:

        1. To consider and vote upon a proposal to approve and adopt the merger agreement among DoubleClick Inc., NetGravity and NJ Merger Corporation, under which each outstanding share of NetGravity common stock will be converted into the right to receive 0.28 shares of DoubleClick common stock, and NetGravity will be merged into DoubleClick, and to approve this merger;

        2. To grant the NetGravity board of directors discretionary authority to adjourn the special meeting to solicit additional votes for approval of the merger agreement and the merger; and

        3. To transact other business properly brought before the special meeting or any adjournment or postponement of the special meeting.

    Only NetGravity stockholders of record at the close of business on September 20, 1999 are entitled to notice of and to vote at the special meeting or any adjournment or postponement of the special meeting.

    YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING, WE URGE YOU TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THIS PROXY STATEMENT/ PROSPECTUS AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE SPECIAL MEETING. YOU MAY VOTE IN PERSON AT THE SPECIAL MEETING EVEN IF YOU HAVE RETURNED A PROXY.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /S/ STEPHEN E. RECHT

                                          Stephen E. Recht
                                          CHIEF FINANCIAL OFFICER AND SECRETARY

San Mateo, California
September 24, 1999

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
QUESTIONS AND ANSWERS ABOUT THE MERGER.....................................................................         iii

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS..................................................................           1

RISK FACTORS...............................................................................................          15

THE SPECIAL MEETING........................................................................................          20
  Date, Time and Place.....................................................................................          20
  Matters to be Considered at the Special Meeting..........................................................          20
  Record Date..............................................................................................          20
  Voting and Revocation of Proxies.........................................................................          20
  Vote Required............................................................................................          21
  Quorum; Abstentions and Broker Non-Votes.................................................................          21
  Solicitation of Proxies and Expenses.....................................................................          21
  Board Recommendation.....................................................................................          22

THE MERGER.................................................................................................          23
  Background of the Merger.................................................................................          23
  Reasons for the Merger; Recommendations of Boards of Directors...........................................          26
  Opinion of NetGravity's Financial Advisor................................................................          30
  Interests of NetGravity Officers and Directors in the Merger.............................................          38
  Applicable Waiting Periods and Regulatory Approvals......................................................          39
  Material Federal Income Tax Considerations...............................................................          39
  Anticipated Accounting Treatment.........................................................................          41
  No Appraisal Rights......................................................................................          41
  Delisting and Deregistration of NetGravity's Common Stock Following the Merger...........................          41
  Restrictions on Sale of Shares by Affiliates of DoubleClick and NetGravity...............................          42
  Operations Following the Merger..........................................................................          42

THE MERGER AGREEMENT AND RELATED AGREEMENTS................................................................          43
  The Merger...............................................................................................          43
  Effective Time...........................................................................................          43
  Conversion of NetGravity Shares in the Merger............................................................          43
  NetGravity Stock Option and Stock Incentive Plans........................................................          43
  No Fractional Shares.....................................................................................          44
  The Exchange Agent.......................................................................................          44
  Exchange of NetGravity Stock Certificates for DoubleClick Stock Certificates.............................          44
  Distributions with Respect to Unexchanged Shares.........................................................          44
  Representations and Warranties...........................................................................          44
  NetGravity's Conduct of Business Before Completion of the Merger.........................................          46
  No Solicitation of Transactions..........................................................................          48
  Director and Officer Indemnification and Insurance.......................................................          49
  Conditions to the Merger.................................................................................          49
  Termination of the Merger Agreement......................................................................          50
  Payment of Fees and Expenses.............................................................................          51
  Extension, Waiver and Amendment of the Merger Agreement..................................................          52
  Related Agreements.......................................................................................          52

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS..........................................................          54

                                                                                                                PAGE
                                                                                                                -----
COMPARISON OF THE RIGHTS OF HOLDERS OF NETGRAVITY COMMON STOCK AND DOUBLECLICK COMMON STOCK................          63
  Classes of Common Stock of NetGravity and DoubleClick; Voting Rights.....................................          63
  Classified Board of Directors............................................................................          63
  Number of Directors......................................................................................          63
  Removal of Directors.....................................................................................          63
  Filling Vacancies on the Board of Directors..............................................................          64
  Ability to Call Special Meetings.........................................................................          64
  Advance Notice Provisions for Stockholder Nominations and Proposals......................................          64
  Amendment of Certificate of Incorporation................................................................          67
  Amendment of Bylaws......................................................................................          67
  Indemnification of Directors and Officers................................................................          67

EXPERTS....................................................................................................          68

LEGAL MATTERS..............................................................................................          68

WHERE YOU CAN FIND MORE INFORMATION........................................................................          69

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................................................          70

APPENDICES
  A--Agreement and Plan of Merger and Reorganization
  B--Form of Stockholder Agreement
  C-- Opinion of BancBoston Robertson Stephens, Financial Advisor to NetGravity

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHY ARE THE COMPANIES PROPOSING THE MERGER?

A: We believe that NetGravity's strengths and capabilities complement
   DoubleClick's business. The merger is designed to create a company capable of offering Web publishers, advertisers and merchants a complete spectrum of Internet advertising solutions. It is expected that the combined company will be able to provide its customers with Internet advertising, database marketing, e-commerce, packaged software, consulting service and media sales solutions.

Q: WHAT WILL NETGRAVITY STOCKHOLDERS RECEIVE IN THE MERGER?

A: If the merger is completed, NetGravity stockholders will receive 0.28 shares of DoubleClick common stock for each share of NetGravity common stock they own. DoubleClick will not issue fractional shares of common stock. Instead of a fractional share, NetGravity stockholders will receive cash based on the closing price of DoubleClick common stock on the first business day after the merger is completed.

Q: DOUBLECLICK HAS ALSO ANNOUNCED THAT IT IS ACQUIRING ABACUS DIRECT
   CORPORATION. HOW WILL THAT AFFECT ITS PROPOSED TRANSACTION WITH NETGRAVITY?

A: On June 13, 1999, DoubleClick entered into an agreement to acquire Abacus
   Direct Corporation, a provider of information products and marketing research services to the direct marketing industry. Consummation of the Abacus merger is NOT a condition to the consummation of DoubleClick's merger with NetGravity. The proposed transaction with Abacus will not affect the consummation of the proposed transaction with NetGravity.

Q: WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

A: We are working to complete the merger in the fall of 1999. Because the merger is subject to governmental and other regulatory approvals, however, we cannot predict the exact timing.

Q: SHOULD NETGRAVITY STOCKHOLDERS SEND IN THEIR STOCK CERTIFICATES NOW?

A: No. After we complete the merger, DoubleClick will send instructions to NetGravity stockholders explaining how to exchange their shares of NetGravity common stock for the appropriate number of shares of DoubleClick common stock.

Q: HOW DO I VOTE?

A: Mail your signed proxy card in the enclosed postage-paid return envelope as soon as possible so that your shares may be represented at the special stockholders' meeting. You may also attend the meeting in person instead of submitting a proxy. If your shares are held in "street name" by your broker, your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q: CAN I CHANGE MY VOTE AFTER MAILING MY PROXY?

A: Yes. You may change your vote by delivering a signed notice of revocation or a later-dated, signed proxy card to the corporate secretary of NetGravity before the special stockholders' meeting, or by attending the special stockholders' meeting and voting in person.

Q: ARE THERE RISKS I SHOULD CONSIDER IN DECIDING WHETHER TO VOTE FOR THE MERGER?

A: Yes. We have set out under the heading "Risk Factors" beginning on page 15 of this proxy statement/prospectus a number of risk factors that you should consider.

Q: WHO CAN I CONTACT WITH QUESTIONS?

A: Please call or e-mail NetGravity Investor Relations at (650) 425-5960 or investor_relations@netgravity.com.

                   SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

    THE FOLLOWING SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROXY STATEMENT/PROSPECTUS AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD CAREFULLY READ THIS ENTIRE PROXY
STATEMENT/PROSPECTUS, INCLUDING THE APPENDICES, AND THE OTHER DOCUMENTS WE REFER TO FOR A MORE COMPLETE UNDERSTANDING OF THE MERGER.

THE COMPANIES

DOUBLECLICK INC.
41 Madison Avenue, 32nd Floor
New York, New York 10010
www.doubleclick.net
(212) 683-0001

    DoubleClick Inc. is a leading provider of comprehensive global Internet advertising solutions for advertisers and Web publishers. DoubleClick delivers Internet advertising to Web sites for advertisers and ad agencies in a targeted, measurable and cost-effective manner through its DART-TM- technology. All of DoubleClick's service offerings are powered by its DART technology, which offers customers the ability to target, deliver, measure and analyze Internet marketing campaigns on a real-time basis. DoubleClick has two principal service offerings: the DoubleClick Network-TM- and DART Service. For Web publishers of the popular Web sites that are in the DoubleClick Network, DoubleClick's in-house sales force sells the advertising inventory available on those Web sites to advertisers. Through the DART Service, DoubleClick serves as a service bureau for clients of its DART for Publishers Services, consisting of Web publishers that have their own sales staff, and also for clients of its Closed Loop Marketing Solutions-TM- family of products, consisting of advertisers and their ad agencies that wish to use the DART technology to deliver advertising to Web sites of their choosing.

NETGRAVITY, INC.
1900 S. Norfolk Street, Suite 150
San Mateo, California 94403-1151
www.netgravity.com
(650) 425-6000

    NetGravity, Inc. is a leading provider of solutions for online interactive marketing, which includes online advertising and online direct marketing. NetGravity's solutions are designed to help its customers increase their revenues by automating online interactive marketing and by improving response rates through better consumer targeting. NetGravity sells its solutions to each of the three participants in the interactive marketing supply chain: vendors selling goods and services over the Internet, advertising agencies and content publishers. NetGravity's core product, AdServer, is a software solution targeted to large, sophisticated e-commerce merchants and content publishers. AdServer manages the process of placing advertisements, promotions and other offers on Web pages that are tailored for and targeted to specific customers. NetGravity recently began offering transaction-based services, including AdCenter for Publishers, an outsourced version of AdServer. In addition, NetGravity recently began offering its Global Profile Service to its AdServer and AdCenter customers. Global Profile Service is a transaction-based data service that gives NetGravity's customers access to a database of anonymous consumer profiles for use in targeting online advertisements, promotions and other offers. The first release of Global Profile Service allows for targeting based on geographic location. NetGravity is developing future releases of Global Profile Service to enable reporting and analysis targeting based on other demographic and behavioral characteristics.

THE MERGER (SEE PAGE 23)

    NetGravity and DoubleClick have entered into a merger agreement that provides for the merger of NetGravity and a newly formed subsidiary of DoubleClick. As a result, NetGravity will become a wholly owned subsidiary of DoubleClick that, following the merger, will be merged into DoubleClick. Stockholders of NetGravity will become stockholders of DoubleClick following the merger, and each share of NetGravity common stock will be exchanged for 0.28 shares of DoubleClick common stock. We urge you to read the merger agreement, which is attached as APPENDIX A to this proxy statement/ prospectus, carefully and in its entirety.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (SEE PAGE 39)

    The merger has been structured as a tax-free reorganization for United States federal income tax purposes. If the merger qualifies as a tax-free reorganization, NetGravity stockholders will not recognize gain or loss for United States federal income tax purposes in the merger, except for taxes payable because of cash they receive instead of fractional shares. It is a condition to completion of the merger that DoubleClick and NetGravity receive legal opinions from outside counsel that the merger constitutes a "reorganization" within the meaning of the Internal Revenue Code.

ABILITY TO SELL DOUBLECLICK STOCK AFTER THE MERGER (SEE PAGE 42)

    All shares of DoubleClick common stock that NetGravity stockholders receive in connection with the merger will be freely transferable unless the holder is considered an "affiliate" of either DoubleClick or NetGravity for purposes of the Securities Act of 1933. Shares of DoubleClick common stock held by these affiliates may be sold only pursuant to a registration statement or an exemption under the Securities Act.

NO DISSENTERS' OR APPRAISAL RIGHTS (SEE PAGE 41)

    Under Delaware law, stockholders of NetGravity are not entitled to dissenters' or appraisal rights in the merger.

OPINION OF NETGRAVITY'S FINANCIAL ADVISOR (SEE PAGE 30)

    In deciding to approve the merger, the NetGravity board of directors considered the opinion of its financial advisor, BancBoston Robertson Stephens, that, as of July 12, 1999, the share exchange ratio was fair from a financial point of view to NetGravity stockholders. The full text of the written opinion of BancBoston Robertson Stephens, dated July 12, 1999, is attached as APPENDIX C to this proxy statement/prospectus. You should read this opinion in its entirety.

RECOMMENDATION OF NETGRAVITY'S BOARD OF DIRECTORS (SEE PAGE 27)

    The NetGravity board of directors has determined that the terms and conditions of the merger are fair to, and in the best interests of, NetGravity and its stockholders. The NetGravity board has unanimously recommended that NetGravity stockholders vote FOR approval of the merger agreement and the merger.

STOCKHOLDER APPROVAL (SEE PAGE 21)

    The holders of a majority of the outstanding shares of NetGravity common stock must approve the merger. You are entitled to cast one vote per share of NetGravity common stock owned by you at the close of business on September 20, 1999. On this date, 17,956,893 shares of NetGravity common stock were outstanding and entitled to vote. As of August 31, 1999, the directors and executive officers of NetGravity and their affiliates owned an aggregate of 2,870,463 shares (excluding any shares issuable upon exercise of options) or approximately 16% of NetGravity common stock outstanding on that date. Under stockholder agreements in the form attached as APPENDIX B to this proxy statement/prospectus, those stockholders have agreed to vote all of their shares of NetGravity common stock for approval of the merger agreement and the merger.

INTERESTS OF NETGRAVITY'S OFFICERS AND DIRECTORS IN THE MERGER (SEE PAGE 38)

    When considering the recommendation of the NetGravity board, NetGravity stockholders should be aware that some directors and officers of NetGravity have the following interests in the merger that are different from, or in addition to, those of other NetGravity stockholders:

    - As of August 31, 1999, Eric Spivey, the Chief Executive Officer and a director of NetGravity, owned options to purchase an aggregate of 1,200,000 shares of NetGravity common stock, of which 179,167 were vested as of September 20, 1999. However, per the terms of Mr. Spivey's employment agreement with NetGravity, a portion of Mr. Spivey's options accelerate upon completion of the merger. For example, if the merger is completed by October 31, 1999, a total of 893,750 of those shares, which have a weighted average exercise price of approximately $27.38 per share, will be vested and immediately exercisable;

    - Mr. Spivey is entitled to a severance payment of approximately $975,000 and other NetGravity senior executives are entitled to severance payments of approximately $1 million in the aggregate under their employment agreements with NetGravity if their employment is terminated upon or following NetGravity's change of control, as is the case with the merger;

    - Upon completion of the merger, DoubleClick and NetGravity intend to enter into employment agreements with at least five senior executives of NetGravity from a list of ten senior executives, which includes both Eric Spivey and John Danner, NetGravity's Chairman, though neither of them is expected to continue his employment with the combined company after the merger; and

    - As of August 31, 1999, the outside directors of NetGravity held options to purchase an aggregate of 147,500 shares of NetGravity common stock, of which 129,204 shares were unvested. If the merger is completed, all of those options will become fully vested and immediately exercisable as a result of the termination of these directors' services to the combined company.

    As a result, these directors and officers may have been more likely to approve the merger than NetGravity stockholders generally.

CONDITIONS TO COMPLETION OF THE MERGER (SEE PAGE 49)

    DoubleClick and NetGravity will complete the merger only if DoubleClick and NetGravity satisfy or waive several conditions, some of which are:

    - the merger agreement must be approved by the holders of a majority of the outstanding shares of NetGravity common stock;

    - no court of competent jurisdiction or governmental entity shall have issued or entered any order, writ, injunction or decree making the merger illegal or otherwise preventing its completion;

    - all necessary consents, approvals and authorizations from governmental entities must be obtained except where a failure to obtain these consents, approvals or authorizations could not be reasonably expected to have a material adverse effect on DoubleClick or NetGravity;

    - DoubleClick and NetGravity must each receive an opinion from DoubleClick's or NetGravity's tax counsel stating that the merger will qualify as a tax-free reorganization;

    - no event, change, condition or effect that is or is reasonably likely to be materially adverse to DoubleClick or NetGravity occurs prior to completion of the merger;

    - DoubleClick must receive a letter from its independent auditors and NetGravity must receive a letter from its independent auditors regarding the auditors' concurrence with DoubleClick's management and NetGravity's management as to the appropriateness of pooling of interest accounting for the merger;

    - NetGravity must obtain the consent or approval of those persons whose consent or approval is required in connection with the merger under its material contracts; and

    - at least five senior executives of NetGravity from a list of ten senior executives must have accepted employment with DoubleClick and entered into new employment agreements with DoubleClick. Eric Spivey and John Danner, NetGravity's Chairman, are both included on the list but are not expected to continue their employment with the combined company after the merger.

    If either DoubleClick or NetGravity waives any condition, NetGravity will consider the facts and circumstances at that time and determine whether completion of the merger requires a resolicitation of proxies from stockholders.

RESTRICTIONS ON ALTERNATE TRANSACTIONS (SEE PAGE 48)

    The merger agreement prohibits NetGravity from soliciting or participating in discussions with third parties about transactions alternative to the merger of NetGravity with DoubleClick.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 50)

    DoubleClick and NetGravity may mutually agree to terminate the merger agreement at any time before the merger is completed. The merger agreement may also be terminated under any of the following circumstances:

    - if the conditions to completion of the merger would not be satisfied because of either (A) a breach of an agreement in the merger agreement by the other party or (B) a breach of a representation or warranty in the merger agreement by the other party, if the breaching party does not take reasonable steps to cure the breach;

    - if a final court or governmental order prohibiting the merger is issued and is not appealable; or

    - if the NetGravity stockholders do not approve the merger agreement and the merger at the NetGravity special meeting.

    Furthermore, the merger agreement may be terminated by DoubleClick if any of the following occurs:

    - NetGravity's board withdraws, modifies or changes in a manner adverse to DoubleClick its recommendation as to the merger agreement or the merger;

    - NetGravity's board recommends a transaction alternative to the merger;

    - NetGravity's board fails to recommend against a transaction alternative to the merger, fails to reconfirm its approval and recommendation of the merger or recommends a transaction alternative to the merger;

    - NetGravity fails to comply with the nonsolicitation provisions of the merger agreement, which are discussed in more detail on page 48;

    - NetGravity fails to hold a stockholders' meeting to approve the merger; or

    - NetGravity's board resolves to take any of the actions described above.

TERMINATION FEE AND EXPENSES (SEE PAGE 51)

    NetGravity may be required to pay DoubleClick a $30 million termination fee following the termination of the merger, including a termination under the circumstances described in the immediately preceding paragraph.

    Under circumstances not involving the payment of the termination fee, NetGravity may be required to pay DoubleClick's out-of-pocket expenses incurred in connection with the merger of the two companies.

ANTICIPATED ACCOUNTING TREATMENT OF THE MERGER (SEE PAGE 41)

    We expect the merger to qualify as a pooling of interests for financial accounting purposes in accordance with United States generally accepted accounting principles and the accounting standards of the Commission. It is a condition to completion of the merger that DoubleClick receive a letter from its independent auditors regarding their concurrence with DoubleClick management's conclusions as to the appropriateness of pooling-of-interests accounting for the merger and that NetGravity receive a letter from its independent auditors regarding their concurrence with NetGravity's management that NetGravity is not precluded from being a party to a merger accounted for as a pooling of interests. DoubleClick may waive this condition. Under the pooling-of-interests method of accounting, each of the parties' historical recorded assets and liabilities will be carried forward to the combined company at their recorded amounts. In addition, the operating results of the combined company will include both parties' operating results for the entire fiscal year in which the merger is completed, and the parties' historical reported operating results for prior periods will be combined and restated as the operating results of the combined company.

COMPLIANCE WITH ANTITRUST LAWS (SEE PAGE 39)

    The merger is subject to United States antitrust laws. We have made the required filings with the Department of Justice and Federal Trade Commission and the applicable waiting period has expired. However, the Department of Justice or the Federal Trade Commission, as well as a state or private person, may challenge the merger at any time before or after its completion.

RECENT DEVELOPMENTS

    On June 13, 1999, DoubleClick entered into an agreement to acquire Abacus Direct Corporation in a stock-for-stock merger. The following sets forth certain pertinent information relating to the proposed transaction.

BUSINESS OF ABACUS DIRECT CORPORATION

    Abacus Direct Corporation is a leading provider of information products and marketing research services to the direct marketing industry. Abacus has created a comprehensive database of information on purchasing behavior by forming the Abacus Alliance. The Abacus Alliance is a cooperative arrangement through which direct marketers contribute their customers' purchasing histories to Abacus's database in exchange for access to Abacus's information products and marketing research services. This database, which includes purchasing data from over 1,300 catalog companies and other direct marketing companies, is a comprehensive source of predictive information regarding consumer purchasing behavior. Abacus uses this database and its advanced statistical modeling technology to provide direct marketers information and analysis that allows them to increase response rates and profits from their marketing campaigns.

TERMS OF THE ABACUS MERGER

    Under the terms of the merger agreement with Abacus, DoubleClick will issue
1.05 shares of DoubleClick common stock for each outstanding share of Abacus common stock. In addition, all outstanding options to acquire shares of Abacus common stock will be assumed by DoubleClick and converted at the same exchange ratio into options to purchase DoubleClick common stock. In the acquisition, DoubleClick will exchange approximately 10.4 million shares of DoubleClick common stock for all the issued and outstanding capital stock of Abacus. Following the merger, Abacus will become a wholly-owned subsidiary of DoubleClick. DoubleClick and Abacus expect the merger will qualify to be accounted for as a pooling-of-interests, and will qualify as a tax-free reorganization. The merger is subject to a number of conditions, including regulatory approval and approval by DoubleClick and Abacus stockholders. DoubleClick anticipates that the Abacus merger will be consummated in the fall of 1999.

EFFECT OF ABACUS ACQUISITION UPON NETGRAVITY STOCKHOLDERS

    The primary effects of DoubleClick's merger with Abacus on NetGravity stockholders will be dilution to their share ownership of DoubleClick, consolidation of Abacus profits by DoubleClick in its statements of operations and increased costs to effect the integration into DoubleClick on a prospective basis. The proposed acquisition of Abacus will result in dilution to DoubleClick stockholders, including NetGravity stockholders who will become DoubleClick stockholders as a result of the merger. Immediately after the acquisition of NetGravity, assuming the Abacus merger has not yet been completed, and further assuming the exercise of all outstanding DoubleClick and NetGravity options, NetGravity stockholders would own approximately 11.5% of DoubleClick. After the acquisition of NetGravity, and, assuming the Abacus merger has also been completed, and further assuming the exercise of all outstanding DoubleClick, NetGravity and Abacus options, NetGravity stockholders would own approximately 9.4% of DoubleClick. It is expected that the combined company's operating expenses will increase following the Abacus acquisition. This increase will result from the integration of Abacus into DoubleClick. In addition, the combined company intends to expand its sales and marketing operations, fund greater levels of product development and acquire complementary businesses, all of which will increase operating expenses. If these expenses are not more than offset by increased revenues over time, there may be an adverse impact on DoubleClick's financial results. For additional information regarding the effect of the Abacus acquisition on the historical financial results of DoubleClick, see "Unaudited Pro Forma Condensed Combined Financial Statements" on page 54.

                                DOUBLECLICK INC.
                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following selected historical consolidated financial information should be read in conjunction with DoubleClick's consolidated financial statements and related notes and DoubleClick's "Management's Discussion and Analysis of Financial Condition and Results of Operations" which we incorporate by reference in this proxy statement/prospectus. The consolidated statement of operations information for each of the two years ended December 31, 1998, and for the period from January 23, 1996 (inception) through December 31, 1996 and the consolidated balance sheet data at December 31, 1998 and 1997, are derived from the consolidated financial statements of DoubleClick which have been audited by PricewaterhouseCoopers LLP, independent accountants, and are incorporated by reference in this proxy statement/prospectus. The selected financial data for the six month periods ended June 30, 1999 and 1998 and as of June 30, 1999 and 1998 have been derived from DoubleClick's unaudited financial statements and in the opinion of DoubleClick's management include all adjustments (consisting only of normal recurring adjustments) which are necessary to present fairly the results of operations and financial position of DoubleClick for those periods in accordance with generally accepted accounting principles. Historical results are not necessarily indicative of the results to be expected in the future.

                                                 SIX MONTHS ENDED      YEAR ENDED DECEMBER   FOR THE PERIOD FROM
                                                     JUNE 30,                  31,            JANUARY 23, 1996
                                               ---------------------  ---------------------  (INCEPTION) THROUGH
                                                  1999       1998        1998       1997      DECEMBER 31, 1996
                                               ----------  ---------  ----------  ---------  -------------------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues.....................................  $   53,079  $  30,297  $   80,188  $  30,597       $   6,514
Cost of revenues.............................      25,038     20,569      53,964     20,628           3,780
                                               ----------  ---------  ----------  ---------          ------
Gross profit.................................      28,041      9,728      26,224      9,969           2,734
Operating expenses...........................      43,632     20,057      47,152     18,434           5,842
                                               ----------  ---------  ----------  ---------          ------
Loss from operations.........................     (15,591)   (10,329)    (20,928)    (8,465)         (3,108)
                                               ----------  ---------  ----------  ---------          ------
                                               ----------  ---------  ----------  ---------          ------
Net loss.....................................  $  (12,536) $  (9,101) $  (18,172) $  (8,356)         (3,192)
                                               ----------  ---------  ----------  ---------          ------
                                               ----------  ---------  ----------  ---------          ------
Basic and diluted net loss per share(1)......  $    (0.32) $   (0.34) $    (0.60) $   (0.61)      $   (0.18)
Weighted average shares used in basic and
  diluted net loss per share calculation.....      39,435     27,101      30,440     13,718          18,118

                                                                AS OF JUNE 30,             AS OF DECEMBER 31,
                                                             ---------------------  --------------------------------
                                                                1999       1998        1998       1997       1996
                                                             ----------  ---------  ----------  ---------  ---------
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments..........  $  372,988  $  56,566  $  136,814  $   8,546  $      --
Working capital (deficit)..................................     360,491     56,973     134,118      7,512     (3,038)
Total assets...............................................     422,341     83,999     183,620     21,162      4,526
Convertible subordinated notes and other long term
  obligations..............................................     250,295        559         375        463         --
Stockholders' equity (deficit).............................     137,165     63,207     148,338      9,400     (2,592)

------------------------
(1) Basic net loss per share is computed using the weighted average number of shares of common stock outstanding during the period, including the number of shares of common stock issued upon the conversion of convertible preferred stock, as of the date of conversion. Diluted net loss per share is based on the potential dilution that would occur on exercise or conversion of securities into common stock. Outstanding options to purchase shares of common stock that could potentially dilute basic earnings per share in the future were not included in the computation of diluted net loss per share because to do so would have had an antidilutive effect for the periods presented. Similarly, the computation of diluted net loss per share excludes the effect of shares issuable upon the conversion of convertible preferred stock since their inclusion would have had an antidilutive effect. As a result, the basic and diluted per share amounts are identical for all periods presented.

                                NETGRAVITY, INC.
                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following selected historical consolidated financial data should be read in conjunction with NetGravity's consolidated financial statements and related notes and NetGravity's "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in NetGravity's Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1999 filed with the Commission on May 17, 1999 and August 2, 1999, and NetGravity's Annual Report on Form 10-K for the year ended December 31, 1998 filed with the Commission on March 25, 1999, all of which we incorporate by reference in this proxy statement/prospectus. The consolidated statement of operations data for each of the years in the three-year period ended December 31, 1998, and the consolidated balance sheet data at December 31, 1998 and 1997, are derived from the consolidated financial statements of NetGravity and its subsidiaries, which have been audited by KPMG LLP, independent certified public accountants, and are incorporated by reference in this proxy statement/prospectus. The consolidated statement of operations data for the period from September 5, 1995 (inception) through December 31, 1995, and the balance sheet data as at December 31, 1996 and 1995, are derived from financial statements of NetGravity, which have been audited by KPMG LLP and are not included or incorporated by reference in this proxy statement/prospectus. The selected financial data for the six month periods ended June 30, 1999 and 1998 and as of June 30, 1999 and 1998 have been derived from NetGravity's unaudited consolidated financial statements and in the opinion of NetGravity's management include all adjustments (consisting only of normal recurring adjustments) which are necessary to present fairly the results of operations and financial position of NetGravity for those periods in accordance with United States generally accepted accounting principles. Historical results are not necessarily indicative of the results to be expected in the future.

                                                                                    FOR PERIOD
                                                                                       FROM
                                                                                   SEPTEMBER 5,
                                                                                       1995
                                                                                   (INCEPTION)
                                     SIX MONTHS ENDED                                THROUGH
                                         JUNE 30,       YEAR ENDED DECEMBER 31,    DECEMBER 31,
                                     ----------------  --------------------------  ------------
                                      1999     1998      1998     1997     1996        1995
                                     -------  -------  --------  -------  -------  ------------
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Revenues...........................  $10,221  $ 4,335  $ 11,557  $ 6,358  $ 1,939     $   --
Cost of revenue....................    4,796    2,285     5,228    2,572      702         --
                                     -------  -------  --------  -------  -------     ------
Gross profit.......................    5,425    2,050     6,329    3,786    1,237         --
Operating expenses.................   12,892    7,916    18,162   10,658    5,918        191
                                     -------  -------  --------  -------  -------     ------
Loss from operations...............   (7,467)  (5,866)  (11,833)  (6,872)  (4,681)      (191)
                                     -------  -------  --------  -------  -------     ------
Net loss...........................  $(5,852) $(5,810) $(11,293) $(6,882) $(4,627)    $ (195)
                                     -------  -------  --------  -------  -------     ------
                                     -------  -------  --------  -------  -------     ------
Basic and diluted net loss per
  share(1).........................  $ (0.38) $ (1.42) $  (1.28) $ (2.46) $ (2.19)    $(0.19)
Weighted average shares used in
  basic and diluted per share
  calculation......................   15,572    4,079     8,823    2,799    2,111      1,006

                                      AS OF JUNE 30,         AS OF DECEMBER 31,
                                     -----------------  -----------------------------
                                       1999     1998     1998     1997    1996   1995
                                     --------  -------  -------  ------  ------  ----
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents..........  $125,043  $28,027  $20,799  $5,637  $1,020  $425
Working capital (deficit)..........   123,499   22,992   17,705   2,222    (221)  (69)
Total assets.......................   143,708   34,902   33,420   9,887   3,159   486
Long-term obligations..............        --      484    1,109     727     682    --
Stockholders' equity (deficit).....   131,024   24,742   22,128   2,851    (164)  (12)

------------------------
(1) Basic net loss per share is computed using the weighted average number of shares of common stock outstanding during the period, including the number of shares of common stock issued upon the conversion of convertible preferred stock, as of the date of conversion. Diluted net loss per share is based on the potential dilution that would occur on exercise or conversion of securities into common stock. Outstanding options to purchase shares of common stock that could potentially dilute basic earnings per share in the future were not included in the computation of diluted net loss per share because to do so would have had an antidilutive effect for the periods presented. Similarly, the computation of diluted net loss per share excludes the effect of shares issuable upon the conversion of convertible preferred stock since their inclusion would have had an antidilutive effect. As a result, the basic and diluted per share amounts are identical for all periods presented.

              SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

    In the table below, we provide you selected unaudited pro forma combined financial data to give effect to the proposed merger of DoubleClick and NetGravity as if the merger had been completed on January 1, 1996 for statement of operations purposes and on June 30, 1999 for balance sheet purposes. This selected unaudited pro forma combined financial data should be read in conjunction with the separate historical financial statements and accompanying notes of DoubleClick and of NetGravity, which are incorporated by reference in this proxy statement/prospectus. It is also important that you read the DoubleClick 1998 Annual Report on Form 10-K, as amended by annual report on Form 10-K/ A, which we incorporate by reference. See "Where You Can Find More Information." You should not rely on the selected unaudited pro forma combined financial information as an indication of the results of operations or financial position that would have been achieved if the transaction with NetGravity had taken place earlier or of the results of operations or financial position of DoubleClick after the completion of these transactions.

    The selected unaudited pro forma combined financial information gives effect to the proposed merger of DoubleClick and NetGravity on a pooling of interests basis. The DoubleClick and NetGravity unaudited pro forma combined balance sheet data assume that the merger of DoubleClick and NetGravity took place on June 30, 1999, and combines the DoubleClick historical consolidated balance sheet with NetGravity's historical consolidated balance sheet as of this date. The DoubleClick and NetGravity unaudited pro forma combined statements of operations data assume that the merger of DoubleClick and NetGravity took place as of the beginning of the periods presented and combine DoubleClick's historical consolidated statements of operations data for the years ended December 31, 1998 and 1997 and for the period from January 23, 1996 (inception) through December 31, 1996, and for the six months ended June 30, 1999 and 1998 with NetGravity's historical consolidated statements of operations data for the years ended December 31, 1998, 1997 and 1996, and for the six months ended June 30, 1999 and 1998. This presentation is consistent with the periods expected to be combined after the date of the closing of the merger.

    On June 13, 1999, DoubleClick entered into an agreement to merge with Abacus Direct Corporation in a transaction expected to be accounted for as a pooling of interests. See "--Recent Developments." The DoubleClick, NetGravity and Abacus Direct Corporation unaudited combined financial data are based on the historical consolidated financial statements and related notes of DoubleClick, NetGravity and Abacus. This presentation is on the same basis as the DoubleClick, NetGravity and Abacus unaudited pro forma combined financial data described above and is consistent with the years expected to be combined after the closing dates of the mergers with NetGravity and Abacus.

    The selected unaudited pro forma combined financial data are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during these periods. Note also that the consummation of the merger of DoubleClick and Abacus is NOT a condition to the merger of DoubleClick and NetGravity. The selected unaudited pro forma combined financial data as of June 30, 1999 and for each of the periods ended December 31, 1998, 1997, and 1996, and for the six months ended June 30, 1999 and 1998, are derived from the unaudited pro forma condensed combined financial statements included elsewhere in this proxy statement/prospectus and should be read in conjunction with those statements and the related notes. See "Unaudited Pro Forma Condensed Combined Financial Statements."

              SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA
                     DOUBLECLICK INC. AND NETGRAVITY, INC.

                                                            SIX MONTHS ENDED                YEAR ENDED
                                                                JUNE 30,                   DECEMBER 31,
                                                         ----------------------  ---------------------------------
                                                            1999        1998        1998        1997      1996(1)
                                                         ----------  ----------  ----------  ----------  ---------

                                                                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
UNAUDITED PRO FORMA COMBINED
  STATEMENT OF OPERATIONS DATA:
Revenues...............................................  $   63,300  $   34,632  $   91,745  $   36,955  $   8,453
Gross profit...........................................      33,466      11,778      32,553      13,755      3,971
Total operating expenses...............................      56,524      27,973      65,314      29,092     11,760
Net loss applicable to common stockholders.............  $  (18,388) $  (14,911) $  (29,465) $  (15,238) $  (7,819)
Net loss per share--basic and diluted..................  $    (0.42) $    (0.53) $    (0.90) $    (1.05) $   (0.42)
Weighted average shares used in per share
  calculation--basic and diluted.......................      43,795      28,243      32,911      14,501     18,709

                                                                                                    JUNE 30, 1999
                                                                                                    --------------
                                                                                                    (IN THOUSANDS)
UNAUDITED PRO FORMA COMBINED BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments.................................................   $    498,031
Working capital...................................................................................        473,240
Total assets......................................................................................        566,049
Convertible subordinated notes and other long term obligations....................................        250,295
Stockholders' equity..............................................................................        257,439

------------------------

(1) Period from January 23, 1996 (inception) through December 31, 1996 regarding DoubleClick.

              SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

        DOUBLECLICK INC., NETGRAVITY, INC. AND ABACUS DIRECT CORPORATION

                                                        SIX MONTHS ENDED JUNE               YEAR ENDED
                                                                 30,                       DECEMBER 31,
                                                        ----------------------  ----------------------------------
                                                           1999        1998        1998        1997      1996(1)
                                                        ----------  ----------  ----------  ----------  ----------

                                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
  DATA:
Revenues..............................................  $   89,268  $   53,081  $  138,724  $   67,926  $   25,985
Gross profit..........................................      52,971      26,000      69,951      38,784      17,752
Total operating expenses..............................      68,690      37,004      84,921      42,612      19,171
Net loss applicable to common stockholders............     (13,811)    (11,421)    (18,039)     (7,741)     (3,954)
Net loss per share--basic and diluted.................  $    (0.25) $    (0.30) $    (0.42) $    (0.32) $    (0.14)
Weighted average shares used in per share
  calculation--basic and diluted......................      54,167      38,420      43,124      24,524      28,258

                                                                                                    JUNE 30, 1999
                                                                                                    --------------
                                                                                                    (IN THOUSANDS)
UNAUDITED PRO FORMA COMBINED BALANCE SHEET DATA:
Cash, cash equivalents and investments............................................................   $    521,594
Working capital...................................................................................        493,205
Total assets......................................................................................        615,030
Convertible subordinated notes and other long term obligations....................................        250,742
Stockholders' equity..............................................................................        284,217

------------------------

(1) Period from January 23, 1996 (inception) through December 31, 1996 regarding DoubleClick.

                           COMPARATIVE PER SHARE DATA

    The following tables reflect (a) the historical net loss and book value per share of DoubleClick common stock, the historical net loss and book value per share of NetGravity common stock and the historical net income and book value per share of Abacus Direct Corporation common stock in comparison with the unaudited pro forma net loss and book value per share after giving effect to the proposed merger of DoubleClick with NetGravity and DoubleClick and NetGravity with Abacus on a "pooling of interests" basis and (b) the equivalent historical net loss and book value per share attributable to 0.28 shares of DoubleClick common stock that will be received for each share of NetGravity common stock in the merger and 1.05 shares of DoubleClick common stock that will be received for each share of Abacus common stock in that merger. The information presented in the following tables should be read in conjunction with the unaudited pro forma condensed combined financial statements included in this proxy statement/prospectus and the historical consolidated financial statements and related notes of DoubleClick and the historical consolidated financial statements and related notes of DoubleClick, NetGravity and Abacus which are incorporated by reference in this proxy statement/prospectus.

                                                                               SIX MONTHS
                                                                                 ENDED               YEAR ENDED
                                                                                JUNE 30,            DECEMBER 31,
                                                                          --------------------  --------------------
                                                                            1999       1998       1998       1997       1996(4)
                                                                          ---------  ---------  ---------  ---------  -----------
DOUBLECLICK HISTORICAL PER COMMON SHARE:
Net loss per common share--basic and diluted (2)........................  $   (0.32) $   (0.34) $   (0.60) $   (0.61)  $   (0.18)
Book value per share (1)................................................  $    3.45             $    3.79

NETGRAVITY HISTORICAL PER COMMON SHARE:
Net loss per common share--basic and diluted (2)........................  $   (0.38) $   (1.42) $   (1.28) $   (2.46)  $   (2.19)
Book value per share (1)................................................  $    7.38             $    1.63

DOUBLECLICK AND NETGRAVITY PRO FORMA COMBINED PER COMMON SHARE:
Net loss per DoubleClick share--basic and diluted (2)...................  $   (0.42) $   (0.53) $   (0.90) $   (1.05)  $   (0.42)
Net loss per equivalent NetGravity share--basic and diluted (3).........  $   (0.12) $   (0.15) $   (0.25) $   (0.29)  $   (0.12)
Book value per DoubleClick share (1)....................................  $    5.76             $    3.72
Book value per equivalent NetGravity share (3)..........................  $    1.61             $    1.04

ABACUS HISTORICAL PER COMMON SHARE:
Net income per common share--basic (2)..................................  $    0.46  $    0.36  $    1.17  $    0.78   $    0.43
Net income per common share--diluted (2)................................  $    0.44  $    0.34  $    1.12  $    0.74   $    0.40
Book value per share (1)................................................  $    4.32             $    3.68

DOUBLECLICK, NETGRAVITY AND ABACUS PRO FORMA COMBINED PER COMMON SHARE:
Net loss per DoubleClick share--basic and diluted (2)...................  $   (0.25) $   (0.30) $   (0.42) $   (0.32)  $   (0.14)
Net loss per equivalent NetGravity share--basic and diluted (3).........  $   (0.07) $   (0.08) $   (0.12) $   (0.09)  $   (0.04)
Book value per DoubleClick share (1)....................................  $    5.16             $    3.38
Book value per equivalent NetGravity share (3)..........................  $    1.44             $    0.95

------------------------------

(1) The historical book value per share is computed by dividing stockholders' equity by the number of shares of common stock outstanding at June 30, 1999 and December 31, 1998. The pro forma combined book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of DoubleClick common stock outstanding as of June 30, 1999 and December 31, 1998, assuming the mergers had occurred as of those dates.

(2) Basic net income (loss) per share is computed using the weighted average number of shares of common stock outstanding during the period. Diluted net income (loss) per share is computed using the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares consist of the incremental common shares issuable upon conversion of the convertible preferred stock (using the if-converted method) and shares issuable upon the exercise of stock options (using the treasury stock method). Common equivalent shares are excluded from the computations if their effect is antidilutive.

(3) The equivalent pro forma combined per NetGravity share is calculated by multiplying the pro forma combined share amounts by the exchange ratio of
    0.28 shares of DoubleClick common stock for each share of NetGravity common stock.

(4) Period from January 23, 1996 (inception) through December 31, 1996 regarding DoubleClick.

                            MARKET PRICE INFORMATION

DOUBLECLICK MARKET PRICE DATA

    DoubleClick's common stock has traded on the Nasdaq National Market under the symbol "DCLK" since February 20, 1998. The following table sets forth the range of high and low sales prices reported on the Nasdaq National Market for DoubleClick common stock for the periods indicated, adjusted to reflect a two-for-one stock split effected in the form of a dividend which became effective on April 5, 1999.

                                                                                                 HIGH        LOW
                                                                                               ---------  ---------
FISCAL 1998
First Quarter (since February 20, 1998)......................................................  $   18.50  $   13.81
Second Quarter...............................................................................      24.88      15.44
Third Quarter................................................................................      38.56       9.09
Fourth Quarter...............................................................................      29.00       6.75

FISCAL 1999
First Quarter................................................................................  $  100.00  $   22.00
Second Quarter...............................................................................     176.00      67.50
Third Quarter (through September 22, 1999)...................................................     125.25      60.50

NETGRAVITY MARKET PRICE DATA

    NetGravity's common stock has traded on the Nasdaq National Market under the symbol "NETG" since June 12, 1998. The following table sets forth the range of high and low sales prices reported on the Nasdaq National Market for NetGravity common stock for the periods indicated.

                                                                                                   HIGH        LOW
                                                                                                 ---------  ---------
FISCAL 1998
Second Quarter (Since June 12, 1998)...........................................................     14.125       9.75
Third Quarter..................................................................................      27.00       7.75
Fourth Quarter.................................................................................      26.00      6.875

FISCAL 1999
First Quarter..................................................................................  $   43.31  $   15.13
Second Quarter.................................................................................      66.88      15.81
Third Quarter (through September 22, 1999).....................................................      34.25      16.00

RECENT CLOSING PRICES

    As of July 12, 1999, the last trading day before announcement of the proposed merger, the closing prices per share on the Nasdaq National Market of DoubleClick common stock was $94.00 and of NetGravity common stock was $27.50. On September 22, 1999, the latest practicable trading day before the printing of this proxy statement/prospectus, the closing prices per share of DoubleClick common stock and NetGravity common stock on the Nasdaq National Market were $118.88 and $32.50, respectively.

    Because the market price of DoubleClick common stock is subject to fluctuation, the market value of the shares of DoubleClick common stock that holders of NetGravity common stock will receive in the merger may increase or decrease prior to and following the merger. WE URGE STOCKHOLDERS TO OBTAIN CURRENT MARKET QUOTATIONS FOR DOUBLECLICK COMMON STOCK AND NETGRAVITY COMMON STOCK. WE CANNOT ASSURE YOU AS TO THE FUTURE PRICES OR MARKETS FOR DOUBLECLICK COMMON STOCK OR NETGRAVITY COMMON STOCK.

                                  RISK FACTORS

    BY VOTING IN FAVOR OF THE MERGER, NETGRAVITY STOCKHOLDERS WILL BE CHOOSING TO INVEST IN DOUBLECLICK COMMON STOCK. AN INVESTMENT IN DOUBLECLICK COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT/PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN DECIDING WHETHER TO VOTE FOR THE MERGER. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, THE BUSINESS AND PROSPECTS OF NETGRAVITY OR DOUBLECLICK MAY BE SERIOUSLY HARMED. IN THAT CASE, THE TRADING PRICE OF DOUBLECLICK COMMON STOCK MAY DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

                          RISKS RELATED TO THE MERGER

    NETGRAVITY STOCKHOLDERS WILL RECEIVE A FIXED NUMBER OF SHARES OF DOUBLECLICK COMMON STOCK AND, AS A RESULT, THEY WILL BEAR THE MARKET RISK OF A DECREASE IN THE VALUE OF DOUBLECLICK SHARES ISSUED IN THE MERGER.

    Upon the merger's completion, each share of NetGravity common stock will be exchanged for 0.28 shares of DoubleClick common stock. There will be no adjustment for changes in the market price of either NetGravity common stock or DoubleClick common stock. In addition, neither NetGravity nor DoubleClick may terminate the merger agreement or "walk away" from the merger and NetGravity may not resolicit the vote of its stockholders solely because of changes in the market price of DoubleClick common stock. Accordingly, the specific dollar value of DoubleClick common stock that NetGravity stockholders will receive upon the merger's completion will depend on the market value of DoubleClick common stock when the merger is completed and may decrease from the date you submit your proxy. The price of DoubleClick common stock is by nature subject to the general price fluctuations in the market for publicly traded equity securities and has experienced significant volatility. We urge you to obtain recent market quotations for DoubleClick common stock and NetGravity common stock. We cannot predict or give any assurances as to the market price of DoubleClick common stock at any time before or after the completion of the merger.

    IF WE DO NOT SUCCESSFULLY INTEGRATE NETGRAVITY'S OPERATIONS AND PERSONNEL OR EFFECTIVELY MANAGE THE COMBINED COMPANY, WE MAY NOT ACHIEVE THE BENEFITS OF THE MERGER AND MAY LOSE KEY PERSONNEL AND CUSTOMERS.

    We entered into the merger agreement with the expectation that the merger will result in significant benefits to NetGravity, DoubleClick and the companies' stockholders. Achieving the benefits of the merger depends on the timely, efficient and successful execution of a number of post-merger events, including integrating the operations and personnel of the two companies. We will need to overcome significant issues, however, in order to realize any benefits or synergies from the merger. The successful execution of these post-merger events will involve considerable risk and may not be successful. NetGravity is a provider of online interactive marketing solutions. NetGravity's business model has principally been to license software designed to enable its customers to directly manage their online interactive marketing activities. DoubleClick is a provider of advertising solutions for advertisers and Web publishers. DoubleClick provides outsourced, service-based solutions to customers who choose not to directly manage their online interactive marketing activities. DoubleClick has little direct experience with NetGravity's primary business model. Furthermore, NetGravity's principal offices are located in San Mateo, California, while DoubleClick's principal offices are located in New York, New York. There are currently no plans to relocate either of these principal offices. In order for the merger to be successful, we must successfully integrate NetGravity's operations and personnel with DoubleClick's operations and personnel. Our failure to complete the integration successfully could result in the loss of key personnel and customers.

    IF WE FAIL TO SUCCESSFULLY INTEGRATE OUR ADVERTISING SOLUTIONS OR DEVELOP NEW PRODUCTS, WE WILL NOT INCREASE OR MAINTAIN OUR CUSTOMER BASE OR OUR REVENUES.

    We intend to initially incorporate the most advanced features and functionality of each company's advertising solutions into the other company's advertising solutions. We cannot assure you that either of our customers will have any interest in our enhanced advertising solutions. If these enhancement efforts fail, the benefits realized by this merger will diminish.

    In addition, we intend after the merger to develop new products and services that combine the knowledge and resources of the DoubleClick and NetGravity businesses. We cannot assure you that these products or services will be successful or that we can successfully integrate or realize the anticipated benefits of the merger. As a result, we may not be able to increase or maintain our customer base. To date, the companies have not thoroughly investigated the obstacles, technological, market-driven or otherwise, to developing and marketing these new products and services in a timely and efficient way. We cannot assure you that DoubleClick will be able to overcome the obstacles in developing new products and services, or that there will be a market for the new products or services developed by DoubleClick after the merger. A failure or inability like this could have a material adverse effect on the combined company's business, financial condition and operating results or could result in the loss of key personnel. In addition, the attention and effort devoted to the integration of the two companies will significantly divert management's attention from other important issues, and could seriously harm the combined company.

    IF THE COSTS ASSOCIATED WITH THE MERGER EXCEED THE BENEFITS REALIZED, DOUBLECLICK MAY EXPERIENCE INCREASED LOSSES.

    DoubleClick expects to incur a one-time charge of approximately $10.8 million related to the merger. If the benefits of the merger do not exceed the costs associated with the merger, including any dilution to DoubleClick's stockholders resulting from the issuance of shares in connection with the merger, DoubleClick's financial results could be adversely affected, including increased losses.

    IF DOUBLECLICK DOES NOT SUCCESSFULLY INTEGRATE NETGRAVITY OR THE MERGER'S BENEFITS DO NOT MEET THE EXPECTATIONS OF FINANCIAL OR INDUSTRY ANALYSTS, THE MARKET PRICE OF DOUBLECLICK COMMON STOCK MAY DECLINE.

    The market price of DoubleClick common stock may decline as a result of the merger if:

    - the integration of DoubleClick and NetGravity is unsuccessful;

    - DoubleClick does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts; or

    - the effect of the merger on DoubleClick's financial results is not consistent with the expectations of financial or industry analysts.

    IF THE MERGER FAILS TO QUALIFY AS A POOLING OF INTERESTS BUT WE STILL CONSUMMATE THE MERGER, DOUBLECLICK WOULD BE REQUIRED TO TAKE CHARGES AGAINST EARNINGS IN FUTURE PERIODS, WHICH WOULD INCREASE THE AMOUNT OF ITS LOSSES.

    If DoubleClick cannot account for the merger as a pooling of interests but we still consummate the merger, a significant portion of the purchase price for NetGravity will be allocated to goodwill and other intangible assets, which would be amortized by DoubleClick over their estimated useful lives. As a result, DoubleClick would take charges against its results for these periods, which would materially and adversely affect DoubleClick's reported financial results and, likely, the price of DoubleClick's common stock.

    The availability of pooling of interests accounting treatment for the merger depends upon circumstances and events occurring both before and after the merger's completion. For example, no significant changes in the business of the combined company may occur, including significant dispositions of assets, for a period of two years following the effective time of the merger. Further, affiliates of DoubleClick and NetGravity must not sell any shares of either DoubleClick or NetGravity capital stock for a period beginning before the merger and ending on the day that DoubleClick publicly announces financial results covering at least 30 days of combined operations of DoubleClick and NetGravity after the merger. We do not expect that 30 days of combined financial results would be published sooner than January 2000. If affiliates of DoubleClick or NetGravity sell their shares of DoubleClick common stock prior to that time, despite a contractual obligation restricting this sale, the merger may not qualify for accounting as a pooling of interests for financial reporting purposes.

    NETGRAVITY'S OFFICERS AND DIRECTORS HAVE CONFLICTS OF INTEREST THAT MAY INFLUENCE THEM TO SUPPORT OR APPROVE THE MERGER.

    The directors and officers of NetGravity participate in arrangements and have continuing indemnification against liabilities that provide them with interests in the merger that are different from, or in addition to, yours. The directors and officers of NetGravity may therefore have been more likely to vote to approve the merger agreement and the merger than if they did not hold these interests. NetGravity stockholders should consider whether these interests may have influenced these directors and officers to support or recommend the merger. See "The Merger--Interests of NetGravity's Officers and Directors in the Merger."

    FAILURE TO COMPLETE THE MERGER COULD NEGATIVELY IMPACT NETGRAVITY'S STOCK PRICE AND OPERATING RESULTS.

    If the merger is not completed for any reason, NetGravity may be subject to a number of material risks, including the following:

    - NetGravity may be required to pay DoubleClick a termination fee of $30 million and/or reimburse DoubleClick for expenses;

    - the price of NetGravity common stock may decline to the extent that the current market price of NetGravity common stock reflects a market assumption that the merger will be completed; and

    - costs related to the merger, such as legal and accounting fees, must be paid even if the merger is not completed.

    If the merger is terminated and NetGravity's board of directors determines to seek another merger or business combination, there can be no assurance that NetGravity will be able to find a partner willing to pay an equivalent or more attractive price than the price to be paid in the merger. In addition, while the merger agreement is in effect, NetGravity is prohibited from soliciting, initiating or encouraging or entering into certain extraordinary transactions, such as a merger, sale of assets or other business combination, with any party other than DoubleClick. As a result of this prohibition, NetGravity may lose an opportunity for a transaction with another potential partner at a favorable price.

    UNCERTAINTIES ASSOCIATED WITH THE MERGER MAY CAUSE NETGRAVITY CUSTOMERS TO DELAY OR DEFER DECISIONS CONCERNING NETGRAVITY OR MAY CAUSE NETGRAVITY TO LOSE CUSTOMERS.

    NetGravity customers may, in response to the announcement of the merger, delay or defer decisions concerning NetGravity. For example, existing customers, uncertain about the future support available for NetGravity's products and services, may elect to postpone or cancel contemplated upgrades. For similar reasons, prospective customers may decide against selecting NetGravity's products and services prior to the consummation of the merger. In both cases, NetGravity could experience a decrease in expected revenue and possibly a loss of stature in the marketplace, as a consequence of the uncertainties associated with the merger.

    UNCERTAINTIES ASSOCIATED WITH THE MERGER MAY CAUSE NETGRAVITY TO LOSE KEY PERSONNEL.

    Current and prospective NetGravity employees may experience uncertainty about their future roles with DoubleClick until DoubleClick's strategies with regard to NetGravity are announced or executed. Any uncertainty may adversely affect NetGravity's ability to attract and retain key management, sales, marketing and technical personnel.

    IF DOUBLECLICK DOES NOT MANAGE THE INTEGRATION OF OTHER ACQUIRED COMPANIES SUCCESSFULLY, IT MAY BE UNABLE TO ACHIEVE DESIRED RESULTS.

    As a part of its business strategy, DoubleClick expects to enter into additional business combinations and acquisitions, including the recently proposed acquisition of Abacus. Acquisition transactions are accompanied by a number of risks, including:

    - the difficulty of assimilating the operations and personnel of the acquired companies;

    - the potential disruption of its ongoing business and distraction of management;

    - the difficulty of incorporating acquired technology and rights into DoubleClick's products and services;

    - unanticipated expenses related to technology integration;

    - the maintenance of uniform standards, controls, procedures and policies;

    - the impairment of relationships with employees and customers as a result of any integration of new management personnel; and

    - potential unknown liabilities associated with acquired businesses.

    The combined company may not succeed in addressing these risks or any other problems encountered in connection with these potential business combinations and acquisitions, which could disrupt DoubleClick's business and cause increased losses.

                   RISK RELATED TO DOUBLECLICK AND NETGRAVITY

    In addition to the risks discussed above, DoubleClick and NetGravity are subject to their own specific risks, including risks relating to their respective business models, strategies, markets and legal and regulatory environments. For a detailed discussion of these risks, please see the risk factors included in each of DoubleClick's and NetGravity's reports filed with the Commission under the Securities Exchange Act of 1934, which reports are incorporated by reference into this proxy statement/ prospectus.

         FORWARD-LOOKING STATEMENTS IN THIS PROXY STATEMENT/PROSPECTUS

    This proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus contain forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to DoubleClick's and NetGravity's financial condition, results of operations and business and the expected impact of the merger on DoubleClick's financial performance. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions indicate forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. In evaluating the merger, you should carefully consider the discussion of risks and uncertainties in the section entitled "Risk Factors" and in the documents incorporated by reference into this proxy statement/prospectus.

                              THE SPECIAL MEETING

    We are furnishing this proxy statement/prospectus to holders of NetGravity common stock in connection with the solicitation of proxies by the NetGravity board of directors for use at the special meeting of stockholders of NetGravity to be held on Tuesday, October 26, 1999, and any adjournment or postponement of the meeting.

    This proxy statement/prospectus is first being furnished to stockholders of NetGravity on or about September 24, 1999. This proxy statement/prospectus is also furnished to NetGravity stockholders as a prospectus in connection with the issuance by DoubleClick of shares of DoubleClick common stock as contemplated by the merger agreement.

DATE, TIME AND PLACE

    The special meeting will be held on Tuesday, October 26, 1999 at 8:00 a.m., local time, at the Residence Inn By Marriott, 2000 Winward Way, San Mateo, California, 94404.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

    At the special stockholders' meeting and any adjournment or postponement of the special meeting, NetGravity stockholders will be asked:

    - to consider and vote upon the adoption of the merger agreement and the approval of the merger;

    - to grant the NetGravity board of directors discretionary authority to adjourn the special meeting to solicit additional votes for approval of the merger agreement and the merger; and

    - to transact such other business as may properly come before the special meeting.

RECORD DATE

    Only stockholders of record of NetGravity common stock at the close of business September 20, 1999 are entitled to notice of and to vote at the special meeting.

VOTING AND REVOCATION OF PROXIES

    We request that NetGravity stockholders complete, date and sign the accompanying proxy and promptly return it in the accompanying postage-paid envelope or otherwise mail it to NetGravity. Brokers holding shares in "street name" may vote the shares only if the beneficial stockholder provides instructions on how to vote. Brokers will provide beneficial owners instructions on how to direct the brokers to vote the shares. All properly executed proxies that NetGravity receives prior to the vote at the special meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxies. If no direction is indicated, the proxies will be voted to approve the merger agreement and the merger. NetGravity's board does not currently intend to bring any other business before the special meeting and, so far as NetGravity's board knows, no other matters are to be brought before the special meeting. If other business properly comes before the special meeting or any postponement or adjournment, the proxies will vote in accordance with NetGravity's management's own judgment.

    Stockholders may revoke their proxies at any time prior to its use

    - by delivering to the Secretary of NetGravity a signed notice of revocation or a later-dated, signed proxy; or

    - by attending the special meeting and voting in person.

    Attendance at the special meeting does not in itself constitute the revocation of a proxy.

VOTE REQUIRED

    As of the close of business on September 20, 1999, the record date, there were 17,956,893 shares of NetGravity common stock outstanding and entitled to vote. The holders of a majority of the outstanding shares of NetGravity common stock must approve the merger agreement and the merger. The holders of a majority of the shares of NetGravity common stock entitled to vote and that are present or represented by proxy at the NetGravity meeting must approve the grant to the NetGravity board of discretionary authority to adjourn the special meeting to solicit additional votes. NetGravity stockholders have one vote per share of NetGravity common stock owned on the record date.

    As of August 31, 1999, the directors and executive officers of NetGravity and their affiliates beneficially owned an aggregate of 2,870,463 shares of NetGravity common stock (excluding any shares issuable upon the exercise of options) or approximately 16% of the shares of NetGravity common stock outstanding on that date. Under stockholder agreements in the form attached as APPENDIX B to this proxy statement/prospectus, those stockholders have agreed to vote all of their shares of NetGravity common stock for approval of the merger agreement and the merger. As of August 31, 1999, directors and executive officers of DoubleClick did not own any shares of NetGravity common stock. See "The Merger--Interests of NetGravity's Officers and Directors in the Merger."

QUORUM; ABSTENTIONS AND BROKER NON-VOTES

    The required quorum for the transaction of business at the special meeting is a majority of the shares of NetGravity common stock issued and outstanding on the record date. Abstentions and broker non-votes each will be included in determining the number of shares present and voting at the meeting for the purpose of determining the presence of a quorum. Because approval of the merger agreement and the consummation of the merger requires the affirmative vote of a majority of the outstanding shares of NetGravity common stock entitled to vote, abstentions and broker non-votes will have the same effect as votes against the merger agreement and the consummation of the merger. In addition, the failure of a NetGravity stockholder to return a proxy or vote in person will have the effect of a vote against the approval of the merger agreement and the merger. Broker non-votes will not be included in the vote totals and will have no effect on the outcome of the votes on the proposal to grant the NetGravity board discretionary authority to adjourn the special meeting. Abstentions, however, will have the same effect as a vote against these proposals. Brokers holding shares for beneficial owners cannot vote on the actions proposed in this proxy statement/prospectus without the beneficial owners' specific instructions. Accordingly, NetGravity stockholders are urged to return the enclosed proxy card marked to indicate their vote.

SOLICITATION OF PROXIES AND EXPENSES

    NetGravity has retained the services of D.F. King & Co., Inc. to assist in the solicitation of proxies from its stockholders. The fees to be paid to D.F. King & Co. for its services by NetGravity are expected to be $4,000, plus D.F. King & Co.'s expenses. NetGravity will bear its own expenses in connection with the solicitation of proxies for its special meeting of stockholders, except that DoubleClick and NetGravity each will pay one-half of all printing and filing costs and expenses incurred in connection with the registration statement and this proxy statement/prospectus and all fees required to be paid under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.

    In addition to solicitation by mail, the directors, officers and employees of NetGravity may solicit proxies from its stockholders by telephone, facsimile, e-mail or in person. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy materials to beneficial owners.

BOARD RECOMMENDATION

    THE NETGRAVITY BOARD HAS DETERMINED THAT THE MERGER AGREEMENT AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, NETGRAVITY AND ITS STOCKHOLDERS. ACCORDINGLY, THE BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND HAS UNANIMOUSLY RECOMMENDED THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE MERGER. In considering NetGravity board's recommendation, NetGravity stockholders should be aware that NetGravity's directors and officers have interests in the merger that are different from, or in addition to, those of NetGravity's other stockholders, and that DoubleClick has agreed to provide employment, severance and/or indemnification arrangements to the directors and senior officers of NetGravity. See "The Merger--Interests of NetGravity's Officers and Directors in the Merger."

    THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE STOCKHOLDERS OF NETGRAVITY. ACCORDINGLY, NETGRAVITY STOCKHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT/PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

    NETGRAVITY STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. A transmittal form with instructions for the surrender of NetGravity common stock certificates will be mailed to NetGravity stockholders promptly after completion of the merger. For more information regarding the procedures for exchanging NetGravity stock certificates for DoubleClick stock certificates, see "The Merger Agreement and Related Agreements--Exchange of NetGravity Stock Certificates for DoubleClick Stock Certificates."

                                   THE MERGER

    THIS SECTION OF THE PROXY STATEMENT/PROSPECTUS DESCRIBES ASPECTS OF THE PROPOSED MERGER THAT WE CONSIDER IMPORTANT, INCLUDING THE MERGER AGREEMENT. WHILE WE BELIEVE THAT THE DESCRIPTION COVERS THE MATERIAL TERMS OF THE MERGER AND THE RELATED TRANSACTIONS, THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO NETGRAVITY STOCKHOLDERS. STOCKHOLDERS SHOULD READ THE MERGER AGREEMENT AND THE OTHER DOCUMENTS WE REFER TO CAREFULLY AND IN THEIR ENTIRETY FOR A MORE COMPLETE UNDERSTANDING OF THE MERGER.

BACKGROUND OF THE MERGER

    DoubleClick and NetGravity have been familiar with each other for a number of years. As participants and competitors in a new industry, Kevin O'Connor, DoubleClick's Chief Executive Officer, and John Danner, NetGravity's Chairman of the Board and then Chief Executive Officer, occasionally called each other in the normal course of business over the years of the two companies' separate development.

    In late January 1999, Mr. O'Connor called Mr. Danner to set up a meeting for early February to discuss a possible business combination.

    On February 3, 1999, Mr. O'Connor, along with Kevin Ryan, DoubleClick's President and Chief Operating Officer, Jeff Epstein, DoubleClick's Executive Vice President, and Jennifer Haggerty, DoubleClick's Director of Strategic Development, together with a representative of Goldman Sachs, DoubleClick's financial advisor, met with Mr. Danner and Stephen Recht, NetGravity's Chief Financial Officer and Secretary, Rick Jackson, then NetGravity's Vice President of Marketing, and representatives of BancBoston Robertson Stephens, NetGravity's financial advisor, at a hotel near NetGravity's San Mateo offices. At this meeting, the parties provided overviews of their companies and discussed potential business opportunities, including the concept of a merger.

    On February 5, 1999 at a regularly scheduled DoubleClick board meeting, members of senior management, together with representatives of Goldman Sachs, presented to the board a list of several companies, including NetGravity, to approach for joint business opportunities and potential strategic partnerships. The board did not take any formal action on the matters discussed at the board meeting.

    Several calls took place between Goldman Sachs and BancBoston Robertson Stephens over the few weeks after February 5, 1999, primarily to discuss the terms of a potential proposal.

    On February 17, 1999, the NetGravity board held a special meeting to review and discuss negotiations between NetGravity and DoubleClick regarding a potential merger of the two companies. Directors Danner, John Kohler, Jonathan Lazarus and Alexander Slusky participated in the meeting by telephone. The meeting was also attended by Mr. Recht, representatives of BancBoston Robertson Stephens and representatives of Wilson Sonsini Goodrich & Rosati, outside legal counsel to NetGravity. At the meeting the NetGravity board authorized and directed Mr. Danner to continue to negotiate with DoubleClick, but did not authorize Mr. Danner to agree to a merger with DoubleClick without the NetGravity board's approval.

    On February 18, 1999, Goldman Sachs submitted a written proposal on behalf of DoubleClick to BancBoston Robertson Stephens, outlining the principal terms under which DoubleClick was prepared to enter into a definitive merger agreement to acquire NetGravity.

    On February 19, 1999, the NetGravity board held a special meeting attended by directors Danner, Kohler, Lazarus and Slusky. Also present at the meeting were Mr. Recht, representatives of BancBoston Robertson Stephens and representatives of Wilson Sonsini Goodrich & Rosati. At the meeting, the NetGravity board discussed a term sheet delivered by DoubleClick to NetGravity containing DoubleClick's proposed terms of a merger of the two companies. The NetGravity board

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authorized and directed Mr. Danner to continue to negotiate with DoubleClick, but did not authorize Mr. Danner to agree to a merger with DoubleClick without the NetGravity board's approval.

    On February 20, 1999, Messrs. O'Connor and Danner had a telephone call to discuss the proposed business combination and to clarify the terms of DoubleClick's proposal.

    On February 21, 1999, the NetGravity board held a special meeting attended by directors Danner, Kohler, Lazarus, Slusky and Amnon Landan. Also present at the meeting were Messrs. Jackson and Recht, representatives of BancBoston Robertson Stephens and representatives of Wilson Sonsini Goodrich & Rosati. At the meeting, the NetGravity board discussed, reviewed and proposed responses to a term sheet delivered by DoubleClick to NetGravity containing the proposed terms of a merger of the two companies. The NetGravity board also reviewed the potential strategic and economic benefits of a merger with DoubleClick. The NetGravity board authorized and directed Mr. Danner to continue to negotiate with DoubleClick within the parameters set by the NetGravity board at the meeting.

    On February 23, 1999, NetGravity, through BancBoston Robertson Stephens, verbally countered DoubleClick's February 18th proposal.

    In late February 1999 DoubleClick informed NetGravity, through Goldman Sachs, that DoubleClick was not willing to change its initial proposal and, therefore, the discussions were terminated.

    DoubleClick and NetGravity subsequently, and independently, decided to raise additional capital. In March 1999 DoubleClick raised $250 million through the public sale of 4.75% Convertible Subordinated Notes. In April 1999, NetGravity and certain stockholders of NetGravity sold approximately 4.7 million shares of common stock, raising $114 million for NetGravity and $26 million for the selling stockholders.

    During the week of June 7, 1999, Mr. Ryan called Eric Spivey, the new Chief Executive Officer of NetGravity, to set up an introductory meeting for the following week, when Mr. Ryan would be on the West Coast for other business.

    On June 18, 1999, Messrs. Ryan and Spivey met at a hotel near NetGravity's San Mateo offices. They spent most of the meeting becoming acquainted with one another, and also discussed Mr. Spivey's plans to aggressively explore a variety of strategic alliances for NetGravity.

    On June 24, 1999, Mr. Spivey and Mr. Ryan spoke by telephone. During the conversation, they agreed that another meeting would be necessary only if DoubleClick had serious intentions concerning any potential merger discussions with NetGravity.

    Under a letter agreement dated June 30, 1999, NetGravity engaged BancBoston Robertson Stephens to act as its financial advisor in connection with possible business combinations with several companies, including DoubleClick.

    On July 1, 1999, Mr. Ryan called Mr. Spivey to indicate that DoubleClick was interested in possibly meeting again in California the following week.

    On July 2, 1999, Mr. Ryan called Mr. Spivey to confirm a meeting between the companies on July 7, 1999 in California.

    On July 7, 1999, Messrs. Ryan and Epstein, Dwight Merriman, DoubleClick's Chief Technical Officer and a director of DoubleClick, and William Mills, DoubleClick's Senior Director of Corporate Development, met with Messrs. Spivey and Recht and Larry Wear, NetGravity's Vice President of Global Services, and a representative of BancBoston Robertson Stephens at a hotel near NetGravity's San Mateo offices. Prior to the meeting, the companies entered into a mutual nondisclosure agreement pursuant to which, among other things, the companies agreed to keep confidential any confidential information exchanged by and between the companies. At this meeting, the parties provided updates of

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
their companies' business operations and discussed whether there was an interest in merging the companies.

    On July 8, 1999, the parties re-convened to continue the prior day's discussions. DoubleClick proposed terms under which it would be willing to consider a merger. The terms included DoubleClick acquiring NetGravity in a stock-for-stock merger to be treated as a pooling of interests for accounting purposes. The parties discussed the business combination proposal throughout the day and by mid-afternoon, had determined that the stage of their discussions justified commencing mutual due diligence and negotiating definitive documentation, all subject to the approval of each company's board of directors. The parties also agreed that NetGravity would enter into a limited duration exclusivity agreement with DoubleClick.

    On July 9, 1999, the NetGravity board held a special meeting with all directors participating by telephone. The meeting was also attended by Mr. Recht, representatives of BancBoston Robertson Stephens and representatives of Wilson Sonsini Goodrich & Rosati. The NetGravity board reviewed the business condition of NetGravity and the material terms of the proposed merger as presented to the NetGravity board by Mr. Spivey and by representatives of BancBoston Robertson Stephens. Representatives of BancBoston Robertson Stephens also made a presentation to the NetGravity board, which included historical analyses of the proposed 0.28 exchange ratio, an analysis of the estimated versus the actual performances of NetGravity's and DoubleClick's businesses, an accretion/dilution analysis, an analysis of the trading price per share of comparable public companies and comparable recent acquisitions, a comparison of the premium per share offered by DoubleClick to comparable premiums paid per share in selected comparable merger transactions and a review of possible alternative partners with which NetGravity might pursue a business combination or other strategic transaction. After noting Mr. Spivey's potential conflict of interest resulting from certain provisions contained in Mr. Spivey's employment agreement with NetGravity, as amended, under which Mr. Spivey's options to purchase NetGravity common stock would accelerate upon consummation of the merger and Mr. Spivey would receive cash severance payments, the NetGravity board unanimously approved going forward with the negotiation of the merger agreement.

    On July 9, 1999, DoubleClick and NetGravity entered into an exclusivity agreement pursuant to which NetGravity was precluded from discussing a potential merger with any third party until July 14, 1999. On July 9, 1999, DoubleClick retained Goldman Sachs to act as its financial advisor in connection with the acquisition of NetGravity.

    Also on July 9, 1999, Brobeck, Phleger & Harrison LLP, outside legal counsel to DoubleClick, delivered to NetGravity a draft merger agreement and related documents, including voting agreements with NetGravity's management and other affiliates. From July 9, 1999 through July 12, 1999, representatives of DoubleClick and NetGravity, together with their financial and legal advisors, held numerous meetings to discuss business, legal and financial due diligence issues, and to negotiate the terms and conditions of the merger agreement and various other legal and financial issues. The terms of the legal agreements were finalized on July 12, 1999.

    On July 12, 1999, the board of directors of DoubleClick held a special meeting. DoubleClick's management presented an update of the NetGravity business operations and terms and rationale for the proposed merger. In addition, members of DoubleClick's management and DoubleClick's legal advisors reported on the results of their due diligence reviews of NetGravity. Brobeck, Phleger & Harrison LLP outlined the directors' legal duties and responsibilities in connection with considering the merger and reviewed the principal terms of the merger agreement and related agreements. At this meeting, Goldman Sachs reviewed the financial terms of the transaction. A representative of PricewaterhouseCoopers LLP, DoubleClick's independent auditors, then discussed the accounting treatment of the proposed merger. During and following these presentations, DoubleClick's board engaged in a full discussion of the terms of the proposed merger, including the strategic benefits of the combination. Following the discussion, the DoubleClick board members present at the meeting unanimously approved the terms of the merger agreement and related agreements, and the issuance of DoubleClick common stock in the merger.

    On July 12, 1999, the NetGravity board held a special meeting with all directors participating by telephone. The meeting was also attended by Mr. Recht, representatives of BancBoston Robertson Stephens, representatives of Wilson Sonsini Goodrich & Rosati and a representative of KPMG LLP, NetGravity's independent auditors. The NetGravity board considered the status of the negotiations between NetGravity and DoubleClick regarding the merger and Mr. Spivey provided a detailed overview of the negotiations between the companies during the previous four days and the material terms of the proposed merger agreement and related agreements. In addition, Mr. Spivey reviewed with the NetGravity board financial matters and the circumstances under which, pursuant to the terms of the merger agreement, NetGravity could choose to merge with a company other than DoubleClick after signing the merger agreement and the implications of this decision. Representatives of Wilson Sonsini Goodrich & Rosati then discussed with the NetGravity board the board's fiduciary obligations to the NetGravity's stockholders in connection with the merger, as well as the mechanics of the "no shop" provision contained in the merger agreement. Representatives of BancBoston Robertson Stephens reviewed and updated the analyses previously presented to the NetGravity board and orally stated its opinion, which was later confirmed in writing, that the 0.28 exchange ratio was fair to the NetGravity stockholders from a financial point of view. Following a discussion, the NetGravity board unanimously approved the final terms of the merger agreement and related agreements and determined to recommend to the stockholders of NetGravity that they approve the merger agreement and the merger.

    The merger agreement and related transaction documents were signed by the parties late in the evening of July 12, 1999. DoubleClick and NetGravity issued a press release announcing the merger on the morning of July 13, 1999.

REASONS FOR THE MERGER; RECOMMENDATIONS OF BOARDS OF DIRECTORS

    DOUBLECLICK'S REASONS FOR THE MERGER

    The DoubleClick board unanimously concluded that the merger was fair to, and in the best interests, of DoubleClick and its stockholders.

    The decision by DoubleClick's board was based on several potential benefits of the merger that it believes will contribute to the success of the combined company. These potential benefits include:

    - combining leading global Internet advertising companies to offer Internet advertisers a complete spectrum of Internet advertising solutions;

    - enhancing the functionality and performance of DoubleClick's Internet advertising products with NetGravity's technology;

    - increasing DoubleClick's customer base to include Time Warner, Excite@Home and E*Trade;

    - expanding DoubleClick's geographical reach into Asia, South America and Europe;

    - providing software and consulting and support services in order to enhance highly efficient, targeted and measurable marketing and advertising solutions through the Internet and other media;

    - accelerating DoubleClick's growth rate;

    - potentially shortening the period of operating at a loss; and

    - positioning DoubleClick to benefit from the expanding e-commerce market and the emergence of broadband Internet services.

    DoubleClick's board reviewed a number of factors in evaluating the merger, including, but not limited to, the following:

    - historical information concerning DoubleClick's and NetGravity's respective businesses, financial performance and condition, operations, technology and management;

    - DoubleClick management's view of the financial condition, results of operations and businesses of DoubleClick and NetGravity before and after giving effect to the merger and the DoubleClick board's determination of the merger's effect on stockholder value;

    - current financial market conditions and historical stock market prices, volatility and trading information;

    - the determination of members of NetGravity's senior management to enter new employment agreements and non-competition and non-disclosure agreements to be effective upon consummation of the merger;

    - the consideration NetGravity stockholders will receive in the merger in light of comparable merger transactions;

    - the belief that the terms of the merger agreement are reasonable;

    - the impact of the merger on DoubleClick's customers and employees;

    - results of the due diligence investigation conducted by DoubleClick's management, accountants and counsel of NetGravity; and

    - the expectation that the merger will be accounted for as a pooling of interests.

    The DoubleClick board also identified and considered a number of potentially negative factors in its deliberations concerning the merger including the following:

    - the risk that the potential benefits of the merger may not be realized;

    - the possibility that the merger may not be consummated, even if approved by NetGravity's stockholders;

    - the risk of management and employee disruption associated with the merger, including the risk that despite the efforts of the combined company, key technical, sales and management personnel might not remain employed by the combined company; and

    - other applicable risks described in this proxy statement/prospectus under "Risk Factors."

    DoubleClick's board concluded, however, that, on balance, the merger's potential benefits to DoubleClick and its stockholders outweighed the associated risks. The discussion of the information and factors considered by DoubleClick's board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the merger, DoubleClick's board did not find it practicable to, and did not quantify or otherwise assign relative weight to, the specific factors considered in reaching its determination.

    NETGRAVITY'S REASONS FOR THE MERGER

    The NetGravity board has determined that the merger is fair to, and in the best interests of, NetGravity and its stockholders and has determined to recommend that the stockholders approve the merger agreement and the merger.

    The decision by NetGravity's board was based on several potential benefits of the merger including:

    - combining leading global Internet advertising companies to offer Internet advertisers, publishers and vendors a broad spectrum of Internet software and service solutions;

    - enhancing the opportunities to offer NetGravity's solutions to a larger, more diverse and more geographically dispersed customer base;

    - significantly expanding a New York and East Coast presence in terms of local senior executives, sales force and customer support personnel;

    - becoming part of a significantly larger organization with greater resources, scope of operations and access to capital on attractive terms;

    - broadening access to transaction-based data services, thus potentially enhancing the value of NetGravity's software and service solutions to its customers;

    - accelerating new product development and features for current and future e-commerce solutions;

    - accelerating the introduction and improving the scalability of NetGravity's future service bureau offerings; and

    - allowing NetGravity stockholders the opportunity to participate in the potential growth of the combined company after the merger.

    The decision of the NetGravity board was the result of its careful consideration of a range of strategic alternatives, including potential business combinations and relationships with DoubleClick and other companies in the pursuit of a long-term business strategy for NetGravity.

    The NetGravity board's primary consideration was to identify and secure the alternative that would provide the best strategic fit for NetGravity and to provide long-term stockholder value to NetGravity stockholders. In this regard, the NetGravity board concluded that the merger with DoubleClick represents the best transaction among several alternatives considered by the NetGravity board. In reaching this determination, the NetGravity board considered a number of factors including:

    - the exchange ratio in the merger and implied per share price, which compares favorably according to a number of applicable valuation methodologies, including an analysis of companies comparable to NetGravity and transactions comparable to the merger;

    - the opinion of BancBoston Robertson Stephens, delivered orally on July 12, 1999, and later confirmed in writing and more fully described in "Opinion of NetGravity's Financial Advisor," that as of such date, and subject to assumptions made, matters considered and limitations on the review set forth in its opinion, the share exchange ratio in the merger is fair to NetGravity stockholders from a financial point of view.

    - historical information concerning DoubleClick's and NetGravity's respective businesses, financial performance and condition, operations, technology and management;

    - NetGravity management's view of the financial condition, results of operations and businesses of DoubleClick and NetGravity before and after giving effect to the merger and the NetGravity board's determination of the merger's effect on stockholder value;

    - current financial market conditions and historical stock market prices, volatility and trading information;

    - the consideration NetGravity stockholders will receive in the merger in light of comparable merger transactions;

    - the belief that the terms of the merger agreement are reasonable;

    - the impact of the merger on NetGravity's customers and employees;

    - results of the due diligence investigation of DoubleClick conducted by NetGravity's management, accountants and counsel; and

    - the expectation that the merger will be accounted for as a pooling of interests.

    In reviewing its alternatives and making its determination, the NetGravity board also reviewed:

    - possible synergistic and expansion opportunities for the combined company;

    - the current and prospective business environment in which NetGravity operates; and

    - the competitive environment for online advertising and interactive marketing companies generally and the trend of such companies toward offering a complete spectrum of Internet advertising solutions.

    The NetGravity board also reviewed with its legal advisors:

    - the terms and conditions of the merger agreement;

    - voting agreements;

    - the events triggering payment of the termination fee; and

    - the limitations on the ability of NetGravity to negotiate with other companies regarding an alternative transaction, and the potential effect these provisions would have on NetGravity's receipt of alternative proposals that could be superior to the merger with DoubleClick.

    The NetGravity board also considered a number of potentially negative factors in its deliberations concerning the merger, including:

    - the risk that because the exchange ratio will not be adjusted for changes in the market price of either DoubleClick common stock or NetGravity common stock, the per share value of the consideration to be received by NetGravity stockholders might be significantly less than the price per share implied by the exchange ratio immediately prior to the announcement of the merger;

    - the relative volatility of the market value of DoubleClick common stock compared to the securities of other companies with whom NetGravity was considering a business combination transaction and other companies that are similar to DoubleClick;

    - the risk that the merger might not be consummated;

    - the potential loss of revenues and business opportunities for NetGravity as a result of confusion in the marketplace as a result of the announcement of the merger, and the possible exploitation of such confusion by NetGravity's and DoubleClick's competitors;

    - the possibility of management disruption associated with the merger and the integration of the companies' operations, and the risk that, despite the efforts of the combined company, key management and technical personnel of NetGravity might not continue with the combined company;

    - the risk that the benefits sought to be achieved by the merger will not be realized; and

    - other applicable risks described in this proxy statement/prospectus under "Risk Factors."

    NetGravity's board concluded, however, that, on balance, the merger's potential benefits to NetGravity and its stockholders outweighed the associated risks. The discussion of the information and factors considered by NetGravity's board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the merger, NetGravity's board did not find it practicable to, and did not quantify or otherwise assign relative weight to, the specific factors considered in reaching its determination.

    FOR THE REASONS DISCUSSED ABOVE, NETGRAVITY'S BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND HAS DETERMINED THAT THE MERGER IS ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, NETGRAVITY AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT NETGRAVITY STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

    In considering the recommendation of NetGravity's board with respect to the merger agreement, NetGravity stockholders should be aware that directors and officers of NetGravity have interests in the merger that are different from, or are in addition to, the interests of NetGravity stockholders generally. Please see "--Interests of NetGravity's Officers and Directors in the Merger."

OPINION OF NETGRAVITY'S FINANCIAL ADVISOR (SEE APPENDIX C FOR A COPY OF
  BANCBOSTON ROBERTSON STEPHENS' FULL OPINION)

    Under a letter agreement dated June 30, 1999, NetGravity engaged BancBoston Robertson Stephens to act as its financial advisor in connection with a possible business combination with specified companies, and to render an opinion as to the fairness of a transaction, from a financial point of view, to holders of shares of NetGravity common stock (other than DoubleClick or any of its affiliates).

    On July 12, 1999, at a meeting of the NetGravity board held to evaluate the proposed merger BancBoston Robertson Stephens delivered to NetGravity's board its oral opinion that, as of July 12, 1999 and based on the matters considered and the limitations on the review undertaken described in the opinion, the 0.28 exchange ratio was fair from a financial point of view to holders of shares of NetGravity common stock (other than DoubleClick or any of its affiliates) and approved the merger. Shortly thereafter, BancBoston Robertson Stephens delivered a written opinion, dated July 12, 1999 to the same effect. BancBoston Robertson Stephens has consented to the use of its opinion in this proxy statement/prospectus and the full text of this opinion is reprinted as APPENDIX C to this proxy statement/prospectus. No limitations were imposed by NetGravity's board on BancBoston Robertson Stephens with respect to the investigations made or procedures followed by it in furnishing its opinion. The
0.28 exchange ratio was determined through negotiations between the management of Netgravity and DoubleClick. Although BancBoston Robertson Stephens did assist the management of NetGravity in those negotiations, it was not asked by, and did not recommend to, NetGravity that any specific exchange ratio constituted the appropriate exchange ratio for the merger.

    You should consider the following when reading the discussion of the opinion of NetGravity's financial advisor in this document:

    - We urge you to read carefully the entire opinion of BancBoston Robertson Stephens, which is set forth in APPENDIX C to this proxy statement/prospectus and is incorporated by reference.

    - The following description of the BancBoston Robertson Stephens Opinion is qualified by reference to the full opinion located in APPENDIX C to this proxy statement/prospectus. The full opinion sets forth, among other things, the assumptions by BancBoston Robertson Stephens, the matters it considered and the limitations on the review undertaken.

    - The BancBoston Robertson Stephens opinion was prepared for the benefit and use of the NetGravity board in its consideration of the merger and does not constitute a recommendation to stockholders of NetGravity as to how they should vote at the special meeting, or take any other action, in connection with the merger.

    - The BancBoston Robertson Stephens opinion does not address the relative merits of the merger and any other transactions or business strategies discussed by the NetGravity board as

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
      alternatives to the merger agreement or the underlying business decision of the NetGravity board to proceed with or effect the merger.

    Although developments following the date of the BancBoston Robertson Stephens opinion may affect the opinion, BancBoston Robertson Stephens assumed no obligation to update, revise or reaffirm its opinion. The BancBoston Robertson Stephens opinion is necessarily based upon market, economic and other conditions that were in effect on, and information made available to BancBoston Robertson Stephens as of, the date of the opinion. You should understand that subsequent developments may affect the conclusion expressed in the BancBoston Robertson Stephens opinion, and that BancBoston Robertson Stephens disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion. The BancBoston Robertson Stephens opinion is limited to the fairness, from a financial point of view and as of the date thereof, of the 0.28 exchange ratio to the holders of shares of NetGravity common stock (other than DoubleClick or any of its affiliates).

    OPINION AND ANALYSIS OF BANCBOSTON ROBERTSON STEPHENS

    In connection with the preparation of the BancBoston Robertson Stephens opinion, BancBoston Robertson Stephens:

    - reviewed certain publicly available statements and other business and financial information of NetGravity and DoubleClick, respectively;

    - reviewed certain internal financial statements and other financial and operating data concerning NetGravity prepared by NetGravity's management;

    - reviewed certain financial forecasts and other forward looking financial information relating to NetGravity prepared by the management of NetGravity;

    - reviewed with DoubleClick the publicly available estimates of research analyses relating to it;

    - held discussions with the respective managements of NetGravity and DoubleClick concerning the businesses, past and current operations, financial condition and future prospects of both NetGravity and DoubleClick, independently and combined, including discussions with the managements of NetGravity and DoubleClick concerning their views regarding the strategic rationale for the merger;

    - reviewed the financial terms and conditions set forth in the draft merger agreement;

    - reviewed the stock price and trading history of NetGravity and DoubleClick;

    - compared the financial performance of NetGravity and DoubleClick and the prices and trading activity of NetGravity's common stock and DoubleClick's common stock with that of certain other publicly traded companies comparable with NetGravity and DoubleClick, respectively;

    - compared the financial terms of the merger with the financial terms, to the extent publicly available, of other transactions that BancBoston Robertson Stephens deemed relevant;

    - reviewed the pro forma impact of the merger on DoubleClick's revenues per share;

    - reviewed and considered in the analysis, information prepared by members of management of NetGravity and DoubleClick relating to the relative contributions of NetGravity and DoubleClick to the combined company;

    - participated in discussions and negotiations among representatives of NetGravity and DoubleClick and their financial and legal advisors; and

    - made other studies and inquiries, and reviewed other data, as it deemed relevant.

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
    In its review and analysis, and in arriving at its opinion, BancBoston Robertson Stephens assumed and relied upon the accuracy and completeness of all the financial and other information provided to it (including information furnished to it orally by management of NetGravity and DoubleClick) or publicly available and neither attempted independently to verify, nor assumed responsibility for verifying, any of such information. BancBoston Robertson Stephens relied upon the assurances of the managements of NetGravity and DoubleClick that they were not aware of any facts that would make the information inaccurate or misleading. Furthermore, BancBoston Robertson Stephens did not obtain or make, or assume responsibility for obtaining or making, any independent evaluation or appraisal of the properties or assets and liabilities (contingent or otherwise) of NetGravity or DoubleClick, nor was it furnished with any such evaluations or appraisals.

    With respect to the financial forecasts and projections (and the assumptions and bases therefor) for each of NetGravity and DoubleClick that BancBoston Robertson Stephens reviewed, upon the advice of the managements of NetGravity and DoubleClick, BancBoston Robertson Stephens assumed that:

    - these forecasts and projections were reasonably prepared in good faith on the basis of reasonable assumptions;

    - these forecasts and projections reflected the best currently available estimates and judgments as to the future financial condition and performance of NetGravity and DoubleClick; and

    - these projections and forecasts would be realized in the amounts and in the time periods currently estimated.

    In this regard, BancBoston Robertson Stephens noted that each of NetGravity and DoubleClick faces exposure to the Year 2000 problem. BancBoston Robertson Stephens did not undertake any independent analysis to evaluate the reliability or accuracy of the assumptions made by the managements of NetGravity and DoubleClick with respect to the potential effect that the Year 2000 problem might have on their forecasts.

    In addition, BancBoston Robertson Stephens assumed that:

    - the merger will be consummated upon the terms set forth in the draft merger agreement made available to it without material alteration, including, among other things, that the merger will be accounted for as a "pooling-of-interests" business combination in accordance with U.S. generally accepted accounting principles;

    - the merger will be treated as a tax-free "reorganization" as defined in the Internal Revenue Code of 1986, as amended; and

    - the historical financial statements of each of NetGravity and DoubleClick reviewed by it were prepared and fairly presented in accordance with U.S. generally accepted accounting principles consistently applied.

    BancBoston Robertson Stephens relied as to all legal matters relevant to rendering its opinion on the advice of its legal counsel.

    BancBoston Robertson Stephens expressed no opinion as to:

    - the value of any employee arrangements or other arrangements entered into in connection with the merger;

    - any tax or other consequences that may result from the merger; or

    - the value of the DoubleClick common stock when issued to Netgravity's stockholders in connection with the merger or the price at which the shares of DoubleClick common stock that are issued in connection with the merger will be traded in the future.

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
    The following is a summary of the material financial analyses performed by BancBoston Robertson Stephens in connection with rendering its opinion. The summary of the financial analyses is not a complete description of all of the analyses performed by BancBoston Robertson Stephens. Certain of the information in this section is presented in tabular form. IN ORDER TO BETTER UNDERSTAND THE FINANCIAL ANALYSES PERFORMED BY BANCBOSTON ROBERTSON STEPHENS, THESE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. THE BANCBOSTON ROBERTSON STEPHENS OPINION IS BASED ON THE TOTALITY OF THE VARIOUS ANALYSES WHICH IT PERFORMED, AND NO PARTICULAR PORTION OF THE ANALYSIS HAS ANY MERIT STANDING ALONE.

    COMPARABLE COMPANY ANALYSIS. Using publicly available information, BancBoston Robertson Stephens analyzed, among other things, the trading multiples of NetGravity and the following selected publicly traded companies in the Internet advertising/marketing serving segment:

    - 24/7 Media

    - AdForce

    - Broadvision

    - DoubleClick

    - Flycast

    - Net Perceptions

    - Vignette

    - WebTrends

    REVENUES. As set forth in the following table, applying a range of multiples for these companies for calendar years 1999 and 2000 to corresponding revenue data for NetGravity resulted in the following range of implied exchange ratios and equity values for calendar years 1999 and 2000.

                                                                                IMPLIED
                                                                              NETGRAVITY
                                           RANGE OF          IMPLIED         EQUITY VALUE
CALENDAR YEAR                              MULTIPLES      EXCHANGE RATIO       PER SHARE
--------------------------------------  ---------------  ----------------  -----------------
1999..................................  20.0x to 30.0x    0.316x--0.441x    $32.57--$45.44
2000..................................  9.0x to 17.0.x    0.268x--0.447x    $27.55--$45.98
                                                           Mean: 0.368

    REVENUE GROWTH RATE DISPARITY. BancBoston Robertson Stephens also analyzed similar trading multiples for NetGravity and the comparable companies by applying a discount factor to the multiples to reflect lower revenue growth for NetGravity compared to the comparable companies. As set forth in the following table, BancBoston Robertson Stephens applied a discount factor of 0.75 to the selected multiples for each period. Applying these multiples, adjusted for the discount factor, for these companies to NetGravity's estimated net revenues for calendar 1999 and 2000 resulted in the following range of implied exchange ratios for 1999 and 2000.

                                                                                 IMPLIED
                                                                               NETGRAVITY
                                 RANGE OF      DISCOUNT       IMPLIED         EQUITY VALUE
CALENDAR YEAR                    MULTIPLES      FACTOR     EXCHANGE RATIO       PER SHARE
----------------------------  ---------------  ---------  ----------------  -----------------
1999........................  20.0x to 30.0x     0.75      0.254x--0.348x    $26.13--$35.79
2000........................   9.0x to 17.0x     0.75      0.217x--0.352x    $22.37--$36.19
                                                            Mean: 0.293x

    PRECEDENT TRANSACTION ANALYSIS. BancBoston Robertson Stephens analyzed the aggregate value and implied transaction value multiples paid or proposed to be paid in selected precedent transactions in the Internet content and service industry, including:

    Abacus Direct/DoubleClick (June 14, 1999)

    TeleB@nc Financial/E*Trade (June 1, 1999)

    WebMD, Inc./Healtheon (May 20, 1999)

    Broadcast.com/Yahoo! (April 1, 1999)

    Zip2/Compaq (Alta Vista) (February 16, 1999)

    Shopping.com/Compaq (Alta Vista) (February 16, 1999)

    MovieFone/AOL (February 1, 1999)

    Geocities/Yahoo! (January 28, 1999)

    Excite/At Home (January 19, 1999)

    Netscape/AOL (November 24, 1998)

    LinkExchange/Microsoft (November 5, 1998)

    N2K/CDnow (October 22, 1998)

    Wired Digital/Lycos (October 5, 1998)

    WebLogic, Inc./BEA Systems Inc. (September 28, 1998)

    CitySearch/USA Networks (September 20, 1998)

    CKS Group, Inc./USWeb Corporation (September 20, 1998)

    C2B Technologies/Inktomi Corporation (September 1, 1998)

    WhoWhere?/Lycos, Inc. (August 11, 1998)

    Reel.com/Hollywood Entertainment (July 30, 1998)

    NetDynamics/Sun Microsystems (July 1, 1998)

    Infoseek/Disney (June 18, 1998)

    Fire Fly Network/Microsoft (April 13, 1998)

    Tripod, Inc./Lycos, Inc. (February 3, 1998)

    Hotmail/Microsoft (January 14, 1998)

    Software Artistry/Tivoli Systems (December 18, 1997)

    Kiva Software/Netscape Communications (November 24, 1997)

    Web TV Networks/Microsoft (April 7, 1997)

    BancBoston Robertson Stephens compared, among other things, the aggregate value in these transactions as a multiple of the preceding twelve months' revenues ("LTM"), the following 12 months' revenues ("NTM") and projected calendar year 2000 revenues. Applying these multiples to similar revenue figures for NetGravity resulted in the following range of implied exchange ratios.

                                                                                IMPLIED
                                                                              NETGRAVITY
                                           RANGE OF          IMPLIED         EQUITY VALUE
REVENUES                                   MULTIPLES      EXCHANGE RATIO       PER SHARE
--------------------------------------  ---------------  ----------------  -----------------
LTM...................................  10.0x to 25.0x     .136x--.242x     $14.05--$24.90
NTM...................................   6.0x to 15.0x     .155x--.289x     $15.97--$29.70
Calendar Year 2000....................   5.0x to 12.0x     .178x--.335x     $18.34--$34.46
Premium to Market.....................    40% to 60%       .296x--.338x     $30.45--$34.80
                                                           Mean: 0.246x

    No company, transaction or business used in the COMPARABLE COMPANY ANALYSIS or the SELECTED PRECEDENT TRANSACTION ANALYSIS as a comparison is identical to NetGravity, DoubleClick or the merger. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading and other values of the comparable companies or the business segment, company or transactions to which they are compared.

    EXCHANGE RATIO AND IMPLIED PREMIUM ANALYSIS. BancBoston Robertson Stephens reviewed and analyzed historical ratios of the daily per share closing prices of NetGravity common stock and DoubleClick common stock over various periods ending July 9, 1999. BancBoston Robertson Stephens noted that NetGravity's share price rose significantly since July 1, 1999 on speculation of a possible merger with DoubleClick. The following table sets forth the average ratios of closing prices for the two companies for various periods ending July 9, 1999 and the implied premium (discount) of the exchange ratios to the closing prices:

                                          RATIO OF CLOSING PRICES OF      PREMIUM (DISCOUNT) OF
                                          NETGRAVITY COMMON STOCK TO    EXCHANGE RATIO TO CLOSING
TIME PERIOD                                DOUBLECLICK COMMON STOCK            PRICE RATIO
----------------------------------------  ---------------------------  ---------------------------
On July 9, 1999.........................               0.288                         (2.7)%
Last 10 days............................               0.252                         11.3%
Last 20 days............................               0.237                         18.2%
Last 30 days............................               0.229                         22.2%
Last 60 days............................               0.241                         16.0%
Last 90 days............................               0.274                          2.2%
Last 254 days...........................               0.596                        (53.0)%

    CONTRIBUTION ANALYSIS. BancBoston Robertson Stephens analyzed the respective contributions of NetGravity and DoubleClick to the estimated revenues of the combined company for fiscal years 1999 and 2000. The contribution analysis assumed consummation of the acquisition by DoubleClick of

Abacus Direct. The actual results achieved by the combined company may vary from projected results and the variations may be material.

                                                                  DOUBLECLICK'S
                                                NETGRAVITY'S      CONTRIBUTIONS                     IMPLIED
                                              CONTRIBUTIONS TO     TO COMBINED       IMPLIED      NETGRAVITY
                                                  COMBINED          COMPANY'S       NETGRAVITY      EQUITY       IMPLIED
                                                  COMPANY'S         ESTIMATED         EQUITY       VALUE PER    EXCHANGE
FISCAL YEAR                                   ESTIMATED REVENUE     REVENUES        VALUATION        SHARE        RATIO
--------------------------------------------  -----------------  ---------------  --------------  -----------  -----------
1999........................................            8.8%             91.2%    $  679 million   $   34.88        0.339
2000........................................            8.3%             91.7%    $  647 million   $   33.24        0.323

    INTERNET MARKET LEADERS VS. MARKET FOLLOWERS DISPARITY. Based on the above contribution analysis, BancBoston Robertson Stephens adjusted the implied equity value of NetGravity to reflect the mean revenue multiple disparity of 3.9x between firms that it considered Internet market "leaders" and Internet market "followers." Applying this multiple adjustment to NetGravity's estimated implied equity value for calendar 1999 and 2000 resulted in the following implied exchange ratios for 1999 and 2000.

                                                                 IMPLIED
                                              IMPLIED          NETGRAVITY
                                            NETGRAVITY      EQUITY VALUE PER        IMPLIED
FISCAL YEAR                              EQUITY VALUATION         SHARE         EXCHANGE RATIO
---------------------------------------  -----------------  -----------------  -----------------
1999...................................   $   274 million       $   14.02              0.136
2000...................................   $   266 million       $   13.60              0.132

    GROWTH RATE DISPARITY. Based on the above contribution analysis, BancBoston Robertson Stephens adjusted the implied equity value of NetGravity to reflect a lower revenue growth rate for NetGravity as compared to the industry mean. Applying this adjustment to NetGravity's estimated implied aggregate value for calendar 1999 and 2000 resulted in the following implied exchange ratios for 1999 and 2000.

                                                                 IMPLIED
                                              IMPLIED          NETGRAVITY
                                            NETGRAVITY      EQUITY VALUE PER        IMPLIED
FISCAL YEAR                              EQUITY VALUATION         SHARE         EXCHANGE RATIO
---------------------------------------  -----------------  -----------------  -----------------
1999...................................   $   542 million       $   27.76              0.270
2000...................................   $   518 million       $   26.54              0.258

    PRO FORMA MERGER ANALYSIS. BancBoston Robertson Stephens analyzed the impact of the merger on the revenues of the combined company for fiscal years 1999 and 2000 based on publicly available research for NetGravity and DoubleClick. Without taking into account certain cost savings that the combined company may realize in its operations, the results of this analysis suggested that the merger accretive in fiscal year 1999 and would be dilutive in fiscal year 2000. The following table summarizes the results of this analysis:

Fiscal year 1999 estimated net revenue per share accretion.........    0.3%
Fiscal year 2000 estimated net revenue per share (dilution)........   (0.2)%

    The actual results achieved by the combined company may vary from projected results and such variations may be material.

    OTHER FACTORS. While the foregoing summary describes the analysis and factors that BancBoston Robertson Stephens deemed material in its presentation to the NetGravity board, it is not a comprehensive description of all analysis and factors considered by BancBoston Robertson Stephens. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, BancBoston Robertson Stephens did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, BancBoston Robertson Stephens believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading or incomplete view of the evaluation process underlying its opinion. Several analytical methodologies were employed and no one method of analysis should be regarded as critical to the overall conclusion reached by BancBoston Robertson Stephens. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusion reached by BancBoston Robertson Stephens is based on all analyses and factors taken as a whole and also on application of BancBoston Robertson Stephens' own experience and judgment. This conclusion may involve significant elements of subjective judgment and qualitative analysis. BancBoston Robertson Stephens therefore gives no opinion as to the value or merit standing alone of any one or more parts of the analysis it performed. In performing its analyses, BancBoston Robertson Stephens made numerous assumptions with respect to industry performance, general business and other conditions and matters many of which are beyond the control of NetGravity or BancBoston Robertson Stephens. Any estimates contained in these analyses are not necessarily indicative of actual values or predicative of future results or values, which may be significantly more or less favorable than those suggested by these analyses. Accordingly, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which these businesses actually may be sold in the future, and these estimates are inherently subject to uncertainty. Furthermore, no opinion is being expressed as to the prices at which shares of NetGravity common stock or DoubleClick common stock may be traded at any future time.

    NetGravity engaged BancBoston Robertson Stephens under a letter agreement dated June 30, 1999. The agreement provides that, for its services, BancBoston Robertson Stephens is entitled to receive a transaction fee based on an agreed formula. Assuming under the formula a per share price of DoubleClick common stock on the last trading day prior to the consummation of the merger of $108.50 (which was the closing price on September 21, 1999) the transaction fee would be approximately $7.5 million. BancBoston Robertson Stephens is also entitled to be paid $250,000 on the date of the delivery of its opinion, which will be credited against the transaction fee. NetGravity has also agreed to reimburse BancBoston Robertson Stephens for its out-of-pocket expenses and to indemnify and hold harmless BancBoston Robertson Stephens and its affiliates and any other person, director, employee or agent of BancBoston Robertson Stephens or any of its affiliates, or any person controlling BancBoston Robertson Stephens or its affiliates, for certain losses, claims, damages, expenses and liabilities relating to or arising out of services provided by BancBoston Robertson Stephens as financial advisor to NetGravity. The terms of the fee arrangement with BancBoston Robertson Stephens, which NetGravity and BancBoston Robertson Stephens believe are customary in transactions of this nature, were negotiated at arm's length between NetGravity and BancBoston Robertson Stephens, and the NetGravity board was aware of these fee arrangements. BancBoston Robertson Stephens was retained based on BancBoston Robertson Stephens' experience as a financial advisor in connection with mergers and acquisitions and in securities valuations generally, as well as BancBoston Robertson Stephens' investment banking relationship and familiarity with NetGravity. BancBoston Robertson Stephens has provided financial advisory and investment banking services to NetGravity from time to time, including acting as lead managing underwriter for NetGravity's initial public offering and for its recent secondary offering in March 1999. BancBoston Robertson Stephens may actively trade the equity of NetGravity for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in these securities.

    BancBoston Robertson Stephens is an internationally recognized investment banking firm. As part of its investment banking business, BancBoston Robertson Stephens is frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes.

INTERESTS OF NETGRAVITY'S OFFICERS AND DIRECTORS IN THE MERGER

    When considering the recommendation of the NetGravity board, NetGravity stockholders should be aware that the officers and directors of NetGravity have interests in the merger that differ from, or are in addition to, those of NetGravity stockholders. The NetGravity board was aware of these potential conflicts and considered them in reaching its decision to approve the merger agreement and recommend that NetGravity's stockholders vote for approval of the merger agreement and the merger.

    STOCK OPTIONS ACCELERATED UPON MERGER AND ON TERMINATION

    As of August 31, 1999, NetGravity's executive officers and directors held options to purchase a total of 2,353,995 shares of NetGravity common stock, at exercise prices ranging from $0.22 to $30.375 per share, of which 2,018,629 shares were unvested.

    The options granted to Eric Spivey, the Chief Executive Officer and a director of NetGravity, provide for automatic accelerated vesting upon the merger. Of the 1,200,000 options held by Mr. Spivey, 179,167 were vested as of September 20, 1999. However, per the terms of Mr. Spivey's employment agreement with NetGravity, a portion of Mr. Spivey's options accelerate upon completion of the merger. For example, if the merger is completed by October 31, 1999, a total of 893,750 shares, which have exercise prices ranging from $17.00 to $30.375 per share and a weighted average exercise price per share of approximately $27.38, will vest and be immediately exercisable. 200,000 of those shares have an exercise price per share of $17.00. In addition, if at any time before or after the merger Mr. Spivey is terminated without cause or constructively terminated by either NetGravity or DoubleClick, then all of Mr. Spivey's remaining options that are unvested at that time will become fully vested and will be exercisable for an additional 24 months beyond NetGravity's standard three month post-termination option exercise period. Also, if Mr. Spivey remains employed by DoubleClick for one year after the merger, then all of Mr. Spivey's options will become vested.

    As of August 31, 1999, the outside directors of NetGravity held options to purchase an aggregate of 147,500 shares of NetGravity common stock, of which 129,204 shares were unvested. If the merger is completed, all of those shares will become vested and immediately exercisable as a result of the termination of these directors' services to the combined company.

    SEVERANCE ARRANGEMENTS

    Upon the involuntary termination of employment following completion of the merger, the following officers of NetGravity will be entitled to the following severance payments:

NAME                                                   POSITION WITH NETGRAVITY                 SEVERANCE PAYMENT
---------------------------------------  -----------------------------------------------------  -----------------
Eric W. Spivey.........................  President and Chief Executive Officer                     $   975,000
Stephen E. Recht.......................  Chief Financial Officer and Secretary                     $   268,280
Susan Atherton.........................  Vice President of Worldwide Sales                         $   288,680
Jitendra Valera........................  Vice President and General Manager of Europe              $   253,125
John Lloyd.............................  Vice President of Data Services                           $   270,000

    In addition, upon involuntary termination, Mr. Spivey will continue to receive health and other welfare benefits from DoubleClick for 24 months and Mr. Recht will continue to receive those benefits for 18 months.

    The acceleration of the vesting of options upon the merger for Mr. Spivey, together with any other payments contingent upon or made in connection with the merger to Mr. Spivey may result in "excess parachute payments" as defined in
Section 280G of the Internal Revenue Code. Pursuant to Mr. Spivey's employment agreement with NetGravity, NetGravity must generally pay any taxes payable by Mr. Spivey that result from any excess parachute payments. Excess parachute payments are not deductible in accordance with Section 280G. As a result, DoubleClick will not be entitled to a tax deduction for the amounts determined to be excess parachute payments. The amount of the potential lost deduction will depend upon the value of the shares at the time of the merger and the number of option shares being accelerated.

    Upon completion of the merger, DoubleClick and NetGravity intend to enter into employment agreements with at least five senior executives of NetGravity from a list of ten senior executives. Eric Spivey, NetGravity's Chief Executive Officer, and John Danner, NetGravity's Chairman, are both included on the list but are not expected to continue their employment with the combined company after the merger. See "The Merger Agreement and Related Agreements--Related Agreements."

    The merger agreement provides that, from and after the effective time, DoubleClick will cause NetGravity to indemnify the present and former officers, directors and employees and agents of NetGravity and each of its subsidiaries in respect of acts or omissions occurring on or prior to the effective time. This indemnity will apply to the full extent permitted or mandated under the NetGravity certificate of incorporation, the NetGravity bylaws and contractual arrangements, in each case as in effect on the date of the merger agreement, for a period of six years. See "The Merger Agreement and Related Agreements Director and Officer Indemnification and Insurance."

    As a result, these directors and executive officers may have been more likely to approve the merger than NetGravity stockholders generally.

APPLICABLE WAITING PERIODS AND REGULATORY APPROVALS

    The merger is subject to U.S. antitrust laws. We have made the required filings with the Department of Justice and the Federal Trade Commission. We are not permitted to complete the merger until the applicable waiting period has expired or terminated. The applicable waiting period expired at 11:59 p.m on August 28, 1999. However, the Department of Justice or the Federal Trade Commission, as well as a state or private person, may challenge the merger at any time before or after its completion.

    Neither NetGravity nor DoubleClick is aware of any other material governmental or regulatory approval required for completion of the merger, other than compliance with applicable corporate law of Delaware.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

    Wilson Sonsini Goodrich & Rosati, outside legal counsel to NetGravity, and Brobeck, Phleger & Harrison LLP, counsel to DoubleClick, are of the opinion that the following discussion describes the material United States federal income tax considerations relevant to the exchange of shares of NetGravity common stock for DoubleClick common stock in the merger that are generally applicable to holders of NetGravity common stock. This discussion is based on currently existing provisions of the Internal Revenue Code, existing and proposed treasury regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any change, which may or may not be retroactive, could alter the tax consequences to NetGravity stockholders as described below.

    NetGravity stockholders should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular NetGravity stockholders in light of their particular circumstances, such as stockholders who:

    - are dealers in securities;

    - are subject to the alternative minimum tax provisions of the Internal Revenue Code;

    - are foreign persons;

    - do not hold their NetGravity common stock as capital assets; or

    - acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions.

    In addition, the following discussion does not address:

    - the tax consequences of the merger under foreign, state or local tax laws, or

    - the tax consequences of the assumption by DoubleClick of NetGravity stock options or the tax consequences of the receipt of rights to acquire DoubleClick common stock. ACCORDINGLY, NETGRAVITY STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

    The merger is intended to constitute a "reorganization" as defined in the Internal Revenue Code. If the merger does qualify as a reorganization, then, subject to the limitations and qualifications referred to in this discussion on material tax considerations, the merger will generally result in the following federal income tax consequences to NetGravity stockholders:

    - NetGravity stockholders will not recognize any gain or loss solely upon their receiving DoubleClick common stock in exchange for NetGravity common stock in the merger (except to the extent they receive cash in lieu of a fractional share of DoubleClick common stock).

    - The aggregate tax basis of the DoubleClick common stock that NetGravity stockholders receive in the merger (reduced by any tax basis attributable to fractional shares they are deemed to have disposed of) will be the same as the aggregate tax basis of the NetGravity common stock surrendered in exchange for DoubleClick common stock.

    - The holding period of the DoubleClick common stock that each NetGravity stockholder receives in the merger will include the period for which the NetGravity common stock surrendered in exchange for DoubleClick common stock was considered to be held, if the surrendered NetGravity common stock is held as a capital asset at the time of the merger.

    - Cash payments that NetGravity stockholders receive in lieu of a fractional share will be treated as if the fractional share of DoubleClick common stock had been issued in the merger and then redeemed by DoubleClick. A NetGravity stockholder receiving cash will recognize gain or loss, upon payment, measured by any difference between the amount of cash received and the basis in the fractional share.

    The parties are not requesting and will not request a ruling from the Internal Revenue Service as to the tax consequences of the merger. The consummation of the merger is conditioned on DoubleClick's receipt of an opinion from Brobeck, Phleger & Harrison LLP and NetGravity's receipt of an opinion from Wilson Sonsini Goodrich & Rosati to the effect that the merger will constitute a "reorganization" within the meaning of the Internal Revenue Code. NetGravity stockholders should be aware that the tax opinions do not bind the IRS. The IRS may therefore successfully assert a contrary opinion. The tax opinions will be subject to assumptions and qualifications, including but not limited to the truth and accuracy of representations made by DoubleClick and NetGravity.

    A successful IRS challenge to the reorganization status of the merger would result in NetGravity stockholders recognizing taxable gain or loss with respect to each share of NetGravity common stock surrendered equal to the difference between (A) each stockholder's basis in the share and (B) the fair market value, as of the effective time, of the DoubleClick common stock received in exchange. In this event, a stockholder's aggregate basis in the DoubleClick common stock received would equal its fair market value as of the closing date of the merger, and the stockholder's holding period for DoubleClick common stock would begin the day after the merger.

ANTICIPATED ACCOUNTING TREATMENT

    We intend to account for the merger as a pooling of interests for financial reporting purposes in accordance with generally accepted accounting principles, which means that NetGravity and DoubleClick will be treated as if they had previously been combined for accounting and financial reporting purposes. It is a condition to completion of the merger that PricewaterhouseCoopers LLP, the independent auditors for DoubleClick, and KPMG LLP, the independent auditors for NetGravity, concur with DoubleClick management's conclusions as to the appropriateness of pooling of interests accounting for the merger and NetGravity management's conclusions that NetGravity is not precluded from being a party to a merger accounted for as a pooling of interests, under APB No. 16, and the related interpretations of the American Institute of Certified Public Accountants, the Financial Accounting Standards Board and the rules and regulations of the Commission. Under the pooling-of-interests method of accounting, each of the parties' historical recorded assets and liabilities will be carried forward to the combined company at their recorded amounts. In addition, the operating results of the combined company will include both parties' operating results for the entire fiscal year in which the merger is completed and the parties' historical reported operating results for prior periods will be combined and restated as the operating results of the combined company.

NO APPRAISAL RIGHTS

    Delaware law provides appraisal rights to stockholders of Delaware corporations in certain situations. However, those appraisal rights are not available to stockholders of a corporation such as NetGravity:

    - the securities of which are listed on a national securities exchange or are designated as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; and

    - the stockholders of which are not required to accept in exchange for their stock anything other than (A) stock in another corporation listed on a national securities exchange or an interdealer quotation system by the NASD, and (B) cash in lieu of fractional shares.

    Due to the following factors, stockholders of NetGravity will not have appraisal rights with respect to the merger:

    - NetGravity common stock is traded on The Nasdaq National Market;

    - NetGravity's stockholders are being offered stock of DoubleClick, which is also traded on The Nasdaq National Market; and

    - NetGravity's stockholders are being offered cash in lieu of fractional shares.

DELISTING AND DEREGISTRATION OF NETGRAVITY'S COMMON STOCK FOLLOWING THE MERGER

    If the merger is consummated, NetGravity's common stock will be delisted from The Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934.

RESTRICTIONS ON SALE OF SHARES BY AFFILIATES OF DOUBLECLICK AND NETGRAVITY

    The shares of DoubleClick common stock to be issued in connection with the merger will be registered under the Securities Act and will be freely transferable under the Securities Act, except for shares of DoubleClick common stock issued to any person who is deemed to be an affiliate of NetGravity at the time of the special meeting or an affiliate of DoubleClick after the merger.

    Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by or are under common control of either DoubleClick or NetGravity and may include some of the officers, directors or principal stockholders of DoubleClick or NetGravity. Affiliates may not sell their shares of DoubleClick common stock acquired in connection with the merger except under:

    - an effective registration statement under the Securities Act covering the resale of those shares;

    - an exemption under paragraph (d) of Rule 145 under the Securities Act; or

    - another applicable exemption under the Securities Act.

    DoubleClick's registration statement on Form S-4, of which this proxy statement/prospectus forms a part, does not cover the resale of shares of DoubleClick common stock to be received by affiliates in the merger.

OPERATIONS FOLLOWING THE MERGER

    Following the merger, NetGravity will be merged into DoubleClick. The stockholders of NetGravity will become stockholders of DoubleClick, and their rights as stockholders will be governed by DoubleClick's certificate of incorporation, DoubleClick's bylaws and the laws of the State of Delaware.

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                  THE MERGER AGREEMENT AND RELATED AGREEMENTS

    THE FOLLOWING IS A BRIEF SUMMARY OF THE MATERIAL PROVISIONS OF THE MERGER AGREEMENT, A COPY OF WHICH IS ATTACHED AS Appendix A TO THIS PROXY STATEMENT/PROSPECTUS AND INCORPORATED HEREIN BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS. WE URGE YOU TO READ THE MERGER AGREEMENT IN ITS ENTIRETY FOR A MORE COMPLETE DESCRIPTION OF THE MERGER. IN THE EVENT OF ANY DISCREPANCY BETWEEN THE TERMS OF THE MERGER AGREEMENT OR OTHER AGREEMENTS AND THE FOLLOWING SUMMARY, THE APPLICABLE AGREEMENT WILL CONTROL.

THE MERGER

    NetGravity will merge with NJ Merger Corporation, a wholly owned subsidiary of DoubleClick, following

    - the approval and adoption of the merger agreement and the merger by the NetGravity stockholders; and

    - the satisfaction or waiver of the other conditions to the merger.

    NetGravity will be the surviving corporation and will be merged into DoubleClick following the merger.

EFFECTIVE TIME

    As soon as practicable on or after the closing of the merger, the parties will cause the merger to become effective by filing a certificate of merger with the Secretary of State of the State of Delaware. DoubleClick and NetGravity are working toward completing the merger as soon as possible and hope to complete the merger in the fall of 1999. However, we cannot predict the exact timing.

CONVERSION OF NETGRAVITY SHARES IN THE MERGER

    At the effective time, each outstanding share of NetGravity common stock will automatically be converted into the right to receive 0.28 shares of DoubleClick common stock. The number of shares of DoubleClick common stock issuable in the merger will be proportionately adjusted as appropriate

    - for any stock split, stock dividend or similar event with respect to NetGravity common stock or DoubleClick common stock effected between the date of this proxy statement/prospectus and the completion of the merger; or

    - if, prior to the completion of the merger, the number of shares of NetGravity common stock on a fully diluted basis exceeds the number disclosed by NetGravity to DoubleClick in the merger agreement.

NETGRAVITY STOCK OPTION AND STOCK INCENTIVE PLANS

    At the effective time, each outstanding option to purchase shares of NetGravity common stock issued under NetGravity's 1995 Stock Option Plan, 1998 Stock Plan, 1998 Employee Stock Purchase Plan and 1998 Director Option Plan will be assumed by DoubleClick regardless of whether the options are exercisable. Each NetGravity stock option by DoubleClick will continue to have the same terms, and be subject to the same conditions, that were applicable to the option immediately prior to the effective time, except that:

    - each NetGravity stock option will be exercisable for shares of DoubleClick common stock;

    - the number of shares of DoubleClick common stock issuable upon exercise of any given option will be determined by multiplying 0.28 by the number of shares of NetGravity common stock underlying such option, rounded down to the nearest whole number; and

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
    - the per share exercise price of any given option will be determined by dividing the exercise price of the option immediately prior to the effective time by 0.28, rounded up to the nearest whole cent.

    The parties intend for the NetGravity stock options assumed by DoubleClick to qualify as incentive stock options to the extent the stock options qualified as incentive stock options prior to the effective time.

NO FRACTIONAL SHARES

    No fractional shares of DoubleClick common stock will be issued in connection with the merger. Instead NetGravity stockholders will receive an amount of cash, in lieu of a fraction of a share of DoubleClick common stock, equal to the product (A) of this fraction multiplied by (B) the closing price for a share of DoubleClick common stock on The Nasdaq National Market on the first business day immediately following the effective time.

THE EXCHANGE AGENT

    DoubleClick is required to deposit with a bank or trust company promptly after the effective time certificates representing the shares of DoubleClick common stock to be exchanged for shares of NetGravity common stock and cash to pay for fractional shares that holders of NetGravity common stock may be entitled to receive under the merger agreement.

EXCHANGE OF NETGRAVITY STOCK CERTIFICATES FOR DOUBLECLICK STOCK CERTIFICATES

    Promptly after the effective time, the exchange agent will mail to NetGravity stockholders a letter of transmittal and instructions for surrendering their NetGravity stock certificates in exchange for DoubleClick stock certificates and cash in lieu of fractional shares.

    NETGRAVITY STOCKHOLDERS SHOULD NOT SUBMIT THEIR STOCK CERTIFICATES FOR EXCHANGE UNTIL THEY HAVE RECEIVED THE LETTER OF TRANSMITTAL AND INSTRUCTIONS REFERRED TO ABOVE.

DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES

    DoubleClick will issue a DoubleClick stock certificate or a check in lieu of a fractional share in a name other than the name registered for the surrendered NetGravity stock certificate ONLY if the exchange agent is given all documents required

    - to show and effect the unrecorded transfer of ownership; and

    - to show that any applicable stock transfer taxes have been paid.

    NetGravity stockholders are not entitled to receive any dividends or other distributions on DoubleClick common stock with a record date after the merger is completed until they have surrendered their NetGravity stock certificates in exchange for DoubleClick stock certificates.

    If there is any dividend or other distribution on DoubleClick common stock with a record date after the merger, former NetGravity stockholders will receive, only following surrender of their NetGravity stock certificates, the dividend or other distribution payable with respect to the whole shares of DoubleClick common stock issued in exchange for their NetGravity stock certificates.

REPRESENTATIONS AND WARRANTIES

    DoubleClick and NetGravity each made a number of representations and warranties in the merger agreement about their authority to enter into the merger agreement and to consummate the other

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transactions contemplated by the merger agreement and about aspects of their business, financial condition, structure and other facts pertinent to the merger.

    NetGravity made representations about the following topics:

    - NetGravity's and its subsidiaries' organization, qualification to do business and good standing;

    - Validity of NetGravity's organizational documents;

    - NetGravity's capitalization;

    - NetGravity's corporate power to enter into and its authorization of the merger agreement and the transactions contemplated by the merger agreement;

    - the effect of the merger agreement and the merger on obligations of NetGravity;

    - NetGravity's possession of consents and permits required in connection with the merger agreement and transactions contemplated by the merger agreement;

    - possession of and compliance with permits required to conduct NetGravity's business;

    - NetGravity's compliance with applicable laws, rules and regulations of governmental entities;

    - NetGravity's filings and reports with the Securities and Exchange Commission;

    - NetGravity's financial statements;

    - absence of changes in NetGravity's business since December 31, 1998;

    - NetGravity's employee benefit plans;

    - matters relating to NetGravity's employees;

    - the treatment of the merger as a pooling of interests and as a tax-free reorganization;

    - NetGravity's material contracts and obligations;

    - litigation involving NetGravity;

    - environmental laws that apply to NetGravity;

    - intellectual property used or owned by NetGravity;

    - the effect of the Year 2000 on NetGravity's business, products and services;

    - NetGravity's taxes;

    - NetGravity's insurance;

    - NetGravity's title to the properties it owns and leases;

    - NetGravity's affiliates;

    - NetGravity's financial advisors;

    - NetGravity's brokers' and finders' fees in connection with the merger;

    - NetGravity's political contributions;

    - the inapplicability of the Delaware anti-takeover statute to the merger;
      and

    - restrictions on NetGravity's business.

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
    DoubleClick made representations about the following topics:

    - DoubleClick's organization, qualification to do business and good standing;

    - validity of DoubleClick's organizational documents;

    - DoubleClick's capitalization;

    - DoubleClick's corporate power to enter into and its authorization of the merger agreement and the transactions contemplated by the merger agreement;

    - the effect of the merger agreement and the merger on obligations of DoubleClick;

    - DoubleClick's possession of consents and permits required in connection with the merger agreement and transactions contemplated by the merger agreement;

    - DoubleClick's filings and reports with the Securities and Exchange Commission;

    - DoubleClick's financial statements;

    - the treatment of the merger as a pooling of interests and a tax-free reorganization;

    - DoubleClick's financial advisor;

    - DoubleClick's brokers' and finders' fees in connection with the merger;
      and

    - DoubleClick's affiliates.

    The representations and warranties in the merger agreement are complicated and not easily summarized. We urge stockholders to read carefully the articles in the merger agreement entitled "Representations and Warranties of Company" and "Representations and Warranties of Parent."

NETGRAVITY'S CONDUCT OF BUSINESS BEFORE COMPLETION OF THE MERGER

    NetGravity has agreed that, until the completion of the merger or unless DoubleClick consents in writing, NetGravity and its subsidiaries will conduct their businesses in the ordinary course of business consistent with past practices and shall use reasonable efforts:

    - to keep available the services of their current officers, significant employees and consultants; and

    - to preserve their relationships with corporate partners, customers, suppliers and other persons with which they have significant business relations in order to preserve substantially intact their business organizations.

    NetGravity has also agreed that, until the completion of the merger or unless DoubleClick consents in writing, NetGravity and its subsidiaries will conduct their business in compliance with specific restrictions relating to the following:

    - the modification of NetGravity's certificate of incorporation or bylaws;

    - the issuance, sale, pledge or encumbrance of shares of NetGravity capital stock or securities convertible into NetGravity capital stock, except for
      (a) limited issuances of securities in connection with stock options or warrants already outstanding, (b) the exercise of outstanding stock options under NetGravity's stock option plans, or (c) the issuance in the ordinary course of business consistent with past practices of up to 500,000 shares of NetGravity common stock, reserved for issuance under NetGravity's stock plans;

    - the disposition of any properties or assets other than in the ordinary course of business consistent with past practice;

    - the acquisition of interests in other entities;

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
    - the incurrence of any significant indebtedness;

    - the issuance of any debt securities;

    - the assumption of any material indebtedness of any person;

    - the entrance into or modification or termination of material contracts;

    - the making or authorization of material capital expenditures;

    - the declaration, setting aside or issuance of dividends or other distributions, except by NetGravity's subsidiaries to NetGravity or other subsidiaries;

    - the reclassification or other modification of any of its capital stock;

    - the modification of any stock options or authorization of cash payments in exchange for stock options;

    - the amendment, repurchase or redemption of any securities by NetGravity's subsidiaries;

    - the increase of compensation payable to directors, officers, consultants or employees, other than those made in the ordinary course of business and previously disclosed to DoubleClick;

    - the grant of any severance arrangements or entrance into of any agreement providing benefits upon a change of control that would be triggered by the merger;

    - the establishment, adoption, entrance into or amendment of any plan, agreement, policy or arrangement for the benefit of any director, officer, consultant or employee except to the extent required by applicable law or an existing collective bargaining agreement;

    - the entrance into or amendment of any contract, commitment or arrangement with any of NetGravity's directors, officers, consultants or employees;

    - the payment of indebtedness other than in the ordinary course consistent with past practice or reserved against on NetGravity's consolidated balance sheet;

    - the modification of any accounting policies and procedures;

    - the making of material tax elections, settlements or compromises; and

    - the authorization of or taking any action that would make untrue any of the representations or warranties of NetGravity in the merger agreement.

    NetGravity has also agreed to provide tax information to DoubleClick, and DoubleClick has agreed not to take any action that would have the principal purpose of and would reasonably be likely to result in delaying or interfering with the consummation of the merger. Each of NetGravity and DoubleClick has also agreed:

    - to notify the other promptly of material events affecting the merger or the parties' rights under the merger agreement;

    - to provide reasonable access to the other to its facilities and records;

    - to use its reasonable efforts to cause the merger to qualify as a reorganization and to be treated as a pooling of interests;

    - to make all necessary filings and obtain any consents and approvals as may be required in connection with the merger agreement and the merger; and

    - to provide the other copies of its filings with the Commission.

    The agreements related to the conduct of NetGravity's business in the merger agreement are complicated and not easily summarized. We urge stockholders to carefully read the article in the merger agreement entitled "Conduct of Business by Company Pending Closing."

NO SOLICITATION OF TRANSACTIONS

    Until the merger agreement is terminated or as otherwise provided in the merger agreement, NetGravity has agreed not to take any of the following actions, directly or indirectly, and shall cause its representatives not to, directly or indirectly:

    - solicit, initiate or encourage any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, any "competing transaction"; or

    - enter into or maintain or continue discussions or negotiate with any person in furtherance of such inquiries; or

    - obtain a competing transaction, or agree to or endorse any competing transaction; or authorize or permit any of NetGravity's representatives or subsidiaries, or any representative retained by NetGravity's subsidiaries, to take any such action.

    A "competing transaction" means any of the following involving NetGravity, other than the merger with DoubleClick:

    - any merger, consolidation, share exchange, business combination or other similar transaction;

    - any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the assets of NetGravity and its subsidiaries, taken as a whole, in a single transaction or series of related transactions;

    - any tender offer or exchange offer for 20% or more of the outstanding voting securities of NetGravity or the filing of a registration statement under the Securities Act in connection therewith;

    - any person having acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group," as such term is defined under
      Section 13(d) of the Exchange Act, having been formed that beneficially owns, or has the right to acquire beneficial ownership of, 20% or more of the outstanding voting securities of NetGravity;

    - any solicitation in opposition to the approval of the merger agreement by the stockholders of NetGravity; or

    - any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of foregoing.

    The NetGravity board is not prohibited, however, from taking and disclosing to NetGravity's stockholders a position with respect to a tender or exchange offer under Rules 14d-9 and 14e-2(a) under the Exchange Act not made in violation of the merger agreement.

    NetGravity has agreed to provide DoubleClick prompt notice and detailed information of any extraordinary transaction proposal it receives. NetGravity may, however, engage in any of the foregoing actions, other than solicitation, initiation or encouragement of any competing transaction proposal, if:

    - the NetGravity board concludes in good faith, based in part on the advice from outside legal counsel that this action is necessary to prevent the board from violating its fiduciary duties under applicable law;

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
    - any cash consideration is involved, and this consideration is not subject to a financing contingency, and the NetGravity board determines, based in part upon advice of its independent financial advisors, in the exercise of its fiduciary duties that the acquiring party is capable of consummating the competing transaction as proposed; and

    - the NetGravity board has determined in the exercise of its fiduciary duties that the competing ordinary transaction provides greater value, based in part on a written opinion from its financial advisors, that the competing transaction is superior from a financial point of view to NetGravity stockholders than the merger.

DIRECTOR AND OFFICER INDEMNIFICATION AND INSURANCE

    The merger agreement provides that, after the completion of the merger, all rights of indemnification, advancement of expenses, exculpation, limitation of liability and similar rights existing in favor of present and former officers, directors, employees and agents of NetGravity shall survive the merger and shall continue for six years from the effective time. The merger agreement also provides that, for three years after the completion of the merger, DoubleClick will either:

    - maintain the directors' and officers' liability insurance currently maintained by NetGravity; or

    - if not available, maintain directors' and officers' liability insurance with coverage and terms substantially as favorable to the directors and officers as the NetGravity directors' and officers' liability insurance policy in effect on the date of the merger agreement.

    DoubleClick is not required to pay premiums in excess of 150% of the annual amount NetGravity currently paid for this insurance.

CONDITIONS TO THE MERGER

    DoubleClick's and NetGravity's obligations to complete the merger and the related transactions are subject to the satisfaction or waiver of each of the following conditions before completion of the merger:

    - the registration statement relating to the issuance of shares of DoubleClick common stock as contemplated by the merger agreement must be declared effective by the Commission;

    - the merger agreement must be approved by the holders of a majority of the outstanding shares of NetGravity common stock;

    - no order, writ, injunction or decree issued or entered by any court or governmental entity of competent jurisdiction exists that makes the merger illegal or otherwise prohibits completion of the merger;

    - any waiting period under the U.S. antitrust laws that applies to the consummation of the merger must have expired or been terminated; and

    - all consents, approvals and authorization legally required to consummate the merger must have been obtained from all governmental entities, except where no material adverse effect could reasonably be expected to occur.

    NetGravity's obligations to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

    - DoubleClick's representations and warranties must be true and correct when made and as of the closing of the merger, except where failures to be true and correct would not have a material adverse effect on DoubleClick;

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
    - DoubleClick must have complied in all material respects with all of its covenants in the merger agreement;

    - NetGravity must have received the opinion of its legal counsel, Wilson Sonsini Goodrich & Rosati, Professional Corporation, or, alternatively, Brobeck, Phleger & Harrison LLP, legal counsel to DoubleClick, to the effect that the merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code; and

    - no change in or effect on the business of DoubleClick exists, that individually or in the aggregate, is or is reasonably likely to be materially adverse to the business, assets, liabilities, financial condition or results of operations of DoubleClick.

    DoubleClick's obligations to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

    - NetGravity's representations and warranties must be true and correct when made and as of the closing of the merger, except where failures to be true and correct would not have a material adverse effect on NetGravity;

    - NetGravity must have complied in all material respects with all of its covenants in the merger agreement;

    - DoubleClick must have received the opinion of its legal counsel, Brobeck, Phleger & Harrison LLP, or, alternatively, Wilson Sonsini Goodrich & Rosati, Professional Corporation, legal counsel to NetGravity, to the effect that the merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code;

    - DoubleClick must be advised in writing by PricewaterhouseCoopers LLP regarding their concurrence with DoubleClick's management as to the appropriateness of pooling of interests accounting for the merger in accordance with U.S. generally accepted accounting procedures and the accounting standards of the Securities Exchange Commission;

    - NetGravity must be advised in writing by KPMG LLP regarding their concurrence with NetGravity's management that no conditions exist that would preclude NetGravity from being a party to a business combination accounted for as pooling of interests;

    - no change in or effect on the business of NetGravity and its subsidiaries exists that, individually or in the aggregate, is or is reasonably likely to be materially adverse to the business, assets, liabilities, financial condition or results of operations of NetGravity and its subsidiaries, taken as a whole;

    - all third-party consents required under any material contract of NetGravity as a result of the merger must be obtained; and

    - at least five of ten specifically named employees of NetGravity must accept employment with DoubleClick and must enter into employment and non-competition agreements substantially in the forms attached to the merger agreement. Eric Spivey, NetGravity's Chief Executive Officer, and John Danner, NetGravity's Chairman, are both included on the list but are not expected to continue their employment with the combined company after the merger.

TERMINATION OF THE MERGER AGREEMENT

    The merger agreement may be terminated at any time before the completion of the merger, as summarized below:

    - the merger agreement may be terminated by DoubleClick's and NetGravity's mutual consent; or

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
    - the merger agreement may also be terminated by either of DoubleClick or NetGravity if the conditions to completion of the merger would not be satisfied because of either (A) a breach of an agreement in the merger agreement by the other party or (B) a breach of a representation or warranty of the other party in the merger agreement, and the breaching party does not take reasonable steps to cure the breach.

    In addition, the merger agreement may be terminated by either of DoubleClick or NetGravity under any of the following circumstances:

    - if the merger is not completed, without the fault of the terminating party, by January 31, 2000;

    - if a final court or governmental order prohibiting the merger is issued and is not appealable; or

    - if the NetGravity stockholders do not approve the merger agreement and the merger at the NetGravity special meeting.

    Furthermore, the merger agreement may be terminated by DoubleClick if any of the following occur:

    - NetGravity's board withdraws or modifies in a manner adverse to DoubleClick its recommendation as to the merger agreement or the merger, or resolves to do so;

    - NetGravity fails to comply with the nonsolicitation provisions contained in the merger agreement, which are discussed in more detail in "No Solicitation of Transactions" on page 48;

    - NetGravity fails to hold a stockholders meeting to approve the merger; or

    - with respect to an extraordinary transaction as described in more detail in "No Solicitation of Transactions" on page 48, NetGravity's board recommends one of these transactions to its stockholders, fails to recommend against its acceptance by its stockholders, fails to reconfirm its approval and recommendation of the merger with DoubleClick or determines that this extraordinary transaction is superior and takes actions in furtherance of the transaction, or resolves to do any of these.

PAYMENT OF FEES AND EXPENSES

    Whether or not the merger is consummated, all costs and expenses incurred in connection with the merger agreement and the merger will be paid by the party incurring the expense, except that expenses incurred in connection with printing, filing and mailing the proxy statement/prospectus and the registration statement, other than attorney's and accountant's fees and expenses, shall be shared equally.

    NetGravity has agreed to pay DoubleClick a cash termination fee of $30 million in the following circumstances:

    - DoubleClick terminates the merger agreement as a result of NetGravity board's withdrawing, modifying or changing its recommendation in favor of the merger in a manner adverse to DoubleClick, unless prior to the termination there was no existing or proposed competing extraordinary transaction;

    - DoubleClick terminates the merger agreement as a result of NetGravity's board's recommendation of a competing extraordinary transaction;

    - DoubleClick terminates the merger agreement as a result of NetGravity's failure to comply in all material respects with the prohibitions on solicitations of transactions, as more fully described in "No Solicitation of Transactions" on page 48;

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
    - DoubleClick terminates the merger agreement as a result of a competing extraordinary transaction's being publicly announced or otherwise publicly known and the NetGravity board either:

       --  fails to recommend against the competing extraordinary transaction;

       -- fails to reconfirm its approval and recommendation of the merger agreement and the transactions contemplated by the merger agreement within five days of DoubleClick's written request to do so;

       -- determines that the competing extraordinary transaction is a superior proposal and provides information in connection with or negotiates the competing extraordinary transaction; or

       --  resolves to take any of the actions described above;

    - DoubleClick or NetGravity terminates the merger agreement as a result of the effective time not occurring on or before January 31, 2000 and (A) at or prior to the termination, a competing extraordinary transaction existed and (B) within 12 months after the termination, NetGravity enters into a definitive agreement with respect to a competing extraordinary transaction or consummates any competing extraordinary transaction; and

    - DoubleClick or NetGravity terminates the merger agreement as a result of the merger agreement and the merger not receiving the requisite votes for approval by NetGravity's stockholders and (A) at or prior to the termination, a competing extraordinary transaction existed and (B) within 12 months after the termination, NetGravity enters into a definitive agreement with respect to a competing extraordinary transaction or consummates any competing extraordinary transaction.

    NetGravity would be required to pay DoubleClick's out-of-pocket expenses if DoubleClick terminates the merger agreement as a result of NetGravity's breach of any representation, warranty, covenant or agreement in the merger agreement or as a result of any of NetGravity's representations or warranties becoming untrue, incomplete or incorrect, where NetGravity would thereby fail to meet its closing obligations, unless the condition is curable within 20 days and NetGravity applies reasonable efforts to cure the condition. If NetGravity subsequently enters into a definitive agreement with respect to any competing extraordinary transaction or consummates any competing extraordinary transaction within 12 months of the termination, NetGravity must also pay DoubleClick the $30 million termination fee less any out of pocket expenses previously paid.

EXTENSION, WAIVER AND AMENDMENT OF THE MERGER AGREEMENT

    DoubleClick and NetGravity may amend the merger agreement before completion of the merger; provided, however, after the NetGravity stockholders adopt the merger agreement, no change may be made to the amount or type of consideration into which NetGravity common stock will be converted.

    Either DoubleClick or NetGravity may, in writing, extend the other's time for the performance of any of the obligations or other acts under the merger agreement, waive any inaccuracies in the other's representations and warranties and waive compliance by the other with any of the agreements or conditions contained in the merger agreement.

RELATED AGREEMENTS

    STOCKHOLDER AGREEMENTS

    In connection with the merger, each of NetGravity's directors and executive officers has entered into a stockholder agreement with DoubleClick. A copy of a form of the stockholder agreement is

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attached as APPENDIX B to this proxy statement/prospectus and is incorporated by reference in this proxy statement/prospectus. The terms of the stockholder agreement provide that the stockholders will vote all shares of NetGravity common stock beneficially owned by them, or any new shares of NetGravity stock they may acquire, in favor of the approval of the merger agreement and the merger. In connection with the stockholder agreements, each of the stockholders has executed an irrevocable proxy to vote their shares in favor of the approval of the merger agreement and the merger. As of August 31, 1999, the NetGravity stockholders who entered into the stockholder agreement collectively held approximately 2,870,463 shares of NetGravity common stock which represented approximately 16% of the outstanding NetGravity common stock. None of the stockholders who are parties to the stockholder agreement was paid additional consideration in connection with the stockholder agreement.

    EMPLOYMENT AGREEMENTS

    Concurrently with the effectiveness of the merger, DoubleClick and NetGravity will enter into employment and non-competition agreements with certain employees of NetGravity. These agreements are expected to contain terms similar to those summarized below.

    If DoubleClick terminates an employee "without cause" or if an employee resigns such employee's employment for "good reason" prior to one (1) year after the closing of the merger, then such employee may elect to receive the greater of the following: (i) DoubleClick will pay such employee's base salary, less all applicable deductions, as a severance payment until one (1) year after the closing of the merger together with the value of all unused paid time off earned through the date of termination and medical coverage at such employee's own expense to the extent provided for by COBRA, or (ii) DoubleClick will pay such employee severance payments as set forth in such employee's written employment agreement with NetGravity, if any, in effect prior to the date of the merger. Such employee would be allowed to exercise vested options during the time period set forth in and in accordance with such employee's option agreement. DoubleClick shall have at least twenty (20) business days in which to correct the circumstances prompting a resignation for "good reason."

    If an employee resigns "without good reason" or such employee's employment were to be terminated for "cause," then such employee would be paid all salary and benefits, as well as the value of unused paid time off, through the date of termination of employment.

    "Cause" shall mean a termination for any of the following reasons: (i) employee's continued failure to perform the duties of employee's position after receipt of a written warning; (ii) an intentional act constituting misconduct;
(iii) being convicted of a crime that DoubleClick reasonably believes will have a detrimental effect on its reputation or business; (iv) committing an act of fraud against, or the misappropriation of property belonging to, DoubleClick; or
(v) material breach by the employee of the employment agreement or any confidentiality or proprietary information agreement between the employee and DoubleClick.

    "Good Reason" shall mean the employee's resignation of employment within thirty (30) days after the occurrence of any of the following events: (1) any reduction in employee's base salary as specified herein the employment agreement, unless such reduction is pursuant to a change in DoubleClick's compensation policies generally with respect to employees having duties, positions or responsibilities commensurate with employee's; (2) a requirement by DoubleClick that the employee relocate to an office more than a fifty (50) mile radius from employee's current office; or (3) a material reduction in the job duties, position or responsibilities assigned to employee after the closing of the merger.

    The non-competition provisions of the agreements require the employee, during his employment and for a one-year period following his termination not to engage, individually or on behalf of other persons, in the business of managing and delivering online advertisements.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

    On July 12, 1999, DoubleClick entered into an agreement to merge with NetGravity in a transaction expected to be accounted for as a pooling of interests. Under the terms of the agreement, each issued and outstanding share of NetGravity common stock will be exchanged for 0.28 shares of DoubleClick common stock. Additionally, DoubleClick will convert approximately 3.4 million NetGravity stock options into approximately 945,000 DoubleClick stock options.

    On June 13, 1999, DoubleClick entered into an agreement to merge with Abacus in a transaction expected to be accounted for as a pooling of interests. Under the terms of the agreement, each issued and outstanding share of Abacus common stock will be exchanged for 1.05 shares of DoubleClick common stock. Additionally, DoubleClick will convert approximately 1.4 million Abacus stock options into approximately 1.5 million DoubleClick stock options.

    The following unaudited pro forma condensed combined financial statements present the effect of the proposed merger between DoubleClick and NetGravity and between DoubleClick, NetGravity and Abacus expected to be accounted for as pooling of interests. The unaudited pro forma condensed combined balance sheet presents the combined financial position of DoubleClick and NetGravity and between DoubleClick, NetGravity and Abacus as of June 30, 1999 assuming that the proposed mergers had occurred as of June 30, 1999. This pro forma information is based upon the historical consolidated balance sheet data of DoubleClick, NetGravity and Abacus as of that date. The unaudited pro forma condensed combined statements of operations give effect to the proposed mergers of DoubleClick and NetGravity and of DoubleClick, NetGravity and Abacus by combining the results of operations of DoubleClick for the six months ended June 30, 1999 and 1998, for each of the two years in the period ended December 31, 1998, and for the period from January 23, 1996 (inception) through December 31, 1996, with the historical results of operations of NetGravity for the six months ended June 30, 1999 and 1998, and each of the three years ended December 1998, and by combining the unaudited pro forma condensed combined results of operations of DoubleClick and NetGravity for the six months ended June 30, 1999 and 1998, and each of the three years ended December 31, 1998, with the historical results of operations of Abacus for the six months ended June 30, 1999 and 1998, and each of the three years ended December 31, 1998, respectively, on a pooling of interests basis.

    The unaudited pro forma condensed combined financial statements are based on the estimates and assumptions set forth in the notes to such statements, which are preliminary and have been made solely for purposes of developing this pro forma information. The unaudited pro forma condensed combined financial statements are not necessarily an indication of the results that would have been achieved had these transactions been consummated as of the dates indicated or that may be achieved in the future.

    DoubleClick and NetGravity estimate that they will incur direct transaction costs of approximately $10.8 million in connection with the proposed merger, and approximately $16.0 million for the proposed merger with Abacus, which will be charged to operations in the quarter in which the mergers are consummated. The transaction costs consist of fees for investment bankers, attorneys, accountants, financial printing and other related charges. There can be no assurance that DoubleClick will not incur additional charges in subsequent quarters to reflect costs associated with the proposed mergers.

    These unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and related notes thereto and other financial information pertaining to DoubleClick, NetGravity and Abacus including "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" incorporated by reference.

                                DOUBLECLICK INC.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                              AS OF JUNE 30, 1999

                                 (IN THOUSANDS)

                                                                                                          DOUBLECLICK /
                                                               DOUBLECLICK/ NETGRAVITY                 NETGRAVITY / ABACUS
                                            HISTORICAL                PRO FORMA                             PRO FORMA
                                     ------------------------  -----------------------  HISTORICAL   -----------------------
                                     DOUBLECLICK  NETGRAVITY   ADJUSTMENTS   COMBINED     ABACUS     ADJUSTMENTS   COMBINED
                                     -----------  -----------  -----------  ----------  -----------  -----------  ----------
ASSETS
Current assets:
Cash, cash equivalents and
  short-term investments...........   $ 372,988    $ 125,043                $  498,031   $  23,563                $  521,594
Accounts receivable, net...........      20,351        9,231                    29,582      14,857                    44,439
Prepaid expenses and other current
  assets...........................       2,033        1,909                     3,942       3,301                     7,243
                                     -----------  -----------               ----------  -----------               ----------
  Total current assets.............     395,372      136,183                   531,555      41,721                   573,276
Property and equipment, net........      21,168        5,870                    27,038       7,114                    34,152
Investments and other assets.......       5,801        1,655                     7,456         146                     7,602
                                     -----------  -----------               ----------  -----------               ----------
  Total assets.....................   $ 422,341    $ 143,708                $  566,049   $  48,981                $  615,030
                                     -----------  -----------               ----------  -----------               ----------
                                     -----------  -----------               ----------  -----------               ----------
LIABILITIES AND STOCKHOLDERS'
  EQUITY
Current liabilities:
Accounts payable and accrued
  expenses.........................   $  28,055    $   4,893    $  10,750   $   43,698   $   5,756    $  16,000   $   65,454
Deferred revenues..................       6,482        7,791                    14,273                                14,273
Deferred license and service
  fees.............................         344           --                       344          --                       344
                                     -----------  -----------  -----------  ----------  -----------  -----------  ----------
  Total current liabilities........      34,881       12,684    $  10,750       58,315       5,756       16,000       80,071
Convertible subordinated notes.....     250,000           --                   250,000          --                   250,000
Other liabilities..................         295           --                       295         447                       742

Stockholders' equity:

Common stock.......................          40           18          (13)          45          10                        55
Additional paid-in capital.........     205,221      161,121           13      366,355      14,499                   380,854
Retained earnings (accumulated
  deficit).........................     (67,253)     (28,849)     (10,750)    (106,852)     28,269      (16,000)     (94,583)
Deferred compensation..............        (265)      (1,266)                   (1,531)         --                    (1,531)
Other comprehensive loss...........        (578)          --                      (578)         --                      (578)
                                     -----------  -----------  -----------  ----------  -----------  -----------  ----------
Total stockholders' equity.........     137,165      131,024      (10,750)     257,439      42,778      (16,000)     284,217
                                     -----------  -----------  -----------  ----------  -----------  -----------  ----------
Total liabilities and stockholders'
  equity...........................   $ 422,341    $ 143,708    $      --   $  566,049   $  48,981    $           $  615,030
                                     -----------  -----------  -----------  ----------  -----------  -----------  ----------
                                     -----------  -----------  -----------  ----------  -----------  -----------  ----------

         The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

                                DOUBLECLICK INC.

                UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT
                                 OF OPERATIONS

                         SIX MONTHS ENDED JUNE 30, 1999

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                       DOUBLECLICK/
                                                                            DOUBLECLICK/               NETGRAVITY/
                                                                            NETGRAVITY/                   ABACUS
                                                         HISTORICAL          PRO FORMA    HISTORICAL    PRO FORMA
                                                  ------------------------  ------------  -----------  ------------
                                                  DOUBLECLICK  NETGRAVITY     COMBINED      ABACUS       COMBINED
                                                  -----------  -----------  ------------  -----------  ------------
Revenues........................................   $  53,079    $  10,221    $   63,300    $  25,968    $   89,268
Cost of revenues................................      25,038        4,796        29,834        6,463        36,297
                                                  -----------  -----------  ------------  -----------  ------------
  Gross profit..................................      28,041        5,425        33,466       19,505        52,971
Operating expenses:
  Sales and marketing...........................      25,059        6,898        31,957        8,142        40,099
  General and administrative....................       8,750        2,417        11,167        2,643        13,810
  Product development...........................       7,691        3,577        11,268        1,381        12,649
  Facility relocation & other...................       2,132           --         2,132           --         2,132
                                                  -----------  -----------  ------------  -----------  ------------
      Total operating expenses..................      43,632       12,892        56,524       12,166        68,690
                                                  -----------  -----------  ------------  -----------  ------------
Income (loss) from operations...................     (15,591)      (7,467)      (23,058)       7,339       (15,719)
Equity in losses of joint venture...............          --           --            --         (365)         (365)
Interest and other, net.........................       3,055        1,615         4,670          567         5,237
                                                  -----------  -----------  ------------  -----------  ------------
Income (loss) before income taxes...............     (12,536)      (5,852)      (18,388)       7,541       (10,847)
Provision for income taxes......................          --           --            --        2,964         2,964
                                                  -----------  -----------  ------------  -----------  ------------
Net income (loss)...............................   $ (12,536)   $  (5,852)   $  (18,388)   $   4,577    $  (13,811)
                                                  -----------  -----------  ------------  -----------  ------------
                                                  -----------  -----------  ------------  -----------  ------------
Net income (loss) per share--basic..............   $   (0.32)   $   (0.38)   $    (0.42)   $    0.46    $    (0.25)
Net income (loss) per share--diluted............   $   (0.32)   $   (0.38)   $    (0.42)   $    0.44    $    (0.25)
Weighted average shares used in basic per share
  calculation...................................      39,435       15,572        43,795        9,878        54,167
Weighted average shares used in diluted per
  share calculation.............................      39,435       15,572        43,795       10,475        54,167

         The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

                                DOUBLECLICK INC.

                UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT
                                 OF OPERATIONS

                         SIX MONTHS ENDED JUNE 30, 1998

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                           DOUBLECLICK /
                                                                DOUBLECLICK/                NETGRAVITY/
                                            HISTORICAL          NETGRAVITY                    ABACUS
                                     ------------------------   PRO FORMA    HISTORICAL      PRO FORMA
                                     DOUBLECLICK   NETGRAVITY   COMBINED       ABACUS        COMBINED
                                     -----------   ----------   ---------   ------------   -------------
Revenues...........................   $ 30,297      $ 4,335     $ 34,632      $18,449        $ 53,081
Cost of revenues...................     20,569        2,285       22,854        4,227          27,081
                                     -----------   ----------   ---------   ------------   -------------
  Gross profit.....................      9,728        2,050       11,778       14,222          26,000
Operating expenses:
  Sales and marketing..............     12,508        4,395       16,903        5,936          22,839
  General and administrative.......      4,970        1,462        6,432        2,244           8,676
  Product development..............      2,579        2,059        4,638          851           5,489
                                     -----------   ----------   ---------   ------------   -------------
      Total operating expenses.....     20,057        7,916       27,973        9,031          37,004
                                     -----------   ----------   ---------   ------------   -------------
Income (loss) from operations......    (10,329)      (5,866)     (16,195)       5,191         (11,004)
Interest and other, net............      1,228           56        1,284          305           1,589
                                     -----------   ----------   ---------   ------------   -------------
Income (loss) before income
  taxes............................     (9,101)      (5,810)     (14,911)       5,496          (9,415)
Provision for income taxes.........         --           --           --        2,006           2,006
                                     -----------   ----------   ---------   ------------   -------------
Net income (loss)..................   $ (9,101)     $(5,810)    $(14,911)     $ 3,490        $(11,421)
                                     -----------   ----------   ---------   ------------   -------------
                                     -----------   ----------   ---------   ------------   -------------
Net income (loss) per
  share--basic.....................   $  (0.34)     $ (1.42)    $  (0.53)     $  0.36        $  (0.30)
Net income (loss) per
  share--diluted...................   $  (0.34)     $ (1.42)    $  (0.53)     $  0.34        $  (0.30)
Weighted average shares used in
  basic per share calculation......     27,101        4,079       28,243        9,692          38,420
Weighted average shares used in
  diluted per share calculation....     27,101        4,079       28,243       10,202          38,420

         The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

                                DOUBLECLICK INC.

                UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT
                                 OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1998

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                       DOUBLECLICK/
                                                                            DOUBLECLICK/               NETGRAVITY/
                                                         HISTORICAL          NETGRAVITY                   ABACUS
                                                  ------------------------   PRO FORMA    HISTORICAL    PRO FORMA
                                                  DOUBLECLICK  NETGRAVITY     COMBINED      ABACUS       COMBINED
                                                  -----------  -----------  ------------  -----------  ------------
Revenues........................................   $  80,188    $  11,557    $   91,745    $  46,979    $  138,724
Cost of revenues................................      53,964        5,228        59,192        9,581        68,773
                                                  -----------  -----------  ------------  -----------  ------------
  Gross profit..................................      26,224        6,329        32,553       37,398        69,951
                                                  -----------  -----------  ------------  -----------  ------------
Operating expenses:
  Sales and marketing...........................      29,180       10,351        39,531       12,628        52,159
  General and administrative....................      11,288        3,172        14,460        4,928        19,388
  Product development...........................       6,684        4,639        11,323        1,691        13,014
  Facility relocation & other...................          --           --            --          360           360
                                                  -----------  -----------  ------------  -----------  ------------
      Total operating expenses..................      47,152       18,162        65,314       19,607        84,921
                                                  -----------  -----------  ------------  -----------  ------------
Income (loss) from operations...................     (20,928)     (11,833)      (32,761)      17,791       (14,970)
Equity in losses of joint venture...............          --           --            --          (53)          (53)
Interest and other, net.........................       2,756          540         3,296          754         4,050
                                                  -----------  -----------  ------------  -----------  ------------
Income (loss) before income taxes...............     (18,172)     (11,293)      (29,465)      18,492       (10,973)
Provision for income taxes......................          --           --            --        7,066         7,066
                                                  -----------  -----------  ------------  -----------  ------------
Net income (loss)...............................   $ (18,172)   $ (11,293)   $  (29,465)   $  11,426    $  (18,039)
                                                  -----------  -----------  ------------  -----------  ------------
                                                  -----------  -----------  ------------  -----------  ------------
Net income (loss) per share--basic..............   $   (0.60)   $   (1.28)   $    (0.90)   $    1.17    $    (0.42)
Net income (loss) per share--diluted............   $   (0.60)   $   (1.28)   $    (0.90)   $    1.12    $    (0.42)
Weighted average shares used in basic per share
  calculation...................................      30,440        8,823        32,911        9,727        43,124
Weighted average shares used in diluted per
  share calculation.............................      30,440        8,823        32,911       10,216        43,124

         The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

                                DOUBLECLICK INC.

                UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT
                                 OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1997

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                       DOUBLECLICK/
                                                                            DOUBLECLICK/               NETGRAVITY/
                                                         HISTORICAL          NETGRAVITY                   ABACUS
                                                  ------------------------   PRO FORMA    HISTORICAL    PRO FORMA
                                                  DOUBLECLICK  NETGRAVITY     COMBINED      ABACUS       COMBINED
                                                  -----------  -----------  ------------  -----------  ------------
Revenues........................................   $  30,597    $   6,358    $   36,955    $  30,971    $   67,926
Cost of revenues................................      20,628        2,572        23,200        5,942        29,142
                                                  -----------  -----------  ------------  -----------  ------------
  Gross profit..................................       9,969        3,786        13,755       25,029        38,784
                                                  -----------  -----------  ------------  -----------  ------------
Operating expenses:
  Sales and marketing...........................      10,710        6,073        16,783        8,000        24,783
  General and administrative....................       6,326        1,552         7,878        3,911        11,789
  Product development...........................       1,398        3,033         4,431        1,507         5,938
  Facility relocation & other...................          --           --            --          102           102
                                                  -----------  -----------  ------------  -----------  ------------
      Total operating expenses..................      18,434       10,658        29,092       13,520        42,612
                                                  -----------  -----------  ------------  -----------  ------------
Income (loss) from operations...................      (8,465)      (6,872)      (15,337)      11,509        (3,828)
Interest and other, net.........................         109          (10)           99          297           396
                                                  -----------  -----------  ------------  -----------  ------------
Income (loss) before income taxes...............      (8,356)      (6,882)      (15,238)      11,806        (3,432)
Provision for income taxes......................          --           --            --        4,309         4,309
                                                  -----------  -----------  ------------  -----------  ------------
Net income (loss)...............................   $  (8,356)   $  (6,882)   $  (15,238)   $   7,497    $   (7,741)
                                                  -----------  -----------  ------------  -----------  ------------
                                                  -----------  -----------  ------------  -----------  ------------
Net income (loss) per share--basic..............   $   (0.61)   $   (2.46)   $    (1.05)   $    0.78    $    (0.32)
Net income (loss) per share--diluted............   $   (0.61)   $   (2.46)   $    (1.05)   $    0.74    $    (0.32)
Weighted average shares used in basic per share
  calculation...................................      13,718        2,799        14,501        9,546        24,524
Weighted average shares used in diluted per
  share calculation.............................      13,718        2,799        14,501       10,058        24,524

         The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

                                DOUBLECLICK INC.

                UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT
                                 OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1996

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                        DOUBLECLICK/
                                                                             DOUBLECLICK/               NETGRAVITY/
                                                        HISTORICAL            NETGRAVITY                   ABACUS
                                                ---------------------------   PRO FORMA    HISTORICAL    PRO FORMA
                                                DOUBLECLICK(1)  NETGRAVITY     COMBINED      ABACUS       COMBINED
                                                --------------  -----------  ------------  -----------  ------------
Revenues......................................    $    6,514     $   1,939    $    8,453    $  17,532    $   25,985
Cost of revenues..............................         3,780           702         4,482        3,751         8,233
                                                     -------    -----------  ------------  -----------  ------------
  Gross profit................................         2,734         1,237         3,971       13,781        17,752
                                                     -------    -----------  ------------  -----------  ------------
Operating expenses:
  Sales and marketing.........................         3,079         2,839         5,918        4,294        10,212
  General and administrative..................         2,145         1,315         3,460        2,204         5,664
  Product development.........................           618         1,764         2,382          913         3,295
                                                     -------    -----------  ------------  -----------  ------------
      Total operating expenses................         5,842         5,918        11,760        7,411        19,171
                                                     -------    -----------  ------------  -----------  ------------
Income (loss) from operations.................        (3,108)       (4,681)       (7,789)       6,370        (1,419)
Interest and other, net.......................           (84)           54           (30)        (116)         (146)
                                                     -------    -----------  ------------  -----------  ------------
Income (loss) before income taxes.............        (3,192)       (4,627)       (7,819)       6,254        (1,565)
Provision for income taxes....................            --            --            --        2,389         2,389
                                                     -------    -----------  ------------  -----------  ------------
Net income (loss).............................    $   (3,192)    $  (4,627)   $   (7,819)   $   3,865    $   (3,954)
                                                     -------    -----------  ------------  -----------  ------------
                                                     -------    -----------  ------------  -----------  ------------
Net income (loss) per share--basic............    $    (0.18)    $   (2.19)   $    (0.42)   $    0.43    $    (0.14)
Net income (loss) per share--diluted..........    $    (0.18)    $   (2.19)   $    (0.42)   $    0.40    $    (0.14)
Weighted average shares used in basic per
  share calculation...........................        18,118         2,111        18,709        9,094        28,258
Weighted average shares used in diluted per
  share calculation...........................        18,118         2,111        18,709        9,614        28,258

(1) Period from January 23, 1996 (inception) through December 31, 1996

         The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

                          NOTES TO UNAUDITED PRO FORMA
                    CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 1

    The unaudited pro forma condensed combined financial statements of DoubleClick and NetGravity give retroactive effect to the proposed merger of DoubleClick and NetGravity, which is expected to be accounted for as a pooling of interests and, as a result, the unaudited pro forma condensed combined balance sheet and statements of operations are presented as if DoubleClick and NetGravity had been combined for all periods presented. On June 13, 1999, DoubleClick entered into an agreement to merge with Abacus. The unaudited pro forma condensed combined financial statements of DoubleClick and NetGravity reflect the proposed merger with Abacus, which is expected to be accounted for as a pooling of interests and, as a result, the unaudited pro forma condensed combined balance sheet and statements of operations are presented as if DoubleClick, NetGravity and Abacus had been combined for all periods presented.

    The unaudited pro forma condensed combined financial statements, including the related notes thereto, should be read in conjunction with the historical consolidated financial statements and related notes of DoubleClick, NetGravity and Abacus incorporated by reference in this proxy statement/ prospectus. Amounts from the NetGravity and Abacus historical consolidated financial statements have been reclassified in the unaudited pro forma combined financial statements to conform with DoubleClick historical classifications.

    All share numbers in these unaudited pro forma condensed combined financial statements for all periods presented have been adjusted to reflect the DoubleClick 2-for-1 stock split that occurred in April 1999.

NOTE 2

    Basic net income (loss) per share is computed using the weighed average number of common shares outstanding during the period. Diluted net income (loss) per share is computed using the weighed average number of common and dilutive common equivalent shares outstanding during the period. Dilutive common equivalent shares consist of the incremental common shares issuable upon conversion of convertible preferred stock, convertible notes (using the if-converted method), and shares issuable upon exercise of stock options (using the treasury stock method). Common equivalent shares or shares issuable upon conversion of potentially dilutive securities are excluded from the computations if their effect is anti-dilutive. Pro forma net loss per share is computed by adding DoubleClick historical weighted average shares outstanding to NetGravity and Abacus historical weighted average shares outstanding converted to give effect to the exchange ratio of .28 and 1.05, respectively.

NOTE 3

    The provision for income taxes does not reflect the benefit of DoubleClick's or NetGravity's net losses due to limitations and uncertainty surrounding realization.

NOTE 4

    It is anticipated that the combined company will incur estimated direct transaction charges of $10.8 million related to the proposed merger of DoubleClick with NetGravity and an additional $16 million for the Abacus merger, in the quarter in which the proposed mergers are consummated. This pro forma adjustment is based upon preliminary estimates and assumptions made by management

                          NOTES TO UNAUDITED PRO FORMA
              CONDENSED COMBINED FINANCIAL STATEMENTS (CONTINUED)

for purposes of preparing the unaudited pro forma condensed combined financial statements. These charges include factually supportable direct transaction costs including estimated investment banking and financial advisory fees of approximately $7.3 million and $12.5 million for the NetGravity and Abacus merger, respectively, and other estimated merger related expenses totaling $3.5 million for each of the Abacus and NetGravity mergers consisting primarily of other professional services and estimated registration expenses based upon discussions and arrangements with vendors. The estimated charge is reflected in the unaudited pro forma condensed combined balance sheet data, but is not reflected in the unaudited pro forma condensed combined statement of operations data, however, this amount will be charged to the statement of operations in the period the transaction is consummated. This charge is a preliminary estimate only and is subject to change. Actual amounts ultimately incurred could differ from the estimated amounts. Additionally, the amounts presented do not include amounts which are not factually supportable or integration costs which may be incurred. Neither DoubleClick nor NetGravity has estimated the amount or nature of integration costs.

                       COMPARISON OF RIGHTS OF HOLDERS OF
                          NETGRAVITY COMMON STOCK AND
                            DOUBLECLICK COMMON STOCK

    This section of the proxy statement/prospectus describes certain differences between the rights of NetGravity stockholders and DoubleClick stockholders. While we believe that the description covers the material differences between the two companies, this summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer to for a more complete understanding of the differences between being a stockholder of NetGravity and being a stockholder of DoubleClick.

    The rights of the stockholders of NetGravity are governed by NetGravity's Amended and Restated Certificate of Incorporation, and its Amended and Restated Bylaws. After completion of the merger, NetGravity stockholders will become stockholders of DoubleClick and their rights will be governed by DoubleClick's Amended and Restated Certificate of Incorporation and its Amended and Restated Bylaws. Both companies are incorporated under the laws of the State of Delaware and, accordingly, NetGravity stockholders' rights will continue to be governed by the Delaware General Corporation Law after completion of the merger.

CLASSES OF COMMON STOCK OF NETGRAVITY AND DOUBLECLICK; VOTING RIGHTS

    Both DoubleClick and NetGravity have one class of common stock issued and outstanding. Holders of DoubleClick common stock and NetGravity common stock are each entitled to one vote for each share held.

CLASSIFIED BOARD OF DIRECTORS

    Delaware law provides that a corporation's board of directors may be divided into various classes with staggered terms of office. DoubleClick's board of directors is divided into three classes, as nearly equal in size as possible, with one class being elected annually for a three-year term. DoubleClick directors are elected for a term of three years and until their successors are elected and qualified.

    NetGravity's directors are all elected at the annual meeting of the stockholders and hold office until their successors are elected and qualified.

NUMBER OF DIRECTORS

    DoubleClick's board of directors may consist of not fewer than five nor more than fifteen directors and currently consists of seven directors. The range of directors on DoubleClick's board may be changed only by a vote of 66.67% of the outstanding shares of the capital stock of DoubleClick at a special meeting of the stockholders called for that purpose.

    NetGravity's board of directors may consist of not fewer than three nor more than nine directors, and currently consists of seven directors. The number of directors can be altered by an amended bylaw adopted by the NetGravity board or by its stockholders.

REMOVAL OF DIRECTORS

    DoubleClick directors, or the entire DoubleClick board, may be removed, at any time, but only for cause and only by the affirmative vote of the holders of at least 66.67% of the outstanding shares of capital stock of DoubleClick entitled to vote generally in the election of directors, voting together as a single class, cast at a special meeting of the stockholders called for that purpose.

    NetGravity directors, or the entire NetGravity board, may be removed, at any time, with or without cause, by the affirmative vote of the holders of a majority of NetGravity's common stock.

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
FILLING VACANCIES ON THE BOARD OF DIRECTORS

    Any newly created directorships in DoubleClick's board resulting from any increase in the number of authorized directors or any vacancies, may be filled by 66.67% of the directors then in office, though less then a quorum, or by a sole remaining director.

    Any vacancy on NetGravity's board occurring for any reason, including newly created directorships, may be filled by a majority of the remaining members of the board of directors, even though less than a quorum.

    In the case of DoubleClick, any director chosen in this manner to fill a vacancy holds office until the annual meeting of stockholders at which the term of the class to which that director has been chosen expires and until that director's successor is elected and qualified. In the case of NetGravity, any director chosen in this manner to fill a vacancy holds office until the next annual election of directors and until that director's successor is elected and qualified.

ABILITY TO CALL SPECIAL MEETINGS

    Special meetings of stockholders of DoubleClick may be called by the president and shall be called by the president or secretary at the request in writing of two-thirds of the board of directors upon not fewer than 10 or more than 60 days' written notice prior to the meeting.

    Special meetings of NetGravity stockholders may be called at any time but only by the president, the NetGravity board, or the chairman of the board. Written notice of the meeting must be given not less than 10 nor more than 60 days before the date of the meeting.

ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS AND PROPOSALS

    At an annual meeting of DoubleClick's stockholders, only business as has been properly brought before the meeting will be conducted. To be properly brought before an annual meeting of DoubleClick, business must be:

    - provided in DoubleClick's notice of meeting;

    - otherwise properly brought before the meeting by or at the direction of the board, or

    - otherwise properly brought before the meeting by a stockholder

    For business to be properly brought before an annual DoubleClick meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of DoubleClick. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of DoubleClick not later than the close of business on the 120(th) day or earlier than the close of business on the 150(th) day prior to the first anniversary of the proxy statement delivered to stockholders in connection with the preceding year's annual meeting; provided, however, that if either (A) the date of the annual meeting is more than 30 days before or more than 60 days after this anniversary date or (B) no proxy statement was delivered to stockholders in connection with the preceding year's annual meeting, notice by the stockholder, to be timely, must be delivered not earlier than the close of business on the 90(th) day prior to the annual meeting and not later than the close of business on the later of the 60(th) day prior to the annual meeting or the close of business on the tenth day following the day on which public announcement of the date of the meeting is first made by DoubleClick.

    If, however, the number of directors to be elected to the DoubleClick board is increased and there is no public announcement by DoubleClick naming all of the nominees for director or specifying the size of the increased Board at least 70 days prior to the first anniversary of the preceding year's annual meeting (or, if the annual meeting is held more than 30 days before or 60 days after the anniversary date, at least 70 days prior to the annual meeting), notice by the stockholder will be considered timely

(but only with respect to nominees for any new positions created by the increase in number of the Board of Directors) if it is delivered no later than the close of business on the tenth day following the day on which public announcement of the date of the meeting is first made by DoubleClick.

    A stockholder's notice to the Secretary must set forth:

    - as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to the person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case under Regulation 14A under the Exchange Act (including the person's written consent to being named in the proxy statement as a nominee and to serving as a director it elected);

    - as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting this business at the meeting and any material interest in the business of the stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and

    - as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (A) the name and address of the stockholder, as they appear on DoubleClick's books, and of the beneficial owner and (B) the class and number of shares of capital stock of DoubleClick that are owned beneficially and held of record by the stockholder and the beneficial owner.

    Nominations of persons for election to the DoubleClick board may be made at a meeting of stockholders at which directors are to be elected in accordance with DoubleClick's notice of meeting, (A) by or at the direction of the board or
(B) provided that the board has determined that directors will be elected at the meeting, by any stockholder of the corporation entitled to vote in the election of directors at the meeting who complies with DoubleClick's notice procedures. These nominations, other than those made by or at the direction of the board, must be made with timely notice in writing to the Secretary of DoubleClick. If DoubleClick calls a special meeting of stockholders for the purpose of electing one or more directors to the board, any stockholder may nominate a person or persons, for election to the position(s) as specified in DoubleClick's notice of meeting, if the stockholder's notice is delivered to the Secretary not earlier than the 90(th) day prior to the special meeting and not later than the later of
(i) the close of business of the 60(th) day prior to the special meeting or (ii) the close of business of the 10(th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board to be elected at the meeting.

    NetGravity stockholders may nominate one or more persons for election as directors at a meeting only if written notice of such stockholder's intent to make such nomination or nominations has been given, either by personal delivery or by U.S. mail, postage prepaid, to the Secretary of NetGravity not later than

    - 60 days in advance of the meeting with respect to an election to be held at an annual meeting of stockholders; and

    - the close of business on the seventh day following the date on which notice of such meeting is first given to stockholders with respect to an election to be held at a special meeting of stockholders for the election of directors.

    Each such notice shall set forth the following information:

    - the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated;

    - a representation that the stockholder is a holder of record of NetGravity stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice

    - a description of all arrangements or understandings between the stockholder, each nominee or any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;

    - such other information regarding each nominee proposed by such stockholder required to be included in a proxy statement filed pursuant to the proxy rules of the Commission for a nominee nominated, or intended to be nominated, by the NetGravity board; and

    - the consent of each nominee to serve as a director of NetGravity if so elected.

    If a majority of the NetGravity board reasonably determines that the information provided in the nominating stockholder's notice does not satisfy the informational requirements set forth above in any material respect, the Secretary of NetGravity shall promptly notify such stockholder of the deficiency in writing. The stockholder shall have an opportunity to cure the deficiency by providing additional information to the Secretary.

    At an annual meeting of the stockholders, only business that properly has been brought before the meeting may be conducted. For business to be properly brought before an annual meeting by a NetGravity stockholder, the stockholder must have given timely notice of the matter in writing to the Secretary of NetGravity. To be timely, a NetGravity stockholder's notice must be delivered to or mailed and received at the principal executive offices of NetGravity not less than 60 days prior to the meeting. However, in the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the earlier of the day on which the annual meeting notice was mailed or such public disclosure was made. A stockholder's notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting the following information:

    - a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;

    - the name and address, as they appear on NetGravity's books, of the stockholder proposing such business;

    - the class and number of shares of NetGravity which are beneficially owned by the stockholder; and

    - any material direct or indirect interest, financial or otherwise of the stockholder or its affiliates or associates in such business.

    The NetGravity board may reject any stockholder proposal not timely made. If the NetGravity board determines that the information provided in a stockholder's notice does not satisfy the informational requirements listed above, the Secretary of NetGravity shall promptly notify such stockholder of the deficiency in the notice. The stockholder shall then have an opportunity to cure the deficiency by providing additional information to the Secretary.

    Both NetGravity and DoubleClick are subject to the same stockholder nomination and proposal requirements imposed on public companies by Federal securities laws. Such laws require the stockholder proposals to be submitted to companies not less than 120 days before the date of the annual proxy statement released to stockholders in connection with the previous year's annual meeting.

AMENDMENT OF CERTIFICATE OF INCORPORATION

    Under Delaware law, a certificate of incorporation of a Delaware corporation may be amended by approval of the board of directors of the corporation and the affirmative vote of the holders of a majority of the outstanding shares entitled to vote for the amendment, unless a higher vote is required by the corporation's certificate of incorporation.

    DoubleClick's certificate of incorporation provides that the affirmative vote of the holders of at least 66.67% of the outstanding shares of capital stock of DoubleClick entitled to vote generally in the election of directors, voting together as a single class, are required to alter, change, amend, repeal or adopt any provision inconsistent with the provisions of DoubleClick's certificate of incorporation that deal with the following:

    - matters relating to the board of directors, including the number of members, board classification, vacancies and removal;

    - the manner in which stockholder action may be effected;

    - limitation of the liability of DoubleClick's directors;

    - indemnification of DoubleClick's directors and officers;

    - amendments to DoubleClick's bylaws; and

    - amendments to DoubleClick's certificate of incorporation.

    NetGravity's Certificate of Incorporation may be amended by the holders of a majority of NetGravity shares then entitled to vote on the matter and with the approval of the board in accordance with the Delaware General Corporation Law.

AMENDMENT OF BYLAWS

    Under Delaware law, stockholders entitled to vote have the power to adopt, amend or repeal bylaws. In addition, a corporation may, in its certificate of incorporation, confer this power upon the board of directors. The stockholders always have the power to adopt, amend or repeal bylaws, even though the board may also be delegated this power.

    The DoubleClick Bylaws may be altered, amended, or repealed, or new bylaws may be adopted, by the affirmative vote of at least (A) 66.67% of the board or
(B) the holders of at least 66.67% of the outstanding shares of capital stock of DoubleClick entitled to vote generally in the election of directors, voting together as a single class, which votes are cast at a special meeting of the stockholders called for that purpose.

    The NetGravity Bylaws may be adopted, amended or repealed, or new bylaws may be adopted, by the NetGravity board or by the holders of a majority of NetGravity shares then entitled to vote on the matter.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Delaware General Corporation Law permits a corporation to indemnify officers and directors for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action that they had no reasonable cause to believe was unlawful.

    Each of DoubleClick's and NetGravity's certificate of incorporation and bylaws provide that any person who was or is a party or is threatened to be a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative, because that person is or was a director or officer, or is or was serving at the request of the relevant company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, will be indemnified against expenses (including attorney's fees), judgments, fines and amounts paid in settlement reasonably incurred by the indemnified person or on his behalf in connection with the action, suit or proceeding and any appeal therefrom, and held harmless by the relevant company to the fullest extent permitted by the Delaware General Corporation Law. The indemnification rights conferred by DoubleClick and NetGravity are not exclusive of any other right to which persons seeking indemnification may be entitled under any statute, our respective certificates of incorporation or bylaws, any agreement, vote of stockholders or disinterested directors or otherwise.

    Additionally, DoubleClick and NetGravity are obligated to pay expenses incurred by their directors or officers in defending a civil or criminal action, suit or proceeding because that person is a director or officer, in advance of the final disposition of that action, suit or proceeding. These payments will be made however only if DoubleClick or NetGravity receive an undertaking by or on behalf of that director or officer to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by DoubleClick or NetGravity, as authorized by the Delaware General Corporation Law.

                                    EXPERTS

    The consolidated balance sheets of DoubleClick Inc. as of December 31, 1998 and 1997 and the consolidated statements of operations, shareholders' equity, and cash flows for each of the two years in the period ended December 31, 1998, and for the period from January 23, 1996 (inception) through December 31, 1996, incorporated in this proxy statement/prospectus, by reference to the Annual Report on Form 10-K of DoubleClick Inc., as amended on April 27, 1999, for the year ended December 31, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

    The consolidated financial statements of NetGravity, Inc. as of December 31, 1998 and 1997 and for each of the years in the three-year period ended December 31, 1998, have been incorporated by reference in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements of Abacus Direct Corporation as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, incorporated in this proxy statement/prospectus by reference to the Annual Report on Form 10-K of Abacus Direct Corporation for the year ended December 31, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL MATTERS

    The validity of the shares of DoubleClick common stock offered by this proxy statement/prospectus and the federal income tax consequences in connection with the merger will be passed upon for DoubleClick by Brobeck, Phleger & Harrison LLP, New York, New York. Legal matters pertaining to federal income tax consequences in connection with the merger will be passed upon for NetGravity by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                      WHERE YOU CAN FIND MORE INFORMATION

    DoubleClick, NetGravity and Abacus file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Stockholders may read and copy any reports, statements or other information filed by DoubleClick, NetGravity or Abacus at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. DoubleClick's, NetGravity's and Abacus's filings with the Commission are also available to the public from commercial document-retrieval services and at the Web site maintained by the Commission at http://www.sec.gov. DoubleClick's common stock, NetGravity's common stock and Abacus's common stock are quoted on the Nasdaq National Market under the symbols "DCLK," "NETG," and "ABDR", respectively. Annual, quarterly and special reports, proxy statements and other information concerning DoubleClick, NetGravity and Abacus may also be inspected at the offices of the National Association of Securities Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C. 20006.

    This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of DoubleClick in addition to being a proxy statement of NetGravity for use at its special meeting.

    As allowed by the Commission's rules, this proxy statement/prospectus does not contain all of the information relating to DoubleClick, NetGravity and Abacus included in the registration statement or the exhibits to the registration statement. Some of the important business and financial information relating to DoubleClick, NetGravity and Abacus that may be important in deciding how to vote is not included in this proxy statement/prospectus, but rather is "incorporated by reference" to documents that have been previously filed by DoubleClick, NetGravity and Abacus with the Commission. The information incorporated by reference is deemed to be a part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus. See "Incorporation of Certain Documents by Reference."

    DoubleClick has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to DoubleClick, and NetGravity has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to NetGravity.

    Stockholders can obtain any of the documents incorporated by reference through DoubleClick, NetGravity or the Commission. Documents incorporated by reference are available from DoubleClick or NetGravity without charge, excluding all exhibits. Stockholders may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them orally or in writing to the following addresses or by telephone:

DoubleClick Inc.                        NetGravity, Inc.
Investor Relations                      Investor Relations
41 Madison Avenue, 32nd Floor           1900 S. Norfolk Street,
New York, New York 10010                Suite 150
(212) 683-0001                          San Mateo, California 94403-1151
                                        (650) 425-5960

    If you would like to request documents, please do so by October 19, 1999 in order to receive them before the NetGravity special meeting.

    NETGRAVITY STOCKHOLDERS SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS TO VOTE ON THE MERGER AGREEMENT AND THE MERGER. NEITHER DOUBLECLICK NOR NETGRAVITY HAS AUTHORIZED ANYONE TO PROVIDE INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN PROXY STATEMENT/PROSPECTUS. THIS PROXY STATEMENT/PROSPECTUS IS DATED SEPTEMBER 24, 1999. STOCKHOLDERS SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/

PROSPECTUS IS ACCURATE AS OF ANY OTHER DATE, AND NEITHER THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO STOCKHOLDERS NOR THE ISSUANCE OF DOUBLECLICK COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this proxy statement/prospectus, and later information filed with the Commission will update and supersede this information. This proxy statement/prospectus incorporates by reference the documents set forth below that DoubleClick, NetGravity and Abacus have previously filed with the Commission. The documents contain important information about DoubleClick, NetGravity and Abacus and their finances.

    We incorporate by reference DoubleClick's:

    - Annual Report on Form 10-K, as amended by Annual Report on Form 10-K/A, for the year ended December 31, 1998;

    - Quarterly Reports on Form 10-Q, as amended for the quarters ended March 31, 1999 and June 30, 1999;

    - Reports on Form 8-K dated February 3, 1999, March 15, 1999, March 15, 1999, June 17, 1999 and July 21, 1999; and

    - The description of DoubleClick's common stock contained in DoubleClick's Registration Statement on Form 8-A dated November 30, 1998 registering the DoubleClick common stock under Section 12(g) of the Securities Exchange Act of 1933, as amended.

    In addition, all of DoubleClick's filings with the Commission after the date of this proxy statement/ prospectus under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act shall be deemed to be incorporated by reference until the merger becomes effective.

    We also incorporate by reference NetGravity's:

    - Annual Report on Form 10-K for the year ended December 31, 1998;

    - Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;

    - Quarterly report on Form 10-Q, as amended by the quarterly report on Form 10-Q/A, for the quarter ended June 30, 1999;

    - Report on Form 8-K filed with the Commission on July 21, 1999; and

    - The description of NetGravity's common stock contained in NetGravity's Registration Statement on Form 8-A filed with the Commission on May 15, 1998 registering the NetGravity common stock under Section 12(g) of the Securities Exchange Act of 1934, as amended.

    In addition, all of NetGravity's filings with the Commission after the date of this proxy statement/ prospectus under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, as amended, shall be deemed to be incorporated by reference until the merger of NetGravity and DoubleClick becomes effective.

    We also incorporate by reference:

    - Item 6 and Item 8 of Part I of Abacus's Annual Report on Form 10-K for the year ended December 31, 1998; and

    - Item 1 of Part I of Abacus's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999.

    In addition, all of the financial information contained in Abacus's filings with the Commission after the date of this proxy statement/prospectus under
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, as amended, shall be deemed to be incorporated by reference until the merger of DoubleClick and Abacus becomes effective.

    Any statement contained in this proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference in this proxy statement/prospectus shall be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained in this or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

                                                                      APPENDIX A

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                     among

                               DOUBLECLICK INC.,

                             NJ MERGER CORPORATION

                                      and

                                NETGRAVITY, INC.

                           Dated as of July 12, 1999

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                             ---------
ARTICLE I DEFINITIONS......................................................................................        A-1
  SECTION 1.01           Certain Defined Terms.............................................................        A-4
ARTICLE II THE MERGER......................................................................................        A-4
  SECTION 2.01           The Merger........................................................................        A-4
  SECTION 2.02           Closing...........................................................................        A-4
  SECTION 2.03           Effective Time....................................................................        A-5
  SECTION 2.04           Effect of the Merger..............................................................        A-5
  SECTION 2.05           Certificate of Incorporation; Bylaws; Directors and Officers of Surviving                 A-5
                         Corporation.......................................................................
ARTICLE III CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES.............................................        A-5
  SECTION 3.01           Conversion of Shares..............................................................        A-5
  SECTION 3.02           Exchange of Shares Other than Treasury Shares.....................................        A-6
  SECTION 3.03           Stock Transfer Books..............................................................        A-7
  SECTION 3.04           No Fractional Share Certificates..................................................        A-8
  SECTION 3.05           Options to Purchase Company Common Stock..........................................        A-8
  SECTION 3.06           Unvested Stock....................................................................        A-9
  SECTION 3.07           Employee Stock Purchase Plan......................................................        A-9
  SECTION 3.08           Certain Adjustments...............................................................        A-9
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF COMPANY.......................................................       A-10
  SECTION 4.01           Organization and Qualification; Subsidiaries......................................       A-10
  SECTION 4.02           Certificate of Incorporation and Bylaws...........................................       A-10
  SECTION 4.03           Capitalization....................................................................       A-10
  SECTION 4.04           Authority Relative to This Agreement..............................................       A-11
  SECTION 4.05           No Conflict; Required Filings and Consents........................................       A-11
  SECTION 4.06           Permits; Compliance with Laws.....................................................       A-12
  SECTION 4.07           SEC Filings; Financial Statements.................................................       A-12
  SECTION 4.08           Absence of Certain Changes or Events..............................................       A-13
  SECTION 4.09           Employee Benefit Plans; Labor Matters.............................................       A-13
  SECTION 4.10           Pooling; Certain Tax Matters......................................................       A-15
  SECTION 4.11           Contracts.........................................................................       A-16
  SECTION 4.12           Litigation........................................................................       A-16
  SECTION 4.13           Environmental Matters.............................................................       A-16
  SECTION 4.14           Intellectual Property.............................................................       A-16
  SECTION 4.15           Taxes.............................................................................       A-18
  SECTION 4.16           Insurance.........................................................................       A-19
  SECTION 4.17           Properties........................................................................       A-19
  SECTION 4.18           Affiliates........................................................................       A-20
  SECTION 4.19           Opinion of Financial Advisor......................................................       A-20
  SECTION 4.20           Brokers...........................................................................       A-20
  SECTION 4.21           Certain Business Practices........................................................       A-20
  SECTION 4.22           Section 203 of the DGCL Not Applicable............................................       A-20
  SECTION 4.23           Business Activity Restriction.....................................................       A-20
ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT.........................................................       A-21
  SECTION 5.01           Organization and Qualification; Subsidiaries......................................       A-21
  SECTION 5.02           Certificate of Incorporation and Bylaws...........................................       A-21
  SECTION 5.03           Capitalization....................................................................       A-21
  SECTION 5.04           Authority Relative to this Agreement..............................................       A-22
  SECTION 5.05           No Conflict; Required Filings and Consents........................................       A-22
  SECTION 5.06           SEC Filings; Financial Statements.................................................       A-23
  SECTION 5.07           Pooling; Certain Tax Matters......................................................       A-23
  SECTION 5.08           Opinion of Financial Advisor......................................................       A-23

                                                                                                               PAGE
                                                                                                             ---------
  SECTION 5.09           Brokers...........................................................................       A-24
  SECTION 5.10           Affiliates........................................................................       A-24
ARTICLE VI COVENANTS.......................................................................................       A-24
  SECTION 6.01           Conduct of Business by Company Pending the Closing................................       A-24
  SECTION 6.02           Notices of Certain Events.........................................................       A-26
  SECTION 6.03           Access to Information; Confidentiality............................................       A-26
  SECTION 6.04           No Solicitation of Transactions...................................................       A-27
  SECTION 6.05           Tax-Free Transaction; Pooling.....................................................       A-27
  SECTION 6.06           Control of Operations.............................................................       A-27
  SECTION 6.07           Further Action; Consents; Filings.................................................       A-28
  SECTION 6.08           Additional Reports................................................................       A-28
  SECTION 6.09           Tax Information...................................................................       A-28
  SECTION 6.10           Conduct of Business by Parent.....................................................       A-29
ARTICLE VII ADDITIONAL AGREEMENTS..........................................................................       A-29
  SECTION 7.01           Registration Statement; Proxy Statement...........................................       A-29
  SECTION 7.02           Stockholders' Meeting.............................................................       A-30
  SECTION 7.03           Affiliates........................................................................       A-31
  SECTION 7.04           Directors' and Officers' Indemnification and Insurance............................       A-31
  SECTION 7.05           No Shelf Registration.............................................................       A-32
  SECTION 7.06           Public Announcements..............................................................       A-32
  SECTION 7.07           NNM Listing.......................................................................       A-32
  SECTION 7.08           Blue Sky..........................................................................       A-32
  SECTION 7.09           Employee Benefit Matters..........................................................       A-32
  SECTION 7.10           Registration Statement Form S-8...................................................       A-32
ARTICLE VIII CONDITIONS TO THE MERGER......................................................................       A-33
  SECTION 8.01           Conditions to the Obligations of Each Party to Consummate the Merger..............       A-33
  SECTION 8.02           Conditions to the Obligations of Company..........................................       A-33
  SECTION 8.03           Conditions to the Obligations of Parent...........................................       A-34
ARTICLE IX TERMINATION, AMENDMENT AND WAIVER...............................................................       A-35
  SECTION 9.01           Termination.......................................................................       A-35
  SECTION 9.02           Effect of Termination.............................................................       A-36
  SECTION 9.03           Amendment.........................................................................       A-36
  SECTION 9.04           Waiver............................................................................       A-36
  SECTION 9.05           Termination Fee; Expenses.........................................................       A-36
ARTICLE X GENERAL PROVISIONS...............................................................................       A-37
  SECTION 10.01          Non-Survival of Representations and Warranties....................................       A-37
  SECTION 10.02          Notices...........................................................................       A-37
  SECTION 10.03          Severability......................................................................       A-38
  SECTION 10.04          Assignment; Binding Effect; Benefit...............................................       A-38
  SECTION 10.05          Incorporation of Exhibits.........................................................       A-38
  SECTION 10.06          Governing Law.....................................................................       A-39
  SECTION 10.07          Waiver of Jury Trial..............................................................       A-39
  SECTION 10.08          Headings; Interpretation..........................................................       A-39
  SECTION 10.09          Counterparts......................................................................       A-39
  SECTION 10.10          Entire Agreement..................................................................       A-39

                                    ANNEXES

ANNEX A         Form of Stockholder Agreement
ANNEX B         Form of Company Affiliate Agreement
ANNEX C         Form of Parent Affiliate Agreement
ANNEX D         Form of Employment Agreement

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

    AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of July 12, 1999 (as amended, supplemented or otherwise modified from time to time, this "AGREEMENT"), among DOUBLECLICK INC., a Delaware corporation ("PARENT"), NETGRAVITY, INC., a Delaware corporation ("COMPANY"), and NJ MERGER CORPORATION, a Delaware corporation and a direct wholly owned subsidiary of Parent ("MERGER SUB"):

                              W I T N E S S E T H:

    WHEREAS, the boards of directors of Parent and Company have determined that it is advisable and in the best interests of their respective companies and stockholders to enter into a business combination by means of the merger of Merger Sub with and into Company (the "MERGER") and have approved and adopted this Agreement;

    WHEREAS, concurrently with the execution of this Agreement and as an inducement to Parent to enter into this Agreement, certain stockholders of Company have entered into a stockholder agreement (each, a "STOCKHOLDER AGREEMENT") in the form attached hereto as Annex A;

    WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), Parent will acquire all of the common stock of Company through the merger of Merger Sub with and into Company;

    WHEREAS, for financial reporting purposes, it is intended that the Merger be accounted for as a "pooling of interests" under United States generally accepted accounting principles ("U.S. GAAP") and the accounting standards of the United States Securities and Exchange Commission (the "SEC"); and

    WHEREAS, for United States Federal income tax purposes, it is intended that the Merger shall qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (together with the rules and regulations promulgated thereunder, the "CODE"), and that this Agreement shall be, and hereby is, adopted as a plan of reorganization for purposes of Section 368 of the Code;

    NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

    SECTION 1.01  CERTAIN DEFINED TERMS

    Unless the context otherwise requires, the following terms, when used in this Agreement, shall have the respective meanings specified below (such meanings to be equally applicable to the singular and plural forms of the terms defined):

    "AFFILIATE" shall mean, with respect to any person, any other person that controls, is controlled by or is under common control with the first person.

    "BLUE SKY LAWS" shall mean state securities or "blue sky" laws.

    "BUSINESS DAY" shall mean any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by law or executive order to close in New York.

    "COMPANY DISCLOSURE SCHEDULE" shall mean the disclosure schedule delivered by Company to Parent prior to the execution of this Agreement and forming a part hereof.

    "COMPANY MATERIAL ADVERSE EFFECT" shall mean any change in or effect on the business of Company and the Company Subsidiaries that, individually or in the aggregate (taking into account all other such changes or effects), is, or is reasonably likely to be, materially adverse to the business, liabilities, financial condition or results of operations of Company and the Company Subsidiaries, taken as a whole, except to the extent any such change or effect results from or is attributable to (i) changes in general economic conditions or changes affecting the industry generally in which Company operates (provided that such changes do not affect Company in a materially disproportionate manner), or (ii) any litigation or loss of current or prospective customers, employees or revenues that Company successfully bears the burden of proving arose from Company entering into this Agreement or (iii) any matter described in
Section 1.01 of the Company Disclosure Schedule; PROVIDED, HOWEVER, that in no event shall a decrease in the trading price of Company Common Stock or litigation relating thereto be considered a Company Material Adverse Effect.

    "COMPANY STOCK PLANS" shall mean Company's 1995 Stock Option Plan, 1998 Stock Plan, Company Stock Purchase Plan and 1998 Director Option Plan.

    "COMPANY STOCK PURCHASE PLAN" shall mean Company's 1998 Employee Stock Purchase Plan.

    "COMPETING TRANSACTION" shall mean any of the following involving Company (other than the Merger):

        (i) any merger, consolidation, share exchange, business combination or other similar transaction (other than, for the purpose of Section 9.05(b)(ii)(B) and 9.05(c), such a transaction in which Company acquires another Person and the shares of Company Common Stock issued to the equityholders of such other Person constitute less than 50% of the capital stock of the successor company in such transaction);

        (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the assets (excluding, for the purpose of Section 9.05(b)(ii)(B) and 9.05(c), cash or cash equivalents) of Company and its subsidiaries, taken as a whole, in a single transaction or series of related transactions;

        (iii) any tender offer or exchange offer for 20% or more of the outstanding voting securities of Company or the filing of a registration statement under the Securities Act in connection therewith; or

        (iv) any person having acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act) having been formed that beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the outstanding voting securities of Company;

        (v) other than for the purpose of Section 9.05(b)(ii)(B) and 9.05(c), any solicitation in opposition to the approval of this Agreement by the stockholders of Company; or

        (vi) other than for the purpose of Section 9.05(b)(ii)(B) and 9.05(c), any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

    "CONFIDENTIALITY AGREEMENT" shall mean the confidentiality agreement, dated as of July 6, 1999 between Parent and Company.

    "$" shall mean United States Dollars.

    "ENVIRONMENTAL LAW" shall mean any Law and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Material, as in effect as of the date hereof.

    "ENVIRONMENTAL PERMIT" shall mean any permit, approval, identification number, license or other authorization required under or issued pursuant to any applicable Environmental Law.

    "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

    "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

    "EXPENSES" shall mean, with respect to any party hereto, all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by such party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of its obligations pursuant to this Agreement and the consummation of the Merger, the preparation, printing, filing and mailing of the Registration Statement and the Proxy Statement, the solicitation of stockholder approvals, the filing of HSR Act notice, if any, and all other matters related to the transactions contemplated hereby and the closing of the Merger.

    "GOVERNMENTAL ENTITY" shall mean any United States Federal, state or local or any foreign governmental, regulatory or administrative authority, agency or commission or any court, tribunal or arbitral body.

    "GOVERNMENTAL ORDER" shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.

    "HAZARDOUS MATERIAL" shall mean (i) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (ii) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

    "HSR ACT" shall mean Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, together with the rules and regulations promulgated thereunder.

    "IRS" shall mean the United States Internal Revenue Service.

    "LAW" shall mean any Federal, state, foreign or local statute, law, ordinance, regulation, rule, code, order, judgment, decree, other requirement or rule of law of the United States or any other jurisdiction, and any other similar act or law.

    "PARENT DISCLOSURE SCHEDULE" shall mean the disclosure schedule delivered by Parent to Company prior to the execution of this Agreement and forming a part hereof.

    "PARENT MATERIAL ADVERSE EFFECT" shall mean any change in or effect on the business of Parent and the Parent Subsidiaries that, individually or in the aggregate (taking into account all other such changes or effects), is, or is reasonably likely to be, materially adverse to the business, liabilities, financial condition or results of operations of Parent and the Parent Subsidiaries, taken as a whole, except to the extent any such change or effect results from or is attributable to (i) changes in general economic conditions or changes affecting the industry generally in which Parent operates (provided that such changes do not affect Parent in a materially disproportionate manner) or
(ii) any litigation or loss of current or prospective customers, employees or revenues that Parent successfully bears the burden of proving arose from Parent entering into this Agreement; PROVIDED, HOWEVER, that in no event shall a decrease in the trading price of Parent Common Stock or litigation relating thereto be considered a Parent Material Adverse Effect.

    "PARENT STOCK PLANS" shall mean Parent's 1997 Stock Incentive Plan and 1996 Stock Option Plan.

    "PERSON" shall mean an individual, corporation, partnership, limited partnership, limited liability company, limited liability partnership, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association, entity or government or political subdivision, agency or instrumentality of a government.

    "SECURITIES ACT" shall mean the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

    "SUBSIDIARY" shall mean, with respect to any person, any corporation, partnership, limited partnership, limited liability company, limited liability partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary of such person) owns, directly or indirectly, a majority of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

    "TAX" shall mean (i) any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity or taxing authority, including, without limitation, taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers' duties, tariffs and similar charges; (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, combined, consolidated or unitary group for any Taxable period; and (iii) any liability for the payment of amounts of the type described in (i) or (ii) as a result of being a transferee of, or a successor in interest to, any person or as a result of an express or implied obligation to indemnify any person.

    "TAX RETURN" shall mean any return, statement or form (including, without limitation, any estimated tax reports or return, withholding tax reports or return and information report or return) required to be filed with respect to any Taxes.

                                   ARTICLE II
                                   THE MERGER

    SECTION 2.01  THE MERGER

    Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time (as defined in Section 2.03), Merger Sub shall be merged with and into Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and Company shall continue as the surviving corporation of the Merger as a wholly owned subsidiary of Parent (the "SURVIVING CORPORATION").

    SECTION 2.02  CLOSING

    Unless this Agreement shall have been terminated and the Merger herein contemplated shall have been abandoned pursuant to Section 9.01 and subject to the satisfaction or waiver of the conditions set forth in Article VIII, the consummation of the Merger shall take place as promptly as practicable (and in any event within three business days) after satisfaction or waiver of the conditions set forth in Article VIII, at a closing (the "CLOSING") to be held at the offices of Brobeck, Phleger & Harrison LLP, Spear Street Tower, One Market, San Francisco, California 94105 unless another date, time or place is agreed to by Parent and Company.

    SECTION 2.03  EFFECTIVE TIME

    At and after the time of the Closing, the parties shall cause the Merger to be consummated by filing a certificate of merger (the "CERTIFICATE OF MERGER") with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the date and time of such filing, or such later date and time as may be set forth therein, being the "EFFECTIVE TIME").

    SECTION 2.04  EFFECT OF THE MERGER

    At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in Company as the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of Company as the Surviving Corporation.

    SECTION 2.05 CERTIFICATE OF INCORPORATION; BYLAWS; DIRECTORS AND OFFICERS OF SURVIVING CORPORATION

    Unless otherwise agreed by Parent and Company before the Effective Time, at the Effective Time:

        (a) the Certificate of Incorporation and the Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and the Bylaws of the Surviving Corporation, until thereafter amended as provided by Law and such Certificate of Incorporation or Bylaws; PROVIDED, HOWEVER, that Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is NetGravity, Inc.";

        (b) the officers of Merger Sub immediately prior to the Effective Time shall serve in their respective offices of the Surviving Corporation from and after the Effective Time, in each case until their successors are elected or appointed and qualified or until their resignation or removal; and

        (c) the directors of Merger Sub immediately prior to the Effective Time shall serve as the directors of the Surviving Corporation from and after the Effective Time, in each case until their successors are elected or appointed and qualified or until their resignation or removal.

                                  ARTICLE III
               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

    SECTION 3.01  CONVERSION OF SHARES

    At the Effective time, by virtue of the Merger, and without any action on the part of Parent, Merger Sub, Company or the holders of any of the following securities:

        (a) each share of Common Stock, $.001 par value, of Company ("COMPANY COMMON STOCK") issued and outstanding immediately before the Effective Time (excluding those held in the treasury of Company and those owned by any wholly owned subsidiary of Company) and all rights in respect thereof, shall, forthwith cease to exist and be converted into and become exchangeable for .28 shares (the "EXCHANGE RATIO") of common stock, $.001 par value, of Parent ("PARENT COMMON STOCK");

        (b) each share of Company Common Stock held in the treasury of Company or owned by any wholly owned subsidiary of Company immediately prior to the Effective Time shall be canceled and retired and no shares of stock or other securities of Parent, the Surviving Corporation or any other corporation shall be issuable, and no payment of other consideration shall be made, with respect thereto; and

        (c) each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

    SECTION 3.02  EXCHANGE OF SHARES OTHER THAN TREASURY SHARES

        (a) EXCHANGE AGENT. As of the Effective Time, Parent shall enter into an agreement with a bank or trust company to act as exchange agent for the Merger (the "EXCHANGE AGENT") as may be designated by Parent and shall be reasonably acceptable to Company.

        (b) PARENT TO PROVIDE COMMON STOCK AND CASH. Promptly after the Effective Time, Parent shall make available to the Exchange Agent for the benefit of the holder of Company Common Stock: (i) Certificates of Parent Common Stock ("PARENT CERTIFICATES") representing the number of whole shares of Parent Common Stock issuable pursuant to Section 3.01(a) in exchange for shares of Company Common Stock outstanding immediately prior to the Effective Time; and (ii) sufficient funds to permit payment in lieu of fractional shares pursuant to Section 3.04.

        (c) EXCHANGE PROCEDURES. The Exchange Agent shall mail to each holder of record of certificates of Company Common Stock ("COMPANY CERTIFICATES"), whose shares were converted into the right to receive shares of Parent Common Stock (and cash in lieu of fractional shares) pursuant to Section 3.04) promptly after the Effective Time (and in any event no later than three business days after the later to occur of the Effective Time and receipt by Parent of a complete list from Company of the names and addresses of its holders of record): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon receipt of the Company Certificates by the Exchange Agent, and shall be in such form and have such other provisions as Parent may reasonably specify); and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for Parent Certificates (and cash in lieu of fractional shares). Upon surrender of a Company Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may be reasonably required by the Exchange Agent, the holder of such Company Certificate shall be entitled to receive in exchange therefor a Parent Certificate representing the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to this Article III and payment of cash in lieu of fractional shares which such holder has the right to receive pursuant to Section 3.04, and the Company Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Company Certificate that, prior to the Effective Time, represented shares of Company Common Stock will be deemed from and after the Effective Time, for all corporate purposes other than the payment of dividends and distributions, to evidence the ownership of the number of full shares of Parent Common Stock into which such shares of Company Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section
    3.04. Notwithstanding any other provision of this Agreement, no interest will be paid or will accrue on any cash payable to holders of Company Certificates pursuant to the provisions of this Article III.

        (d) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Company Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Company Certificate shall surrender such Company Certificate. Subject to the effect of applicable escheat or similar laws, following surrender of any such Company Certificate, there shall be paid to the record holder of the Parent Certificates issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 3.02(d) with respect to such shares of Parent Common Stock.

        (e) TRANSFER OF OWNERSHIP. If any Parent Certificate is to be issued in a name other than that in which the Company Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Company Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a Parent Certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Company Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

        (f) TERMINATION OF EXCHANGE AGENT FUNDING. Any portion of funds (including any interest earned thereon) or Parent Certificates held by the Exchange Agent which have not been delivered to holders of Company Certificates pursuant to this Article III within six months after the Effective Time shall promptly be paid or delivered, as appropriate, to Parent, and thereafter holders of Company Certificates who have not theretofore complied with the exchange procedures outlined in and contemplated by this Section 3.02 shall thereafter look only to Parent (subject to abandoned property, escheat and similar laws) only as general creditors thereof for their claim for shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions (with a record date after the Effective Time) with respect to Parent Common Stock to which they are entitled.

        (g) NO LIABILITY. Notwithstanding anything to the contrary in this
    Section 3.02, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to any person in respect of any shares of Parent Common Stock or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

        (h) LOST, STOLEN OR DESTROYED COMPANY CERTIFICATES. In the event any Company Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Company Certificates, upon the making of an affidavit of that fact by the holder thereof, a Parent Certificate representing such shares of Parent Common Stock (and cash in lieu of fractional shares) as may be required pursuant to this Article III; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Company Certificates to indemnify Parent against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Company Certificates alleged to have been lost, stolen or destroyed.

    SECTION 3.03  STOCK TRANSFER BOOKS

    At the Effective Time, the stock transfer books of Company shall each be closed, and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of any such stock transfer books. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the stock transfer records of Company at the Effective Time, a certificate or certificates representing the number of full shares of Parent Common Stock into which such shares of Company Common Stock shall have been converted shall be issued to the transferee together with a cash payment in lieu of fractional shares, if any, in accordance with Section 3.04 hereof, and a cash payment in the amount of dividends, if any, in accordance with Section 3.02(d) hereof, if the certificate or certificates representing such shares of Company Common Stock is or are surrendered as provided in Section 3.02(c) hereof, accompanied by all documents required to evidence and effect such transfer and by evidence of payment of any applicable stock transfer tax.

    SECTION 3.04  NO FRACTIONAL SHARE CERTIFICATES

    No scrip or fractional share Parent Certificate shall be issued upon the surrender for exchange of Company Certificates, and an outstanding fractional share interest shall not entitle the owner thereof to vote, to receive dividends or to any rights of a stockholder of Parent or of Surviving Corporation with respect to such fractional share interest. As promptly as practicable following the Effective Time, Parent shall deposit with the Exchange Agent an amount in cash sufficient for the Exchange Agent to pay each holder of Company Common Stock an amount in cash equal to the product obtained by multiplying (i) the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) by (ii) the closing price for a share of Parent Common Stock on the Nasdaq National Market (the "NNM") on the first business day immediately following the Effective Time. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Common Stock with respect to any fractional share interests, the Exchange Agent shall make available such amounts, net of any required withholding Taxes, to such holders of Company Common Stock, subject to and in accordance with the terms of Section 3.02 hereof.

    SECTION 3.05  OPTIONS TO PURCHASE COMPANY COMMON STOCK

    At the Effective Time, each option or warrant granted by Company to purchase shares of Company Common Stock ("COMPANY STOCK OPTIONS"), which is outstanding and unexercised immediately prior to the Effective Time, and the Company Stock Plans shall be assumed by Parent, and the Company Stock Options shall be converted into an option or warrant, as the case may be, to purchase shares of Parent Common Stock in such number and at such exercise price as provided below and otherwise having the same terms and conditions as in effect immediately prior to the Effective Time (except to the extent that such terms, conditions and restrictions may be altered in accordance with their terms as a result of the Merger contemplated hereby and except that all references in each such Company Stock Option to Company shall be deemed to refer to Parent):

        (a) the number of shares of Parent Common Stock to be subject to the new option or warrant, as the case may be, shall be equal to the product of (x) the number of shares of Company Common Stock subject to the original Company Stock Option immediately prior to the Effective Time and (y) the Exchange Ratio;

        (b) the exercise price per share of Parent Common Stock under the new option or warrant shall be equal to (x) the exercise price per share of Company Common Stock in effect under the original Company Stock Option immediately prior to the Effective Time divided by (y) the Exchange Ratio; and

        (c) in effecting such assumption and conversion, the aggregate number of shares of Parent Common Stock to be subject to each assumed Company Stock Option will be rounded down, if necessary, to the next whole share and the aggregate exercise price shall be rounded up, if necessary, to the next whole cent while preserving the aggregate intrinsic value.

    The adjustments provided herein with respect to any options that are "incentive stock options" (as defined in Section 422 of the Code) shall be effected in a manner consistent with the requirements of Section 424(a) of the Code so as to retain their character as incentive stock options. The assumption of the outstanding Company Stock Options in the Merger and their conversion into options for Parent Common Stock will not result in any accelerated vesting of those options or the shares purchasable thereunder other than as contemplated in currently existing agreements to which Company is a party, copies of which agreements have been provided to Parent, and the vesting schedule in effect for each Company Stock Option immediately prior to the Effective Time shall remain in full force after the assumption thereof by Parent.

    SECTION 3.06  UNVESTED STOCK

    At the Effective Time, any unvested shares of Company Common Stock awarded to employees, directors or consultants pursuant to any of the Company's plans or arrangements and outstanding immediately prior to the Effective Time shall be converted into unvested shares of Parent Common Stock in accordance with the Exchange Ratio and shall remain subject to the same terms, restrictions and vesting schedule as in effect immediately prior to the Effective Time, except to the extent by their terms such unvested shares of Company Common Stock vest at the Effective Time and copies of the relevant agreements governing such vesting have been provided to Parent. All outstanding rights which Company may hold immediately prior to the Effective Time to repurchase unvested shares of Company Common Stock shall be assigned to the Parent in the Merger and shall thereafter be exercisable by Parent upon the same terms and conditions in effect immediately prior to the Effective Time, except that the shares purchasable pursuant to such rights and the purchase price payable per share shall be adjusted to reflect the Exchange Ratio.

    SECTION 3.07  EMPLOYEE STOCK PURCHASE PLAN

    At the Effective Time, the Company Stock Purchase Plan and each outstanding purchase right under the Company Stock Purchase Plan shall be assumed by Parent. Within five business days of the date hereof, Company shall deliver a schedule that sets forth a true and complete list as of the date hereof of all holders of outstanding purchase rights under the Company Stock Purchase Plan, including the payroll deduction amount elected by each holder and the price per share of Company Common Stock at the start of the current purchase periods. On the Closing Date, Company shall deliver to Parent an updated version of such schedule, current as of such date. Each such purchase right so assumed by Parent under this Agreement shall continue to have, and be subject to, the terms and conditions set forth in the Company Stock Purchase Plan and the documents governing the outstanding purchase rights under the Company Stock Purchase Plan immediately prior to the Effective Time, except that the purchase price of shares of Parent Common Stock and the number of shares of Parent Common Stock to be issued upon the exercise of each such purchase right shall be adjusted in accordance with the Exchange Ratio (with the number of shares rounded down to the nearest whole share and the purchase price rounded up to the nearest whole cent). The assumed outstanding purchase rights under the Company Stock Purchase Plan shall be exercised at such times following the Effective Time as set forth in the Company Stock Purchase Plan, and each participant shall, accordingly, be issued shares of Parent Common Stock at such times. The Company Stock Purchase Plan, and all outstanding purchase rights thereunder, shall terminate with the exercise of the last assumed purchase right, and no additional purchase rights shall be granted under the Company Stock Purchase Plan following the Effective Time.

    SECTION 3.08  CERTAIN ADJUSTMENTS

    If between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities shall be declared thereon with a record date within such period, or the number of shares of Company Common Stock on a fully diluted basis is in excess of that specified in Section 4.03 and disclosed in Section 4.03 of the Company Disclosure Schedule (regardless of whether such excess is a result of an additional issuance of capital stock or a correction to such Sections), then the Exchange Ratio established pursuant to the provisions of Section 3.01 shall be adjusted accordingly to provide to Parent the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange, dividend or increase.

                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF COMPANY

    Company hereby represents and warrants to Parent, subject to the exceptions specifically disclosed in writing in the Company Disclosure Schedule, all such exceptions to be referenced to a specific representation set forth in this
Article IV or to otherwise be clearly applicable to representations hereof not specifically referenced, that:

    SECTION 4.01  ORGANIZATION AND QUALIFICATION; SUBSIDIARIES

    (a) Company and each directly and indirectly owned subsidiary of Company (the "COMPANY SUBSIDIARIES") has been duly organized and is validly existing and in good standing (to the extent applicable) under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Company and each Company Subsidiary is duly qualified or licensed to do business, and is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

    (b) Section 4.01 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of each Company Subsidiary, together with (i) the jurisdiction of incorporation or organization of each Company Subsidiary and the percentage of each Company Subsidiary's outstanding capital stock or other equity interests owned by Company or another Company Subsidiary and (ii) an indication of whether each Company Subsidiary is a "Significant Subsidiary" as defined in Regulation S-X under the Exchange Act. Except as set forth in Section 4.01 of the Company Disclosure Schedule, neither Company nor any Company Subsidiary owns an equity interest in any partnership or joint venture arrangement or other business entity.

    SECTION 4.02  CERTIFICATE OF INCORPORATION AND BYLAWS

    The copies of Company's certificate of incorporation and bylaws previously provided to Parent by Company are true, complete and correct copies thereof. Such certificate of incorporation and bylaws are in full force and effect. Company is not in violation of any of the provisions of its certificate of incorporation or bylaws.

    SECTION 4.03  CAPITALIZATION

    The authorized capital stock of Company consists of 50,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock ("COMPANY PREFERRED STOCK"). As of the date hereof, (i) 17,822,448 shares of Company Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no shares of Company Common Stock are held in the treasury of Company, (iii) no shares of Company Common Stock are held by Company Subsidiaries, (iv) 4,586,903 shares of Company Common Stock are reserved for future issuance pursuant to Company Stock Options, of which 3,489,904 shares of Company Common Stock are reserved for future issuance pursuant to unvested, outstanding and vested, outstanding, unexercised Company Stock Options (excluding the Company Stock Purchase Plan), (v) 665,224 shares of Company Common Stock are reserved for issuance under the Company Stock Purchase Plan and
(vi) no shares of Company Preferred Stock are outstanding. The name of each holder of a company Stock Option as of the date hereof, the grant date of each Company Stock Option, and the number of shares of Company Common Stock for which each Company Stock Option is exercisable and the exercise price of each Company Stock Option are set forth in Section 4.03 of the Company Disclosure Schedule. Except for shares of Company Common Stock issuable pursuant to Company Stock Plans, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Company is a party or by which Company is bound relating to the issued or unissued capital stock of Company or any Company Subsidiary or obligating Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, Company or any Company Subsidiary. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of any Company Subsidiary. Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share owned by Company or another Company Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Company's or such other Company Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever. There are no material outstanding contractual obligations of Company or any Company Subsidiary to provide funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other person.

    SECTION 4.04  AUTHORITY RELATIVE TO THIS AGREEMENT

    Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Company and the consummation by Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote with respect thereto at the Company Stockholders' Meeting (as defined in Section 7.01), and the filing and recordation of the Certificate of Merger as required by the DGCL). This Agreement has been duly executed and delivered by Company and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes legal, valid and binding obligations of Company, enforceable against Company in accordance with its terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors' rights generally and to the effect of general principles of equity which may limit the availability of remedies (whether in a proceeding at law or in equity).

    SECTION 4.05  NO CONFLICT; REQUIRED FILINGS AND CONSENTS

    (a) The execution and delivery of this Agreement by Company do not, and the performance by Company of its obligations hereunder and the consummation of the Merger will not, (i) conflict with or violate any provision of the certificate of incorporation or bylaws of Company or any equivalent organizational documents of any Company Subsidiary, (ii) assuming that all filings and notifications described in Section 4.05(b) have been made, conflict with or violate any Law applicable to Company or any Company Subsidiary or by which any property or asset of Company or any Company Subsidiary is bound or affected or (iii) result in any material breach of or constitute a material default (or an event which with the giving of notice or lapse of time or both could reasonably be expected to become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any material property or asset of Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation.

    (b) The execution and delivery of this Agreement by Company do not, and the performance by Company of its obligations hereunder and the consummation of the Merger will not, require any consent, approval, authorization or permit of, or filing by Company with or notification by Company to, any Governmental Entity, except pursuant to applicable requirements of the Exchange Act, the Securities Act, Blue Sky Laws, the rules and regulations of the NNM, state takeover laws, the premerger notification requirements of the HSR Act, and the filing and recordation of the Certificate of Merger as required by the DGCL.

    SECTION 4.06  PERMITS; COMPLIANCE WITH LAWS

    Company and the Company Subsidiaries are in possession of all material franchises, grants, authorizations, licenses, establishment registrations, product listings, permits, easements, variances, exceptions, consents, certificates, identification and registration numbers, approvals and orders of any Governmental Entity necessary for Company or any Company Subsidiary to carry on its business as it is now being conducted (collectively, the "Company Permits"), and, as of the date of this Agreement, none of the material Company Permits has been suspended or cancelled nor is any such suspension or cancellation pending or, to the knowledge of Company, threatened. Except with respect to Environmental Permits that are addressed in Section 4.13 hereof, neither Company nor any Company Subsidiary is in conflict in any material respect with, or in material default or violation of, (i) any Law applicable to Company or any Company Subsidiary or by which any property or asset of Company or any Company Subsidiary is bound or affected or (ii) any Company Permits.
Section 4.06 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, all actions, proceedings, investigations or surveys pending or, to the knowledge of Company, threatened against Company or any Company Subsidiary that could reasonably be expected to result in the suspension or cancellation of any other Company Permit. Since March 1, 1996, neither Company nor any Company Subsidiary has received from any Governmental Entity any written notification with respect to possible conflicts, defaults or violations of Laws.

    SECTION 4.07  SEC FILINGS; FINANCIAL STATEMENTS

    (a) Company has timely filed all forms, reports, statements and documents required to be filed by it (A) with the SEC since June 11, 1998 (collectively, together with any such forms, reports, statements and documents Company may file subsequent to the date hereof until the Closing, the "COMPANY REPORTS") and (B) with any other Governmental Entities. Each Company Report (i) was prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act or the rules and regulations of the NNM, as the case may be, and (ii) did not at the time it was filed (or, in the case of registration statements filed under the Securities Act, at the time of effectiveness) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each material form, report, statement and document referred to in clause (B) of this paragraph was prepared in all material respects in accordance with the requirements of applicable Law. No Company Subsidiary is subject to the periodic reporting requirements of the Exchange Act or required to file any form, report or other document with the SEC, the NNM, any other stock exchange or any other comparable Governmental Entity.

    (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company Reports was prepared in accordance with U.S. GAAP (except as may be permitted by Form 10-Q under the Exchange Act) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each presented fairly, in all material respects, the consolidated financial position of Company and the consolidated Company Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring immaterial year-end adjustments).

    (c) Except as and to the extent set forth or reserved against on the consolidated balance sheet of Company and the Company Subsidiaries as reported in the Company Reports, including the notes thereto, none of Company or any Company Subsidiary has any liabilities or obligations of any nature

(whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with U.S. GAAP, except for immaterial liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 1998.

    SECTION 4.08  ABSENCE OF CERTAIN CHANGES OR EVENTS

    Since December 31, 1998, Company and the Company Subsidiaries have conducted their businesses in all material respects only in the ordinary course consistent with past practice and, since such date, there has not been (i) any Company Material Adverse Effect, (ii) any event that could reasonably be expected to prevent or materially delay the performance of Company's obligations pursuant to this Agreement and the consummation of the Merger by Company, (iii) any material change by Company in its accounting methods, principles or practices, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of the shares of Company Common Stock or any redemption, purchase or other acquisition of any of Company's securities, (v) except for changes in the ordinary course of business consistent with past practice that only affect non-officer employees of the Company, any increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any employees, officers, consultants or directors of Company or any Company Subsidiary, (vi) any issuance or sale of any stock, notes, bonds or other securities other than pursuant to offerings registered under the Securities Act or pursuant to the exercise of outstanding securities, or entering into any agreement with respect thereto, (vii) any amendment to the Company's certificate of incorporation or bylaws, (viii) other than in the ordinary course of business consistent with past practice, any (x) purchase, sale, assignment or transfer of any material assets, (y) mortgage, pledge or existence of any lien, encumbrance or charge on any material assets or properties, tangible or intangible, except for liens for Taxes not yet delinquent and such other liens, encumbrances or charges which do not, individually or in the aggregate, have a Company Material Adverse Effect, or (z) waiver of any rights of material value or cancellation or any material debts or claims, (ix) any incurrence of any material liability (absolute or contingent), except for current liabilities and obligations incurred in the ordinary course of business consistent with past practice, (x) any incurrence of any damage, destruction or similar loss, whether or not covered by insurance, materially affecting the business or properties of Company or any Company Subsidiary, or
(xi) any entering into any transaction of a material nature other than in the ordinary course of business, consistent with past practice.

    SECTION 4.09  EMPLOYEE BENEFIT PLANS; LABOR MATTERS

    (a) The Company Disclosure Schedule lists each employee benefit fund, plan, program, arrangement and contract (including, without limitation, any "pension" plan, fund or program, as defined in Section 3(2) of ERISA, and any "employee benefit plan," as defined in Section 3(3) of ERISA and any plan, program, arrangement or contract providing for severance; medical, dental or vision benefits; life insurance or death benefits; disability benefits, sick pay or other wage replacement; vacation, holiday or sabbatical; pension or profit-sharing benefits; stock options or other equity compensation; bonus or incentive pay or other material fringe benefits), whether written or not ("BENEFIT PLANS"), maintained, sponsored or contributed to or required to be contributed to by Company or any Company Subsidiary (the "COMPANY BENEFIT PLANS"). With respect to each Company Benefit Plan, Company has delivered or made available to Parent a true, complete and correct copy of (i) such Company Benefit Plan (of, if not written, a written summary of its material terms) and the most recent summary plan description, if any, related to such Company Benefit Plan, (ii) each trust agreement or other funding arrangement, if any, relating to such Company Benefit Plan, (iii) the most recent annual report (Form
5500), if any, filed with the IRS with respect to such Company Benefit Plan

(and, if the most recent annual report is a Form 5500R, the most recent Form 5500C filed with respect to such Company Benefit Plan), (iv) the most recent actuarial report or financial statement, if any, relating to such Company Benefit Plan and (v) the most recent determination, notification, advisory or opinion letter, issued by the IRS with respect to such Company Benefit Plan and any pending request for such a determination letter. Neither Company nor any Company Subsidiary nor, to the knowledge of Company, any other person or entity, has any express or implied commitment, whether legally enforceable or not, to modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

    (b) Each Company Benefit Plan has been administered in all material respects in accordance with its terms and all applicable laws, including ERISA and the Code, and all material contributions required to be made under the terms of any of the Company Benefit Plans as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports prior to the date of this Agreement. With respect to the Company Benefit Plans, no event has occurred and, to the knowledge of Company, there exists no condition or set of circumstances in connection with which Company or any Company Subsidiary could be subject to any material liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Company Benefit Plans, ERISA, the Code or any other applicable Law.

    (c) Company on behalf of itself and each Company ERISA Affiliate (as defined below) hereby represents that: (i) each Company Benefit Plan which is intended to qualify under Section 401(a), Section 401(k), Section 401(m) or Section 4975(e)(6) of the Code has received a favorable determination, notification, advisory or opinion letter from the IRS as to its qualified status, and each trust established in connection with any Company which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and to Company's knowledge no fact or event has occurred that is reasonably likely to adversely affect the qualified status of any such Company Benefit Plan or the exempt status of any such trust; (ii) to Company's knowledge there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Plan that could result in liability to the Company or a Company Subsidiary and (iii) each Company Benefit Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability (other than (A) liability for ordinary administrative expenses typically incurred in a termination event or (B) if the Company Benefit Plan is pension benefit plan subject to Part 2 of Title I of ERISA, liability for the accrued benefits as of the date of such termination (if and to the extent required by ERISA) to the extent that either there are sufficient assets set aside in a trust or insurance contract to satisfy such liability or such liability is reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports prior to the date of this Agreement. No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Company is threatened, against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims).

    (d) No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) or other pension plan subject to Title IV of Part 3 of Title I of ERISA or Section 412 of the Code and neither the Company, any Company Subsidiary nor any other trade or business (whether or not incorporated) that is under "common control" with Company or a Company Subsidiary (within the meaning of ERISA Section 4001) or with respect to which Company or any Company Subsidiary could otherwise incur liability under Title IV of ERISA (a "COMPANY ERISA AFFILIATE") has sponsored or contributed to or been required to contribute to a multiemployer pension plan or other pension plan subject to Title IV of ERISA. No material liability under Title IV of ERISA has been incurred by Company, any Company Subsidiary or any Company ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Company or any Company Subsidiary of incurring or being subject (whether primarily, jointly or secondarily) to a material liability thereunder. None of the assets of Company or any Company Subsidiary is, or may reasonably be expected to become, the subject of any lien arising under ERISA or Section 412(n) of the Code.

    (e) Company has made available to Parent copies of (i) all employment agreements with officers and all consulting agreements of Company and each Company Subsidiary providing for annual compensation in excess of $100,000, (ii) all severance plans, agreements, programs and policies of Company and each Company Subsidiary with or relating to their respective employees, directors or consultants, and (iii) all plans, programs, agreements and other arrangements of Company and each Company Subsidiary with or relating to their respective employees, directors or consultants which contain "change of control" provisions. No payment or benefit which may be required to be made by Company or any Company Subsidiary or which otherwise may be required to be made under the terms of any Company Benefit Plan or other arrangement will constitute a parachute payment under Code Section 280(G)(1), and the consummation of the transactions contemplated by this Agreement will not, alone or in conjunction with any other possible event (including termination of employment), (i) entitle any current or former employee or other service provider of Company or any Company Subsidiary to severance benefits or any other payment, compensation or benefit (including forgiveness of indebtedness), except as expressly provided by this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation or benefit due any such employee or service provider.

    (f) Neither Company nor any Company Subsidiary is a party to, or has any obligations under or with respect to, any collective bargaining or other labor union contract applicable to persons employed by Company or any Company Subsidiary and no collective bargaining agreement is being negotiated by Company or any Company Subsidiary or any person or entity that may obligate the Company or any Company Subsidiary thereunder. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against Company or any Company Subsidiary pending or, to the knowledge of Company, threatened which may materially interfere with the respective business activities of Company or any Company Subsidiary. As of the date of this Agreement, to the knowledge of Company, none of Company, any Company Subsidiary, or any of their respective representatives or employees has committed any unfair labor practice in connection with the operation of the respective businesses of Company or any Company Subsidiary, and there is no charge or complaint against Company or any Company Subsidiary by the National Labor Relations Board or any comparable Governmental Entity pending or threatened in writing.

    (g) Except as required by Law, no Company Benefit Plan provides any of the following retiree or post-employment benefits to any person: medical, disability or life insurance benefits. To Company's knowledge, Company and the Company ERISA Affiliates are in compliance in all material respects with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") and the regulations (including proposed regulations) thereunder and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder.

    SECTION 4.10  POOLING; CERTAIN TAX MATTERS

    Neither Company nor, to the knowledge of Company, any of its affiliates has taken or agreed to take any action (other than actions contemplated by this Agreement) that could be expected to prevent (a) the Merger from being treated for accounting purposes as a "pooling of interests" in accordance with U.S. GAAP and the accounting standards of the SEC or (b) the Merger from constituting a "reorganization" under Section 368 of the Code. Company is not aware of any agreement or plan to which Company or any of its affiliates is a party or other circumstances relating to Company or any of its affiliates that could reasonably be expected to prevent the Merger from being so treated as a "pooling of interests" or from so qualifying as a reorganization under Section 368 of the Code.

    SECTION 4.11  CONTRACTS

    Section 4.11 of the Company Disclosure Schedule sets forth a list of each contract or agreement that is material to the business, assets, liabilities, financial condition or results of operations of Company and Company Subsidiaries, taken as a whole (each, a "MATERIAL CONTRACT"). Neither Company nor any Company Subsidiary is in material violation of or in material default under (nor does there exist any condition which with the passage of time or the giving of notice could reasonably be expected to cause such a material violation of or material default under) any Material Contract. Each Material Contract is in full force and effect and is a legal, valid and binding obligation of Company or a Company Subsidiary and, to the knowledge of Company, each of the other parties thereto, enforceable in accordance with its terms.

    SECTION 4.12  LITIGATION

    There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Company, threatened against Company or any Company Subsidiary that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or materially interfere with Company's ability to consummate the transactions contemplated hereby, and, to the knowledge of Company, there are no existing facts or circumstances that could reasonably be expected to result in such a suit, claim, action, proceeding or investigation. Company is not aware of any facts or circumstances which could reasonably be expected to result in the denial of insurance coverage under policies issued to Company and Company Subsidiaries in respect of such suits, claims, actions, proceedings and investigations, except in any case as could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither Company nor any Company Subsidiary is subject to any outstanding order, writ, injunction or decree which could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or materially interfere with Company's ability to consummate the transactions contemplated hereby.

    SECTION 4.13  ENVIRONMENTAL MATTERS

    Except as could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) Company and the Company Subsidiaries are in compliance with all applicable Environmental Laws and all Environmental Permits; (ii) all past noncompliance of Company or any Company Subsidiary with Environmental Laws or Environmental Permits has been resolved without any pending, ongoing or future obligation, cost or liability; and (iii) neither Company nor any Company Subsidiary has released a Hazardous Material at, or transported a Hazardous Material to or from, any real property currently or formerly owned, leased or occupied by Company or any Company Subsidiary, in violation of any Environmental Law.

    SECTION 4.14  INTELLECTUAL PROPERTY

    (a) All patents, trademarks, trade names, service marks, trade dress, Internet domain names, copyrights and any renewal rights therefor, technology, supplier lists, trade secrets, know-how, computer software programs or applications in both source and object code form, technical documentation of such software programs ("TECHNICAL DOCUMENTATION"), databases, data, registrations and applications for any of the foregoing and all other tangible or intangible proprietary information or materials that are or have been used (including without limitation in the development of) Company's business and/or in any product, technology or process (i) currently being or formerly manufactured, published or marketed by Company or (ii) previously or currently under development for possible future manufacturing, publication, marketing or other use by Company are hereinafter referred to as the "COMPANY INTELLECTUAL PROPERTY."

    (b) Section 4.14 of the Company Disclosure Schedule contains a true and complete list of Company's patents, patent applications, trademarks, trademark applications, trade names, service marks, service mark applications, Internet domain names, Internet domain name applications and other filings and formal actions made or taken pursuant to Federal, state, local and foreign laws by Company to protect its interests in the Company Intellectual Property.

    (c) The Company Intellectual Property consists solely of items and rights which are: (i) owned by Company; (ii) in the public domain; or (iii) rightfully used by Company pursuant to a valid license (the "COMPANY LICENSED INTELLECTUAL PROPERTY"), the parties and date of each such license agreement (each, a "LICENSE AGREEMENT") being set forth on Section 4.14(c) of the Company Disclosure Schedule. Company has all rights in Company Intellectual Property necessary to carry out Company's current activities (and had all rights necessary to carry out its former activities at the time such activities were being conducted), including without limitation, to the extent required to carry out such activities, rights to make, use, reproduce, modify, adopt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, rent and lease and, other than with respect to the Company Licensed Intellectual Property, assign and sell, the Company Intellectual Property.

    (d) The reproduction, manufacturing, distribution, licensing, sublicensing, sale or any other exercise of rights in any Company Intellectual Property, product, service, work, technology or process as now used or offered or proposed for use, licensing or sale by Company does not infringe on any copyright, trade secret, trademark, service mark, trade name, trade dress, firm name, Internet domain name, logo, trade dress, mask work or other proprietary or personal right of any person or, to the knowledge of Company, the patent of any person. Notwithstanding the foregoing, with respect to Company Licensed Intellectual Property that (i) has a license fee of less than $1,000 per copy used in Company's products and (ii) (x) is used on a stand alone basis or (y) causes Company Intellectual Property to be subject to a claim (for reasons other than that the combination of such Company Licensed Intellectual Property with other Company Intellectual Property is infringing), Company relies on the representations and warranties of non-infringement contained in the agreements pursuant to which Company is authorized to use such Company Licensed Intellectual Property. No claims (i) challenging the validity, effectiveness or, other than with respect to the Company Licensed Intellectual Property, ownership by Company of any of the Company Intellectual Property, or (ii) to the effect that the use, distribution, licensing, sublicensing, sale or any other exercise of rights in any product, service, work, technology or process as now used or offered or proposed for use, licensing, sublicensing or sale by Company infringes or will infringe on any intellectual property or other proprietary or personal right of any person have been asserted or, to the knowledge of Company, are threatened by any person, nor are there, to Company's knowledge, any valid grounds for any bona fide claim of any such kind. All registered, granted or issued patents, trademarks, Internet domain names and copyrights held by Company are subsisting and, to Company's knowledge, enforceable. To the knowledge of Company, there is no unauthorized use, infringement or misappropriation of any of the Company Intellectual Property by any third party, employee or former employee.

    (e) All personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception and development of the Company Intellectual Property on behalf of Company, have executed nondisclosure agreements substantially in the form set forth on Appendix C to the Company Disclosure Schedule and either (i) have been a party to a "work-for-hire" arrangement or agreements with Company in accordance with applicable national and state law that has accorded Company full, effective, exclusive and original ownership of all tangible and intangible property thereby arising, or (ii) have executed appropriate instruments of assignment in favor or Company as assignee that have conveyed to Company effective and exclusive ownership of all tangible and intangible property thereby arising.

    (f) Company is not, nor as a result of the execution or delivery of this Agreement, or performance of Company's obligations hereunder, will Company be, in violation of any license, sublicense, agreement or instrument to which Company is a party or otherwise bound, nor will execution or delivery of this Agreement, or performance of Company's obligations hereunder, cause the diminution, termination or forfeiture of any Company Intellectual Property.

    (g) Section 4.14(g) of the Company Disclosure Schedule contains a true and complete list of all of Company's software programs commercialized by Company (the "COMPANY SOFTWARE PROGRAMS"). Except with respect to software or technology licensed by Company, Company owns full and unencumbered right and good, valid and marketable title to such Company Software Programs free and clear of all mortgages, pledges, liens, security interests, conditional sales agreements, encumbrances or charges of any kind other than licenses granted in the ordinary course of business.

    (h) The source code and system documentation relating to the Company Software Programs (i) have at all times been maintained in strict confidence,
(ii) have been disclosed by Company only to employees who have a "need to know" the contents thereof in connection with the performance of their duties to Company and who have executed the nondisclosure agreements referred to in
Section 4.14, and (iii) have not been disclosed to any third party except pursuant to nondisclosure agreements or in the ordinary course of business with respect to APIs and similar code disclosures to enhance marketability of Company Software Programs.

    (i) The Company Software Programs (i) have been designed to ensure year 2000 compatibility, which includes, but is not limited to, date data century recognition, and calculations that accommodate same century and multi-century formulas and date values; (ii) operate and will operate in accordance with their specifications prior to, during and after the calendar year 2000 AD; and (iii) shall not end abnormally or provide invalid or incorrect results as a result of date data, specifically including date data which represents or references different centuries or more than one century.

    SECTION 4.15  TAXES

    (a) Company and each of Company Subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax purposes of which Company or any Company Subsidiary is or has been a member, have properly completed and timely filed all material Tax Returns required to be filed by them and have paid all Taxes shown thereon to be due. Company has provided adequate accruals in accordance with generally accepted accounting principles in its latest financial statements included in the Company Reports for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns. Other than Taxes incurred in the ordinary course of business, Company and the Company Subsidiaries have no material liability for unpaid Taxes accruing after the date of the Company's latest financial statements included in the Company Reports.

    (b) There is (i) no material claim for Taxes that is a lien against the property of Company or any Company Subsidiary or is being asserted against Company or any Company Subsidiary other than liens for Taxes not yet due and payable, (ii) no audit of any Tax Return of Company or any Company Subsidiary being conducted by a Tax Authority; (iii) no extension of the statute of limitations on the assessment of any Taxes granted by Company or any Company Subsidiary and currently in effect, and (iv) no agreement, contract or arrangement to which Company or any Company Subsidiary is a party that may result in the payment of any amount that would not be deductible by reason of
Section 280G or Section 404 of the Code.

    (c) Company and the Company Subsidiaries have not been and will not be required by reason of the Merger to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger.

    (d) Neither Company nor any Company Subsidiary has filed or will file any consent to have the provisions of paragraph 341(f)(2) of the Code (or comparable provisions of any state Tax laws) apply to Company or any Company Subsidiary.

    (e) Neither Company nor any Company Subsidiary is a party to any Tax sharing or Tax allocation agreement nor does Company or any Company Subsidiary have any liability or potential liability to another party under any such agreement.

    (f) Neither Company nor any Company Subsidiary has filed any disclosures under Section 6662 or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return.

    (g) Neither Company nor any Company Subsidiary has ever been a member of a consolidated, combined or unitary group of which Company was not the ultimate parent corporation.

    (h) Company and each Company Subsidiary has in its possession receipts for any Taxes paid to foreign Tax authorities. Neither Company nor any Company Subsidiary has ever been a "personal holding company" within the meaning of
Section 542 of the Code or a "United States real property holding corporation" within the meaning of Section 897 of the Code.

    SECTION 4.16  INSURANCE

    Company and each Company Subsidiary is presently insured, and during each of the past three calendar years has been insured, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. The policies of fire, theft, liability and other insurance maintained with respect to the assets or businesses of Company and Company Subsidiaries provide adequate coverage against loss. Company has heretofore furnished to Parent a complete and correct list as of the date hereof of all insurance policies maintained by Company or the Company Subsidiaries, and has made available to Parent complete and correct copies of all such policies, together with all riders and amendments thereto. All such policies are in full force and effect and all premiums due thereon have been paid to the date hereof. Company and the Company Subsidiaries have complied in all material respects with the terms of such policies.

    SECTION 4.17  PROPERTIES

    Company and the Company Subsidiaries have good and marketable title, free and clear of all material mortgages, liens, pledges, charges or other encumbrances to all their material tangible properties and assets, real, personal or mixed, reflected in the Company's consolidated financial statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, as being owned by Company and the Company Subsidiaries as of the date thereof, other than (i) any properties or assets that have been sold or otherwise disposed of in the ordinary course of business since the date of such financial statements, (ii) liens disclosed in the notes to such financial statements, (iii) liens arising in the ordinary course of business after the date of such financial statements and (iv) liens that are not material in amount or do not materially affect the value or operations of Company and the Company Subsidiaries. All buildings, and all fixtures, equipment and other property and assets that are material to its business on a consolidated basis, held under leases or sub-leases by Company or any Company Subsidiary are held under valid instruments enforceable in accordance with their respective terms, subject to applicable laws of bankruptcy, insolvency or similar laws relating to creditors' rights generally and to general principles of equity (whether applied in a proceeding in law or equity). Substantially all of Company's and the Company Subsidiaries' equipment in regular use which is material to the operation of Company or the Company Subsidiaries, has been reasonably maintained and is in serviceable condition, reasonable wear and tear excepted.

    SECTION 4.18  AFFILIATES

    Section 4.18 of the Company Disclosure Schedule sets forth the names and addresses of each person who is, in Company's reasonable judgment, an affiliate (as such term is used in Rule 145 under the Securities Act or under applicable SEC accounting releases with respect to pooling of interests accounting treatment) of Company.

    SECTION 4.19  OPINION OF FINANCIAL ADVISOR

    BancBoston Robertson Stephens Inc. ("ROBERTSON STEPHENS") has delivered to the board of directors of Company its written opinion to the effect that, as of the date hereof, the Exchange Ratio is fair to the holders of shares of Company Common Stock from a financial point of view.

    SECTION 4.20  BROKERS

    No broker, finder or investment banker (other than Robertson Stephens) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Company. Company has heretofore made available to Parent true, complete and correct copies of all agreements between Company and Robertson Stephens pursuant to which such firm would be entitled to any payment relating to the Merger.

    SECTION 4.21  CERTAIN BUSINESS PRACTICES

    Neither Company nor any Company Subsidiary nor any directors, officers, agents or employees of Company or any Company Subsidiary (in their capacities as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

    SECTION 4.22  SECTION 203 OF THE DGCL NOT APPLICABLE

    The Board of Directors of Company has approved the Merger, this Agreement and the Stockholder Agreements, and such approval is sufficient to render inapplicable to the Merger, this Agreement and the Stockholder Agreements and the transactions contemplated by this Agreement and the Stockholder Agreements the provisions of Section 203 of the DGCL. To Company's knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement, the Stockholders Agreements or the transactions contemplated by this Agreement and the Stockholders Agreements.

    SECTION 4.23  BUSINESS ACTIVITY RESTRICTION

    There is no non-competition or other similar agreement, commitment, judgment, injunction, order or decree to which Company or any subsidiary of Company is a party or subject to that has or could reasonably be expected to have the effect of prohibiting or impairing the conduct of business by Company in any material respect. Company has not entered into any agreement under which Company is restricted in any material respect from selling, licensing or otherwise distributing any of its technology or products to, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market or line of business.

                                   ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF PARENT

    Parent hereby represents and warrants to Company, subject to the exceptions specifically disclosed in the Parent Disclosure Schedule, all such exceptions to be referenced to a specific representation set forth in this Article V or to otherwise be clearly applicable to representations hereof not specifically referenced, that:

    SECTION 5.01  ORGANIZATION AND QUALIFICATION; SUBSIDIARIES

    (a) Parent and each directly and indirectly owned subsidiary of Parent (the "PARENT SUBSIDIARIES") has been duly organized and is validly existing and in good standing (to the extent applicable) under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Parent, and each Parent Subsidiary is duly qualified or licensed to do business, and is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

    (b) Section 5.01 of the Parent Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of each Parent Subsidiary, together with (i) the jurisdiction of incorporation or organization of each Parent Subsidiary and the percentage of each Parent Subsidiary's outstanding capital stock or other equity interests owned by Parent or another Parent Subsidiary and (ii) an indication of whether each Parent Subsidiary is a "Significant Subsidiary" as defined in Regulation S-X under the Exchange Act. Neither Parent nor any Parent Subsidiary owns an equity interest in any partnership or joint venture arrangement or other business entity that is material to the business, assets, liabilities, financial condition or results of operations of Parent and the Parent Subsidiaries, taken as a whole.

    SECTION 5.02  CERTIFICATE OF INCORPORATION AND BYLAWS

    The copies of each of Parent's and Merger Subs' certificate of incorporation and bylaws previously provided to Company by Parent are true, complete and correct copies thereof. Such certificates of incorporation and bylaws are in full force and effect.

    SECTION 5.03  CAPITALIZATION

    The authorized capital stock of Parent consists of 400,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock. As of the date hereof (i) 39,763,603 shares of Parent Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no shares of Parent Common Stock are held in the treasury of the Company, (iii) no shares of Parent Common Stock are held by the Parent Subsidiaries, (iv) 5,495,205 shares of Parent Common Stock are reserved for future issuance pursuant to outstanding options and warrants to purchase Parent Common Stock ("PARENT STOCK OPTION"), of which 4,195,377 and 1,299,828 shares of Parent Common Stock are reserved for future issuance pursuant to unvested, outstanding and vested, outstanding, unexercised Parent Stock Options, respectively, and (v) no shares of Parent preferred stock are issued and outstanding. Except for the shares of Parent Common Stock issuable pursuant to the Parent Stock Plans, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Parent is a party or by which Parent is bound relating to the issued or unissued capital stock of Parent or any Parent Subsidiary or obligating Parent or any Parent Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, Parent or any Parent Subsidiary. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance prior to the Effective

Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or any capital stock of any Parent Subsidiary. Each outstanding share of capital stock of each Parent Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share owned by Parent or another Parent Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Parent's or such other Parent Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever. There are no material outstanding contractual obligations of Parent or any Parent Subsidiary to provide funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Parent Subsidiary or any other person.

    SECTION 5.04  AUTHORITY RELATIVE TO THIS AGREEMENT

    Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate such transactions. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors' rights generally and to the effect of general principles of equity which may limit the availability of remedies (whether in a proceeding at law or in equity).

    SECTION 5.05  NO CONFLICT; REQUIRED FILINGS AND CONSENTS

    (a) The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance by Parent and Merger Sub of their obligations hereunder and the consummation of the Merger will not, (i) conflict with or violate any provision of the articles of incorporation or bylaws of Parent or any equivalent organizational documents of any Parent Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 5.05(b) have been obtained and all filings and notifications described in
Section 5.05(b) have been made, conflict with or violate any Law applicable to Parent or any other Parent Subsidiary or by which any property or asset of Parent or any Parent Subsidiary is bound or affected or (iii) result in any breach of or constitute a default (or an event which with the giving of notice or lapse of time or both could reasonably be expected to become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or any Parent Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation.

    (b) The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance by Parent and Merger Sub of their obligations hereunder and the consummation of the Merger will not, require any consent, approval, authorization or permit of, or filing by Parent with or notification by Parent to, any Governmental Entity, except pursuant to applicable requirements of the Exchange Act, the Securities Act, Blue Sky Laws, the rules and regulations of the NNM, state takeover laws, the premerger notification requirements of the HSR Act, if any, and the filing and recordation of the Certificate of Merger as required by the DGCL.

    SECTION 5.06  SEC FILINGS; FINANCIAL STATEMENTS

    (a) Parent has timely filed all forms, reports, statements and documents required to be filed by it (A) with the SEC since March 1, 1998 (collectively, together with any such forms, reports, statements and documents Parent may file subsequent to the date hereof until the Closing, the "PARENT REPORTS") and (B) with any other Governmental Entities. Each Parent Report (i) was prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act or the NNM, as the case may be, and (ii) did not at the time it was filed (or, in the case of registration statements filed under the Security Act, at the time of effectiveness) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each material form, report, statement and document referred to in clause (B) of this paragraph was prepared in all material respects in accordance with the requirements of applicable Law. No Parent Subsidiary is subject to the periodic reporting requirements of the Exchange Act or required to file any form, report or other document with the SEC, the NNM, any other stock exchange or any other comparable Governmental Entity.

    (b) Except as is provided in the Parent Reports, each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent Reports was prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each presented fairly, in all material respects, the consolidated financial position of Parent and the consolidated Parent Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring immaterial year-end adjustments).

    (c) Except as and to the extent set forth or reserved against on the consolidated balance sheet of Parent and the Parent Subsidiaries as reported in the Parent Reports, including the notes thereto, none of Parent or any Parent Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with U.S. GAAP, except for liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 1998 that have not had and could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

    SECTION 5.07  POOLING; CERTAIN TAX MATTERS

    Neither Parent nor, to the knowledge of Parent, any of its affiliates has taken or agreed to take any action (other than actions contemplated by this Agreement) that could reasonably be expected to prevent (a) the Merger from being treated for accounting purposes as a "pooling of interests" in accordance with U.S. GAAP and the accounting standards of the SEC or (b) the Merger from constituting a "reorganization" under Section 368 of the Code. Parent is not aware of any agreement, plan or other circumstance that could reasonably be expected to prevent the Merger from being so treated as a "pooling of interests" or from so qualifying as a reorganization under Section 368 of the Code.

    SECTION 5.08  OPINION OF FINANCIAL ADVISOR

    Goldman, Sachs & Co. ("GOLDMAN SACHS") has delivered to the board of directors of Parent its written opinion to the effect that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to Parent.

    SECTION 5.09  BROKERS

    No broker, finder or investment banker (other than Goldman Sachs) is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent. Parent has heretofore made available to Company true, complete and correct copies of all agreements between Parent and Goldman Sachs pursuant to which such firm would be entitled to any payment relating to the Merger.

    SECTION 5.10  AFFILIATES

    Section 5.10 of the Parent Disclosure Schedule sets forth the names and addresses of each person who is, in Parent's reasonable judgment, an affiliate of Parent.

                                   ARTICLE VI
                                   COVENANTS

    SECTION 6.01  CONDUCT OF BUSINESS BY COMPANY PENDING THE CLOSING

    Company agrees that, between the date of this Agreement and the Effective Time, unless Parent shall otherwise agree in writing, (x) the respective businesses of Company and the Company Subsidiaries shall be conducted only in, and Company and the Company Subsidiaries shall not take any action except in, the ordinary course of business consistent with past practice and (y) Company shall use all reasonable efforts to keep available the services of such of the current officers, significant employees and consultants of Company and the Company Subsidiaries and to preserve the current relationships of Company and the Company Subsidiaries with such of the corporate partners, customers, suppliers and other persons with which Company or any Company Subsidiary has significant business relations in order to preserve substantially intact its business organization. By way of amplification and not limitation, neither Company nor any Company Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent:

        (a) amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

        (b) issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license or encumbrance of, (i) any shares of capital stock of Company or any Company Subsidiary of any class, or securities convertible into or exchangeable or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Company or any Company Subsidiary, other than the issuance of shares of Company Common Stock pursuant to the exercise of warrants or stock options therefor outstanding as of the date of this Agreement, (ii) the issuance in the ordinary course of business consistent with past practice of up to an additional 500,000 shares of Company Common Stock under Company's Stock Plans pursuant to new grants of options or share purchase rights or (iii) any property or assets of Company or any Company Subsidiary except sales of inventory in the ordinary course of business consistent with past practice;

        (c)(i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or person or any division thereof (other than in connection with the formation of foreign subsidiaries and the capitalization thereof with no more than $500,000); (ii) incur any indebtedness for borrowed money (other than in de minimus amounts) or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person for borrowed money or make any loans or advances material to the business, assets, liabilities, financial condition or results of operations of Company and the Company Subsidiaries, taken as a whole; (iii) terminate, cancel or request any material change in, or agree to any material change in, any Company Material Contract or other material License Agreement (other than as described in Section 6.01(c)(iii) of the Company Disclosure Schedule); (iv) make or authorize any capital expenditure, other than capital expenditures in the ordinary course of business that have been described in the Disclosure Schedule and that are not, in the aggregate, in excess of $4,000,000 for Company and the Company Subsidiaries taken as a whole; or (v) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 6.01(c);

        (d) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except that any Company Subsidiary may pay dividends or make other distributions to Company or any other Company Subsidiary;

        (e) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

        (f) amend or change the period (or permit any acceleration, amendment or change) of exercisability of options granted under the Company Stock Plans or authorize cash payments in exchange for any Company Stock Options granted under any of such plans, except pursuant to existing arrangements disclosed to Parent prior to the date hereof;

        (g) amend the terms of, repurchase, redeem or otherwise acquire, or permit any Company Subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of any Company Subsidiary or propose to do any of the foregoing;

        (h) other than pursuant to existing agreements of Company previously provided to Parent, increase the compensation payable or to become payable to its directors, officers, consultants or employees (other than any such increases for non-officers that are made in the ordinary course of business consistent with past practice), grant any rights to severance or termination pay to, or enter into any employment or severance agreement which provides benefits upon a change in control of Company that would be triggered by the Merger with, any director, officer, consultant or other employee of Company or any Company Subsidiary who is not currently entitled to such benefits from the Merger, establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer, consultant or employee of Company or any Company Subsidiary (except as allowed under Section 6.01(b)), except to the extent required by applicable Law or the terms of a collective bargaining agreement, or enter into or amend any contract, agreement, commitment or arrangement between Company or any Company Subsidiary and any of Company's directors, officers, consultants or employees (except as allowed under Section 6.01(b));

        (i) except as permitted under Section 6.01(c), pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities (A) reflected or reserved against on the consolidated balance sheet of Company and the consolidated the Company Subsidiaries dated as of March 31, 1999 included in Company's quarterly report on Form 10-Q for the period then ended (the "COMPANY BALANCE SHEET") and only to the extent of such reserves or (B) that are both immaterial in amount and incurred in the ordinary course of business consistent with past practice after the date of the Company Balance Sheet;

        (j) make any change with respect to Company's accounting policies, principles, methods or procedures, including, without limitation, revenue recognition policies, other than as required by U.S. GAAP;

        (k) make any material Tax election or settle or compromise any material Tax liability; or

        (l) authorize or enter into any formal or informal agreement or otherwise make any commitment to do any of the foregoing or to take any action which would make any of the representations or warranties of Company contained in this Agreement untrue or incorrect in any material respect or result in any of the conditions to the Merger set forth herein not being satisfied, except as specifically permitted hereunder.

    SECTION 6.02  NOTICES OF CERTAIN EVENTS

    Each of Parent and Company shall give prompt notice to the other of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Merger; (ii) any notice or other communication from any Governmental Entity in connection with the Merger;
(iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting Parent or the Parent Subsidiaries or Company or the Company Subsidiaries, respectively, or that relate to the consummation of the Merger;
(iv) the occurrence of a default or event that, with the giving of notice or lapse of time or both, will become a default under any Parent Material Contract or Company Material Contract, respectively; and (v) any change that could reasonably be expected to have a Parent Material Adverse Effect or a Company Material Adverse Effect, respectively, or to delay or impede the ability of either Parent or Company, respectively, to perform their respective obligations pursuant to this Agreement and to effect the consummation of the Merger.

    SECTION 6.03  ACCESS TO INFORMATION; CONFIDENTIALITY

    (a) Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which Parent or Company or any of the Parent Subsidiaries or the Company Subsidiaries is a party or pursuant to applicable Law or the regulations or requirements of any stock exchange or other regulatory organization with whose rules a party hereto is required to comply, from the date of this Agreement to the Effective Time, Parent and Company shall (and shall cause the Parent Subsidiaries and Company Subsidiaries, respectively, to)
(i) provide to the other (and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, "REPRESENTATIVES")) access at reasonable times upon prior notice to its and its subsidiaries' officers, employees, agents, properties, offices and other facilities and to the books and records thereof, and (ii) furnish promptly such information concerning its and its subsidiaries' business, properties, contracts, assets, liabilities and personnel as the other party or its Representatives may reasonably request. No investigation conducted pursuant to this Section 6.03 shall affect or be deemed to modify any representation or warranty made in this Agreement.

    (b) The parties hereto shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement with respect to the information disclosed pursuant to this Section 6.03.

    SECTION 6.04  NO SOLICITATION OF TRANSACTIONS

    Until this Agreement has been terminated as provided herein, Company shall not, directly or indirectly, and shall cause its Representatives not to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing nonpublic information), any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) that constitutes, or may reasonably be expected to lead to, any Competing Transaction, or enter into or maintain or continue discussions or negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of Company's Representatives or subsidiaries, or any Representative retained by Company's subsidiaries, to take any such action; PROVIDED, HOWEVER, that nothing contained in this Agreement, including this
Section 6.04, shall prohibit the Company or the board of directors of Company
(i) from complying with Rule 14d-9 or 14e-2(a) promulgated under the Exchange Act with regard to a tender or exchange offer not made in violation of this
Section 6.04 or (ii) prior to receipt of the approval by the stockholders of Company of this Agreement and the Merger from providing information (subject to a confidentiality agreement at least as restrictive as the Confidentiality Agreement) in connection with, and negotiating, another unsolicited, bona fide written proposal regarding a Competing Transaction that (i) Company's board of directors shall have concluded in good faith, in part on the basis of advice of independent outside counsel of nationally recognized reputation, that such action is necessary to prevent Company's board of directors from violating its fiduciary duties to Company's stockholders under applicable law, (ii) if any cash consideration is involved, shall not be subject to any financing contingency, and with respect to which Company's board of directors shall have determined (based in part upon the advice of Company's independent financial advisors of nationally recognized reputation) that the acquiring party is reasonably capable of consummating such Competing Transaction on the terms proposed, and (iii) Company's board of directors reasonably believes in good faith that such Competing Transaction provides greater value to the stockholders of Company than the Merger (based in part upon the written opinion of Company's independent financial advisors of nationally recognized reputation that such Competing Transaction is superior from a financial point of view) (any such Competing Transaction being referred to herein as a "SUPERIOR PROPOSAL"). Any violation of the restrictions set forth in this Section 6.04 by any Representative of Company or any of its Subsidiaries, whether or not such Person is purporting to act on behalf of Company or otherwise, shall be deemed to be a breach of this Section 6.04 by Company. Company shall notify Parent promptly if any proposal or offer, or any inquiry or contact with any person with respect thereto, regarding a Competing Transaction is made, such notice to include the identity of the person making such proposal, offer, inquiry or contact, and the terms of such Competing Transaction, and shall keep Parent apprised, on a current basis, of the status of such Competing Transaction and of any modifications to the terms thereof. Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction. Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party.

    SECTION 6.05  5TAX-FREE TRANSACTION; POOLING

    From and after the date of this Agreement, each party hereto shall use all reasonable efforts to cause the Merger to qualify, and shall not knowingly take any actions or cause any actions to be taken which could reasonably be expected to prevent the Merger from (a) qualifying as a "reorganization" under Section 368(a) of the Code or (b) being treated for financial accounting purposes as a "pooling of interests" in accordance with U.S. GAAP and the accounting standards of the SEC.

    SECTION 6.06  CONTROL OF OPERATIONS

    Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of Company and the Company Subsidiaries prior to the Effective Time. Prior to the Effective Time, Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

    SECTION 6.07  FURTHER ACTION; CONSENTS; FILINGS

    (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger, (ii) obtain from Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or Company or any of their respective subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and (iii) make all necessary filings, and thereafter make any other required or appropriate submissions, with respect to this Agreement and the Merger required under (A) the rules and regulations of the NNM, (B) the Securities Act, the Exchange Act and any other applicable Federal or state securities Laws, (C) the HSR Act, if any, and (D) any other applicable Law. The parties hereto shall cooperate and consult with each other in connection with the making of all such filings, including by providing copies of all such documents to the nonfiling parties and their advisors prior to filing, and none of the parties shall file any such document if any of the other parties shall have reasonably objected to the filing of such document. No party shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the Merger at the behest of any Governmental Entity without the consent and agreement of the other parties hereto, which consent shall not be unreasonably withheld or delayed.

    (b) Each of Company and Parent will give (or will cause their respective subsidiaries to give) any notices to third persons, and use, and cause their respective subsidiaries to use, reasonable efforts to obtain any consents from third persons necessary, proper or advisable (as determined in good faith by Parent with respect to such notices or consents to be delivered or obtained by Company) to consummate the transactions contemplated by this Agreement.

    SECTION 6.08  ADDITIONAL REPORTS

    Company and Parent shall each furnish to the other copies of any reports of the type referred to in Sections 4.07 and 5.06, which it files with the SEC on or after the date hereof, and Company and Parent, as the case may be, covenant and warrant that as of the respective dates thereof, such reports will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any unaudited consolidated interim financial statements included in such reports (including any related notes and schedules) will fairly present in all material respects the financial position of Company and its consolidated subsidiaries or Parent and its consolidated subsidiaries, as the case may be, as of the dates thereof and the results of operations and changes in financial position or other information including therein for the periods or as of the date then ended (subject, where appropriate, to normal year-end adjustments), in each case in accordance with past practice and U.S. GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto).

    SECTION 6.09  TAX INFORMATION

    Company shall provide the following information to Parent not later than two weeks after the date of this Agreement: (i) a complete list of the types of Tax Returns being filed by Company and each Company Subsidiary in each taxing jurisdiction, (ii) a list of all closed years with respect to each such type of Tax Return filed in each jurisdiction, and (iii) a list of any deferred intercompany gain with respect to transactions to which Company or any Company Subsidiary has been a party. Company shall provide Parent and its accountants, counsel and other representatives reasonable access, during normal business hours during the period prior to the Effective Time, to all of Company's and Company Subsidiaries' Tax Returns and other records and workpapers relating to Taxes.

    SECTION 6.10  CONDUCT OF BUSINESS BY PARENT.

    During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Parent shall not knowingly take any action a principal purpose of which is, and the reasonably likely result of which would be, a material delay in or interference with the consummation of the Merger.

                                  ARTICLE VII
                             ADDITIONAL AGREEMENTS

    SECTION 7.01  REGISTRATION STATEMENT; PROXY STATEMENT

    (a) As promptly as practicable after the execution of this Agreement, Parent and Company shall jointly prepare and shall file with the SEC a document or documents that will constitute (i) the prospectus forming part of the registration statement on Form S-4 of Parent (together with all amendments thereto, the "REGISTRATION STATEMENT"), in connection with the registration under the Securities Act of Parent Common Stock to be issued to Company's stockholders pursuant to the Merger and (ii) the proxy statement with respect to the Merger relating to the special meetings of Company's stockholders to be held to consider approval of this Agreement and the Merger (the "COMPANY STOCKHOLDERS' MEETING") (together with any amendments thereto, the "PROXY STATEMENT"). Copies of the Proxy Statement shall be provided to the NNM in accordance with its rules. Each of the parties hereto shall use all reasonable efforts to cause the Registration Statement to become effective as promptly as practicable after the date hereof, and, prior to the effective date of the Registration Statement, the parties hereto shall take all action required under any applicable Laws in connection with the issuance of shares of Parent Common Stock pursuant to the Merger. Parent or Company, as the case may be, shall furnish all information concerning Parent or Company as the other party may reasonably request in connection with such actions and the preparation of the Registration Statement and the Proxy Statement. As promptly as practicable after the effective date of the Registration Statement, the Proxy Statement shall be mailed to the stockholders of Company. Each of the parties hereto shall cause the Proxy Statement to comply as to form and substance as to such party in all material respects with the applicable requirements of (i) the Exchange Act, (ii) the Securities Act, (iii) the rules and regulations of the NNM.

    (b) The Proxy Statement shall include (i) the approval of the Merger and the recommendation of the board of directors of Company to Company's stockholders that they vote in favor of approval of this Agreement and the Merger, subject to the right of the board of directors of Company to withdraw its recommendation and recommend a Superior Proposal in compliance with Section 6.04 of this Agreement, and (ii) the opinion of Robertson Stephens referred to in Section
4.19. The board of directors of Company shall submit this Agreement to Company's stockholders whether or not at any time subsequent to the date hereof such board determines that it can no longer make such recommendation; PROVIDED, HOWEVER, that, in the case of such withdrawal of such board's recommendation, Company may delay or adjourn the meeting at which this Agreement is submitted to such stockholders by as many as ten business days in order to give such stockholders a reasonable opportunity to consider such withdrawal of recommendation.

    (c) No amendment or supplement to the Proxy Statement or the Registration Statement shall be made without the approval of Parent and Company, which approval shall not be unreasonably withheld or delayed; PROVIDED, HOWEVER, that the consent of Parent shall not be required to amend or supplement the Proxy Statement to reflect the withdrawal of the recommendation of Company's board of directors that Company's stockholders vote in favor of the approval of this Agreement and/or the recommendation that Company's stockholders approve of a Superior Proposal. Each of the parties hereto shall advise the other parties hereto, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

    (d) None of the information supplied by Company for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement shall, at the respective times filed with the SEC or other regulatory agency and, in addition, (A) in the case of the Proxy Statement, at the date it or any amendments or supplements thereto are mailed to stockholders of Company, at the time of the Company Stockholders' Meeting and at the Effective Time and (B) in the case of the Registration Statement, when it becomes effective under the Securities Act and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to Company or any Company Subsidiary, or their respective officers or directors, should be discovered by Company that should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, Company shall promptly inform Parent. All documents that Company is responsible for filing with the SEC in connection with the Merger will comply as to form in all material respects with the applicable requirements of the rules and regulations of the Securities Act and the Exchange Act.

    (e) None of the information supplied by Parent for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement shall, at the respective times filed with the SEC or other regulatory agency and, in addition, (A) in the case of the Proxy Statement, at the date it or any amendments or supplements thereto are mailed to stockholders of Company, at the time of Company Stockholders' meeting and at the Effective Time and (B) in the case of the Registration Statement, when it becomes effective under the Securities Act and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Parent or any Parent Subsidiary, or their respective officers or directors, should be discovered by Parent that should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement, Parent shall promptly inform Company. All documents that Parent is responsible for filing with the SEC in connection with the Merger will comply as to form in all material respects with the applicable requirements of the rules and regulations of the Securities Act and the Exchange Act.

    SECTION 7.02  STOCKHOLDERS' MEETING

    Company shall call and hold the Company Stockholders' Meeting as promptly as practicable after the date hereof for the purpose of voting upon the approval of this Agreement and the Merger pursuant to the Proxy Statement, and Company shall use all reasonable efforts to hold the Company Stockholders' Meeting as soon as practicable after the date on which the Registration Statement becomes effective, subject to Company's right to delay or adjourn such meeting as provided in Section 7.01(c). Unless Company's board of directors has withdrawn its recommendation of this Agreement and the Merger in compliance with Section 6.04, Company shall use all reasonable efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the Merger pursuant to the Proxy Statement and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by the DGCL or applicable other stock exchange requirements to obtain such approval. Company shall take all other action necessary or, in the reasonable opinion of Parent, advisable to promptly and expeditiously secure any vote or consent of stockholders required by applicable Law and Company's certificate of incorporation and bylaws to effect the Merger. Company shall call and hold the Company Stockholders' Meeting for the purpose of voting upon the approval of this Agreement and the Merger whether or not Company's board of directors at any time subsequent to the date hereof determines that this Agreement is no longer advisable or recommends that Company's stockholders reject it.

    SECTION 7.03  AFFILIATES

    (a) Company will use reasonable efforts to obtain an executed letter agreement substantially in the form of Annex B hereto from (i) each person identified in Section 4.18 of the Company Disclosure Schedule within 15 days following the execution and delivery of this Agreement and (ii) from any person who, to the knowledge of Company, may be deemed to have become an affiliate of Company after the date of this Agreement and prior to the Effective Time as soon as practicable after attaining such status. The foregoing notwithstanding, Parent shall be entitled to place legends as specified in the Affiliate Agreement on the certificates evidencing any of the Parent Common Stock to be received by (i) any affiliate of Company or (ii) any person Parent reasonably identifies (by written notice to Company) as being a person who may be deemed an "affiliate" within the meaning of Rule 145 promulgated under the Securities Act, and to issue appropriate stop transfer instructions to the transfer agent for such Parent Common Stock, consistent with the terms of the Affiliate Agreement, regardless of whether such person has executed Affiliate Agreement and regardless of whether such person's name and address appear on Section 4.18 of the Company Disclosure Schedule.

    (b) Parent will use reasonable efforts to obtain an executed letter agreement substantially in the form of Annex C hereto from (i) each person identified in Section 5.10 of the Parent Disclosure Schedule within 15 days following the execution and delivery of this Agreement and (ii) from any person who, to the knowledge of Parent, may be deemed to have become an affiliate of Parent after the date of this Agreement and prior to the Effective Time as soon as practicable after attaining such status.

    SECTION 7.04  DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE

    (a) Parent and the Merger Sub agree that all rights to indemnification, advancement of expenses, exculpation, limitation of liability and any and all similar rights now existing in favor of each present and former director, officer, employee and agent of Company and each Company Subsidiary (collectively, the "Indemnified Parties") as provided in the Company's present charter, by-laws or contractual arrangement in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of six years from the Effective Time, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at any time prior to the Effective Time were directors, officers, employees or agents of the Company, unless such modification shall be required by law, and Parent agrees to cause the Surviving Corporation to comply with its obligations thereunder; provided, however, that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect to any such claim or claims shall continue until the disposition of any and all such claims.

    (b) In the event the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers a material amount of its properties and assets to any person in a single transaction or a series of transactions, then, and in each such case, Parent will either guaranty the indemnification obligations referred to in this Section 7.04 or will make or cause to be made proper provision so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, assume the indemnification obligations described herein for the benefit of the Indemnified Parties and have substantially equal financial ability as the Company (immediately prior to the Effective Time) to satisfy the obligations of the parties pursuant to this Section 7.04 as a condition to such merger, consolidation or transfer becoming effective.

    (c) The provisions of this Section 7.04 are (i) intended to be for the benefit of, and will be enforceable by, each of the Indemnified Parties and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

    (d) For a period of three years after the Effective Time, Parent shall use its best efforts to maintain in effect the directors' and officers' liability insurance policies maintained by Company; PROVIDED, HOWEVER, that in no event shall Parent be required to expend in any one year in excess of 150% of the annual premium currently paid by Company for such coverage, which Company hereby represents is $250,000, and provided further, that if the premium for such coverage exceeds such amount, Parent shall purchase a policy with the greatest coverage available for such 150% of the annual premium.

    SECTION 7.05  NO SHELF REGISTRATION

    Parent shall not be required to amend or maintain the effectiveness of the Registration Statement for the purpose of permitting resale of the shares of Parent Common Stock received pursuant hereto by the persons who may be deemed to be "affiliates" of Company within the meaning of Rule 145 promulgated under the Securities Act.

    SECTION 7.06  PUBLIC ANNOUNCEMENTS

    The initial press release concerning the Merger shall be a joint press release and, thereafter, Parent and Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement without the prior written approval of the other, except to the extent required by applicable Law or the requirements of the rules and regulations of the NNM, in which case the issuing party shall use all reasonable efforts to consult with the other party before issuing any such release or making any such public statement.

    SECTION 7.07  NNM LISTING

    Prior to the Effective Time, Parent shall file with the NNM a Notification Form for Listing of Additional Shares with respect to the Parent Common Stock issued or issuable in connection with the Merger and shall use all reasonable efforts to obtain approval from NNM of the listing of such Parent Common Stock as of the Effective Time, subject to official notice of issuance.

    SECTION 7.08  BLUE SKY

    Parent shall use all reasonable efforts to obtain prior to the Effective Time all necessary permits and approvals required under Blue Sky Laws to permit the distribution of the shares of Parent Common Stock to be issued in accordance with the provisions of this Agreement.

    SECTION 7.09  EMPLOYEE BENEFIT MATTERS

    Unless Parent consents otherwise in writing, Company shall take all action necessary to terminate, or cause to terminate, before the Effective Time, any Company Benefit Plan that is a 401(k) plan or other defined contribution retirement plan.

    SECTION 7.10  REGISTRATION STATEMENT ON FORM S-8.

    On the date of the Effective Time or as soon thereafter as is practicable, Parent shall file a registration statement on Form S-8 covering the issuance of Parent Common Stock issuable under the Company Stock Plans.

                                  ARTICLE VIII
                            CONDITIONS TO THE MERGER

    SECTION 8.01 CONDITIONS TO THE OBLIGATIONS OF EACH PARTY TO CONSUMMATE THE MERGER

    The obligations of the parties hereto to consummate the Merger are subject to the satisfaction or, if permitted by applicable Law, waiver of the following conditions:

        (a) the Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC and not concluded or withdrawn;

        (b) this Agreement and the Merger shall have been duly approved by the requisite vote of stockholders of Company in accordance with the DGCL;

        (c) no court of competent jurisdiction shall have issued or entered any order, writ, injunction or decree, and no other Governmental Entity shall have issued any order, which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting its consummation;

        (d) any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act or any other applicable competition, merger control or similar Law shall have expired or been terminated; and

        (e) all consents, approvals and authorizations legally required to be obtained to consummate the Merger shall have been obtained from all Governmental Entities, except where the failure to obtain any such consent, approval or authorization could not reasonably be expected to result in a Parent Material Adverse Effect or a Company Material Adverse Effect.

    SECTION 8.02  CONDITIONS TO THE OBLIGATIONS OF COMPANY

    The obligations of Company to consummate the Merger, or to permit the consummation of the Merger are subject to the satisfaction or, if permitted by applicable Law, waiver of the following further conditions:

        (a) each of the representations and warranties of Parent contained in this Agreement shall be true, complete and correct in all respects (ignoring for this purpose all materiality or Material Adverse Effect qualifications in such representations and warranties) both when made and on and as of the Effective Time as if made at and as of the Effective Time (other than (i) representations and warranties which address matters only as of a certain date which shall have been true, complete and correct as of such certain date, and (ii) failures to be true, complete and correct that do not, in the aggregate, constitute a Parent Material Adverse Effect), and Company shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Parent to such effect;

        (b) Parent shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time and Company shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Parent to that effect;

        (c) Wilson Sonsini Goodrich & Rosati, legal counsel to Company, shall have issued its opinion, such opinion dated on the date of the Closing, addressed to Company, and reasonably satisfactory to it, based upon customary representations of Company and Parent and customary assumptions, to the effect that the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, which opinion shall not have been withdrawn or modified in any material respect; PROVIDED, HOWEVER, that if such firm does not render such opinion, this condition shall nonetheless be deemed satisfied if such opinion, dated as of the date of the Closing, is rendered to Company by Brobeck, Phleger & Harrison LLP, counsel to Parent; and

        (d) There shall have been no Parent Material Adverse Effect since the date of this Agreement.

    SECTION 8.03  CONDITIONS TO THE OBLIGATIONS OF PARENT

    The obligations of Parent to consummate the Merger are subject to the satisfaction or waiver of the following further conditions:

        (a) each of the representations and warranties of Company contained in this Agreement shall be true, complete and correct in all respects (ignoring for this purpose all materiality or Material Adverse Effect qualifications in such representations and warranties) both when made and on and as of the Effective Time as if made at and as of the Effective Time (other than (i) representations and warranties which address matters only as of a certain date which shall have been true, complete and correct as of such certain date, and (ii) failures to be true, complete and correct that do not, in the aggregate, constitute a Company Material Adverse Effect), and Parent shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Company to such effect;

        (b) Company shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time and Parent shall have received a certificate of the Chief Executive Officer and Chief Financial Officer of Company to that effect;

        (c) Brobeck, Phleger & Harrison LLP, special counsel to Parent, shall have issued its opinion, such opinion dated on the date of the Closing, addressed to Parent, and reasonably satisfactory to it, based upon customary representations of Company and Parent and customary assumptions, to the effect that the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, which opinion shall not have been withdrawn or modified in any material respect; PROVIDED, HOWEVER, that if such firm does not render such opinion, this condition shall nonetheless be deemed satisfied if such opinion, dated as of the date of Closing, is rendered to Parent by Wilson Sonsini Goodrich & Rosati, legal counsel to Company;

        (d) Parent shall have been advised in writing by PricewaterhouseCoopers LLP as of the date upon which the Effective Time is to occur, in a form and in substance reasonably acceptable to Parent, that the Merger can properly be accounted for as a "pooling of interests" business combination in accordance with U.S. GAAP and the accounting standards of the SEC; Company shall have been advised in writing by KPMG LLP as of the date upon which the Effective Time is to occur that such firm concurs with the management of the Company that there is no reason why the Merger cannot be treated for financial accounting purposes as a "pooling of interests" business combination in accordance with U.S. GAAP and the accounting standards of the SEC;

        (e) There shall have been no Company Material Adverse Effect since the date of this Agreement;

        (f) All consents of third parties required pursuant to the terms of any Material Contract as a result of the Merger shall have been obtained; and

        (g) At least five of the employees of Company set forth on Schedule 8.03(g) shall have either (i) entered into employment, proprietary invention and non-competition agreements substantially in the form of Annex D or (ii) if so permitted as provided on Schedule 8.03(g), allowed Parent to assume their respective employment agreement as in effect on the date hereof and entered into a non-competition and proprietary invention agreement with Parent in substantially the form included in Annex D.

                                   ARTICLE IX
                       TERMINATION, AMENDMENT AND WAIVER

    SECTION 9.01  TERMINATION

    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite adoption and approval of this Agreement, as follows:

        (a) by mutual written consent duly authorized by the boards of directors of each of Parent and Company;

        (b) by either Parent or Company, if the Effective Time shall not have occurred on or before January 31, 2000; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose material breach of this Agreement shall have caused, or resulted in, the failure of the Effective Time to occur on or before such date;

        (c) by either Parent or Company, if any Governmental Order, writ, injunction or decree preventing the consummation of the Merger shall have been entered by any court of competent jurisdiction and shall have become final and nonappealable;

        (d) by Parent, if (i) the board of directors of Company withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Parent or its stockholders, (ii) the board of directors of Company shall have recommended to the stockholders of Company a Competing Transaction, (iii) the Company fails to comply in all material respects with
    Section 6.04 or Section 7.02, (iv) a Competing Transaction shall have been announced or otherwise publicly known and the board of directors of Company shall have (A) failed to recommend against acceptance of such by its stockholders (including by taking no position, or indicating its inability to take a position, with respect to the acceptance by its stockholders of a Competing Transaction involving a tender offer or exchange offer) within 5 business days of delivery of a written request from Parent for such action,
    (B) failed to reconfirm its approval and recommendation of this Agreement and the transactions contemplated hereby within 5 business days of delivery of a written request from Parent for such action or (C) determined that such Competing Transaction was a Superior Proposal and to take any of the actions allowed by clause (ii) of Section 6.04 (and shall not have, prior to Parent's termination of this Agreement pursuant to this Section 9.01(d)(iv)(C), (x) reconfirmed its approval and recommendation of this Agreement and (y) recommended against acceptance of such Superior Proposal by its stockholders), or (v) the board of directors of Company resolves to take any of the actions described above;

        (e) by Parent or Company, if this Agreement and the Merger shall fail to receive the requisite votes for approval at the Company Stockholders' Meeting or any adjournment or postponement thereof;

        (f) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of Company set forth in this Agreement, or if any representation or warranty of Company shall have become untrue, incomplete or incorrect, in either case such that the conditions set forth in Section
    8.03 would not be satisfied (a "TERMINATING COMPANY BREACH"); PROVIDED, HOWEVER, that if such Terminating Company Breach is curable by Company through the exercise of its reasonable efforts within 20 days and for so long as Company continues to exercise such reasonable efforts, Parent may not terminate this Agreement under this Section 9.01(f); and PROVIDED, FURTHER that the preceding proviso shall not in any event be deemed to extend any date set forth in paragraph (b) of this Section 9.01; or

        (g) by Company, upon breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, incomplete or incorrect, in either case such that the conditions set forth in Section 8.02 would not be satisfied (a "TERMINATING PARENT BREACH"); PROVIDED, HOWEVER, that if such Terminating Parent Breach is curable by Parent through the exercise of its reasonable efforts within 20 days and for so long as Parent continues to exercise such reasonable efforts, Company may not terminate this Agreement under this Section 9.01(g); and PROVIDED, FURTHER that the preceding proviso shall not in any event be deemed to extend any date set forth in paragraph (b) of this
    Section 9.01.

The right of any party hereto to terminate this Agreement pursuant to this
Section 9.01 will remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers, directors, representatives or agents, whether prior to or after the execution of this Agreement.

    SECTION 9.02  EFFECT OF TERMINATION

    Except as provided in Section 9.05, in the event of termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of any party hereto or any of its affiliates or any of its or their officers or directors, and all rights and obligations of each party hereto shall cease; PROVIDED, HOWEVER, that nothing herein shall relieve any party hereto from liability for the willful or intentional breach of any of its representations and warranties or the willful or intentional breach of any of its covenants or agreements set forth in this Agreement. No termination of this Agreement shall affect the obligation of the parties contained in the Confidentiality Agreements, which shall survive termination of this Agreement and remain in full force and effect in accordance with their terms.

    SECTION 9.03  AMENDMENT

    This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; PROVIDED, HOWEVER, that, after the approval of this Agreement by the stockholders of Company, no amendment may be made that changes the amount or type of consideration into which Company common stock will be converted pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

    SECTION 9.04  WAIVER

    At any time prior to the Effective Time, any party hereto may (a) extend the time for or waive compliance with the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

    SECTION 9.05  TERMINATION FEE; EXPENSES

        (a) Except as set forth in this Section 9.05, all Expenses incurred in connection with this Agreement and the Merger shall be paid by the party incurring such Expenses, whether or not the Merger is consummated, except that Parent and Company each shall pay one-half of all Expenses (other than attorneys' and accountants' fees and expenses) incurred solely for printing, filing and mailing the Registration Statement and the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Registration Statement and the Proxy Statement and any fees required to be paid under the HSR Act.

        (b) In the event that (i) Parent shall terminate this Agreement pursuant to Section 9.01(d) or (ii) this Agreement shall be terminated pursuant to
    Section 9.01(b) or pursuant to Section 9.01(e) as a result of the failure to obtain the requisite approval of the Company stockholders and (A) at or prior to such termination, there shall exist or have been publicly proposed a Competing Transaction with respect to Company and (B) within 12 months after such termination, Company shall enter into a definitive agreement with respect to any Competing Transaction or any Competing Transaction involving Company shall be consummated, then, in the case of (i), promptly after such termination, or in the case of (ii), immediately before the execution and delivery of such agreement or such consummation, Company shall pay to Parent an amount equal to $30 million (the "TERMINATION FEE").

        (c) In the event that Parent shall terminate this Agreement pursuant to
    Section 9.01(f), then Company shall promptly reimburse Parent for Parent's Expenses, and if, within twelve months of such termination of this Agreement, Company shall enter into a definitive agreement with respect to any Competing Transaction or any Competing Transaction involving Company shall be consummated concurrently with the consummation of such Competing Transaction, then, immediately before the execution and delivery of such agreement or such consummation, Company shall pay to Parent an amount in cash equal to the Termination Fee less the amount of any Expenses of Parent previously reimbursed by Company pursuant to this Section 9.05(c).

        (d) Parent and Company agree that the agreements contained in Section 9.05(b) and 9.05(c) above are an integral part of the transaction contemplated by this Agreement and constitute liquidated damages and not a penalty. Accordingly, if Company fails to pay to Parent any amounts due under Section 9.05(b) or 9.05(c), Company shall pay the cash and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit of other legal action, taken to collect payment, together with interest on such amounts at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

                                   ARTICLE X
                               GENERAL PROVISIONS

    SECTION 10.01  NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES

    The representations and warranties in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 9.01, as the case may be. This Section 10.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

    SECTION 10.02  NOTICES

    All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or facsimile, by registered or certified mail (postage prepaid, return receipt requested) or by a nationally recognized courier service to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

        (a) if to Company:
           NetGravity, Inc.
           1900 South Norfolk Street, Suite 150
           San Mateo, CA 94403
           Attention: Stephen Recht
           Telecopier: (650) 425-6070
    with a copy to:
    Wilson Sonsini Goodrich & Rosati
           650 Page Mill Road
           Palo Alto, CA 94304
           Attention: Larry W. Sonsini
           Telecopier: (650) 493-6811

        (b) if to Parent or Merger Sub:
           DoubleClick Inc.
           41 Madison Avenue, 32nd Floor
           New York, NY 10010
           Attention: Elizabeth Wang, General Counsel
           Telecopier: (212) 889-0029
           with a copy to:
           Brobeck, Phleger & Harrison LLP
           One Market, Spear Street Tower
           San Francisco, CA 94105
           Attention: Steve L. Camahort
           Telecopier: (415) 442-1010

    SECTION 10.03  SEVERABILITY

    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner to the fullest extent permitted by applicable Law in order that the Merger may be consummated as originally contemplated to the fullest extent possible.

    SECTION 10.04  ASSIGNMENT; BINDING EFFECT; BENEFIT

    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, other than Section 7.04, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement.

    SECTION 10.05  INCORPORATION OF EXHIBITS

    The Parent Disclosure Schedule, the Company Disclosure Schedule and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part of this Agreement for all purposes as if fully set forth herein.

    SECTION 10.06  GOVERNING LAW

    THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE OTHER THAN CONFLICT OF LAWS PRINCIPLES THEREOF DIRECTING THE APPLICATION OF ANY LAW OTHER THAN THAT OF DELAWARE. COURTS WITHIN THE STATE OF DELAWARE WILL HAVE JURISDICTION OVER ALL DISPUTES BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY. THE PARTIES HEREBY CONSENT TO AND AGREE TO SUBMIT TO THE JURISDICTION OF SUCH COURTS. EACH OF THE PARTIES HERETO WAIVES, AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (I) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (II) SUCH PARTY AND SUCH PARTY'S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR
(III) ANY LITIGATION COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT
FORUM.

    SECTION 10.07  WAIVER OF JURY TRIAL

    EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION OR AGREEMENT CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

    SECTION 10.08  HEADINGS; INTERPRETATION

    The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

    SECTION 10.09  COUNTERPARTS

    This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

    SECTION 10.10  ENTIRE AGREEMENT

    This Agreement (including the Exhibits, the Parent Disclosure Schedule and the Company Disclosure Schedule) and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                DOUBLECLICK INC.

                                By:              /s/ KEVIN P. RYAN
                                     -----------------------------------------
                                                   Kevin P. Ryan
                                       PRESIDENT AND CHIEF OPERATING OFFICER

                                NETGRAVITY, INC.

                                By:              /s/ ERIC W. SPIVEY
                                     -----------------------------------------
                                                   Eric W. Spivey
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                NJ MERGER CORPORATION

                                By:              /s/ KEVIN P. RYAN
                                     -----------------------------------------
                                                   Kevin P. Ryan
                                                     PRESIDENT

                                                                      APPENDIX B

                         FORM OF STOCKHOLDER AGREEMENT

    This STOCKHOLDER AGREEMENT (this "Agreement") is made and entered into as of July 12, 1999 between DoubleClick Inc., a Delaware corporation ("Parent"), and the undersigned stockholder ("Stockholder") of NetGravity, Inc., a Delaware corporation ("Company"). Capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Merger Agreement described below.

                                    RECITALS

    WHEREAS, pursuant to an Agreement and Plan of Merger and Reorganization dated as of July 12, 1999 by and among Parent, NJ Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub") and Company (such agreement as it may be amended is hereinafter referred to as the "Merger Agreement") Parent has agreed to acquire the outstanding securities of Company pursuant to a statutory merger of Merger Sub with and into Company (the "Merger") in which each outstanding share of capital stock of Company (the "Company Capital Stock") will be converted into shares of common stock of Parent (the "Parent Shares") at the exchange rate set forth in the Merger Agreement (the "Transaction");

    WHEREAS, in order to induce Parent to enter into the Merger Agreement and consummate the Transaction, Company has agreed to use its reasonable best efforts to cause each stockholder of Company who is an affiliate of Company to execute and deliver to Parent a Stockholder Agreement upon the terms set forth herein; and

    WHEREAS, Stockholder is the registered and beneficial owner of such number of shares of the outstanding capital stock of Company as is indicated on the signature page of this Agreement (the "Shares").

    NOW, THEREFORE, the parties agree as follows:

    1.  SHARES.

    1.1 OWNERSHIP OF SHARES. Stockholder is the beneficial owner of (i.e., has sole or shared voting or investment power with respect to) the Shares. The Shares constitute Stockholder's entire interest in the outstanding capital stock and voting securities of Company. The Shares are free and clear of any liens, claims, options, charges or other encumbrances. Stockholder's principal residence or place of business is accurately set forth on the signature page hereto. As used herein, the term "Expiration Date" shall mean the earlier to occur of (i) the Effective Time or (ii) termination of the Merger Agreement in accordance with the terms thereof.

    1.2 NEW SHARES. Stockholder agrees that any shares of capital stock or voting securities of Company that Stockholder purchases or with respect to which Stockholder otherwise acquires beneficial ownership after the date of this Agreement and prior to the Expiration Date ("New Shares") shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares for so long as they are held by Stockholder.

    2. AGREEMENT TO VOTE SHARES. Prior to the Expiration Date, at every meeting of the stockholders of Company at which any of the following is considered or voted upon, and at every adjournment thereof, and on every action or approval by written resolution of the stockholders of Company with respect to any of the following, Stockholder shall vote the Shares and any New Shares, in each case as to which Stockholder then has voting control, in favor of approval and adoption of the Merger Agreement and of the Transaction.

    3. IRREVOCABLE PROXY. Stockholder hereby agrees to timely deliver to Parent a duly executed proxy in the form attached hereto as Exhibit I (the "Proxy"), such Proxy to cover the Shares and all New Shares in respect of which Stockholder is entitled to vote at each meeting of the stockholders of Company and held by Stockholder as of the record date for such meeting (including, without limitation, each written consent in lieu of a meeting) solely for purposes of voting such shares in favor of approval and adoption of the Merger Agreement; PROVIDED, THAT, such proxy shall only survive for so long as the Merger Agreement is in effect. In the event that Stockholder is unable to provide any such Proxy in a timely manner, Stockholder hereby grants Parent a power of attorney to execute and deliver such Proxy for and on behalf of Stockholder, such power of attorney, which being coupled with an interest, shall survive any death, disability, bankruptcy, or any other such impediment of Stockholder. Upon the execution of this Agreement by Stockholder, Stockholder hereby revokes any and all prior proxies or powers of attorney given by Stockholder with respect to the Shares and agrees not to grant any subsequent proxies or powers of attorney with respect to the Shares until after the Expiration Date.

    4. REPRESENTATIONS, WARRANTIES AND COVENANTS OF STOCKHOLDER. Stockholder hereby represents, warrants and covenants to Parent as follows:

    (a) Stockholder has full power and legal capacity to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes the valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, except as may be limited by (i) the effect of bankruptcy, insolvency, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law. Except as may be limited by (i) the effect of bankruptcy, insolvency, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law, the execution and delivery of this Agreement by Stockholder does not, and the performance of Stockholder's obligations hereunder will not, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right to terminate, amend, accelerate or cancel any right or obligation under, or result in the creation of any lien or encumbrance on any Shares or New Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Stockholder is a party or by which Stockholder or the Shares or New Shares are or will be bound or affected.

    (b) Except to the extent otherwise permitted under Section 6.04 of the Merger Agreement, until the Expiration Date, Stockholder will not (and will use Stockholder's reasonable best efforts to cause its affiliates, officers, directors and employees and any investment banker, attorney, accountant or other agent retained by Stockholder, not to: (i) initiate or solicit, directly or indirectly, any proposal, plan or offer to acquire all or any material part of the business or properties or capital stock of Company, whether by merger, purchase of assets, tender offer or otherwise, or to liquidate Company or otherwise distribute to the stockholders of Company all or any substantial part of the business, properties or capital stock of Company (each, an "Acquisition Proposal"); (ii) initiate, directly or indirectly, any contact with any person in an effort to or with a view towards soliciting any Acquisition Proposal;
(iii) furnish information concerning Company's business, properties or assets to any corporation, partnership, person or other entity or group (other than Parent, or any associate, agent or representative of Parent) under any circumstances that could reasonably be expected to relate to an actual or potential Acquisition Proposal; or (iv) negotiate or enter into discussions or an agreement, directly or indirectly, with any entity or group with respect of any potential Acquisition Proposal. In the event Stockholder shall receive or become aware of any Acquisition Proposal subsequent to the date hereof, Stockholder shall promptly inform Parent as to any such matter and the details thereof to the extent possible without breaching any other agreement to which such Stockholder is a party or violating its fiduciary duties.

    (c) Stockholder understands and agrees that if Stockholder attempts to vote or provide any other person with the authority to vote any of the Shares held by Stockholder as of the record date for any meeting at which such Shares are to be voted other than in compliance with this Agreement, Company shall not, and Stockholder hereby unconditionally and irrevocably instructs Company to not record such vote unless and until Stockholder shall have complied with the terms of this Agreement.

    5. NO LIMITATION ON DISCRETION AS DIRECTOR. If the Stockholder is a natural person and is a member of the board of directors of Company, then this Agreement will apply to the exercise by Stockholder in his individual capacity of rights attaching to ownership of the Shares, and nothing herein shall be deemed to apply to, or to limit in any manner the discretion of Stockholder with respect to, any action which may be taken or omitted by him acting in his fiduciary capacity as a director of Company.

    6. ADDITIONAL DOCUMENTS. Stockholder hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Parent, to carry out the purpose and intent of this Agreement.

    7. CONSENT AND WAIVER. Stockholder hereby gives any consents or waivers that are reasonably required for the consummation of the Transaction under the terms of any agreement to which Stockholder is a party or pursuant to any rights Stockholder may have.

    8. TERMINATION. This Agreement and the Proxy delivered in connection herewith shall terminate and shall have no further force or effect as of the Expiration Date.

    9. CONFIDENTIALITY. Stockholder agrees (i) to hold any information regarding this Agreement and the Transaction in strict confidence, and (ii) not to divulge any such information to any third person, except to the extent any of the same is hereafter publicly disclosed by Parent.

    10.  MISCELLANEOUS.

    10.1 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

    10.2 BINDING EFFECT AND ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without the prior written consent of the other. This Agreement is intended to bind Stockholder solely as a securityholder of Company only with respect to the specific matters set forth herein.

    10.3 AMENDMENT AND MODIFICATION. This Agreement may not be modified, amended, altered or supplemented except by the execution and delivery of a written agreement executed by the parties hereto.

    10.4 SPECIFIC PERFORMANCE; INJUNCTIVE RELIEF. The parties hereto acknowledge that Parent will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such violation, Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity and Stockholder hereby waives any and all defenses which could exist in its favor in connection with such enforcement and waives any requirement for the security or posting of any bond in connection with such enforcement.

    10.5 NOTICES. All notices, requests, demands or other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed by registered or certified mail, postage prepaid, or sent by facsimile transmission, as follows:

    (a) If to Stockholder, at the address set forth below Stockholder's signature at the end hereof.

    (b) if to Parent, to:

    DoubleClick Inc.
    41 Madison Avenue, 32nd Floor
    New York, NY 10010
    Attention:  Elizabeth Wang, General Counsel
    Facsimile No: (212) 889-0029
    with a copy to:
    Brobeck, Phleger & Harrison LLP
    Spear Street Tower
    One Market
    San Francisco, CA 94105
    Attention:  Steve L. Camahort
    Facsimile No.: (415) 442-1010

or to such other address as any party hereto or any Indemnified Person may designate for itself by notice given as herein provided.

    10.6 GOVERNING LAW. This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

    10.7 ENTIRE AGREEMENT. This Agreement and the Proxy contain the entire understanding of the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matter.

    10.8 COUNTERPART. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

    10.9 EFFECT OF HEADINGS. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

    IN WITNESS WHEREOF, the parties have caused this Stockholder Agreement to be executed as of the date first above written.

DOUBLECLICK INC.                              STOCKHOLDER

By:  -----------------------------------
                                              -------------------------------------------

Name:  --------------------------------       (Signature)

Title:  ----------------------------------

                                              -------------------------------------------
                                              (Signature of Spouse)

                                              -------------------------------------------
                                              (Print Name of Stockholder)

                                              -------------------------------------------
                                              (Print Street Address)

                                              -------------------------------------------
                                              (Print City, State and Zip)

                                              -------------------------------------------
                                              (Print Telephone Number)

                                              -------------------------------------------
                                              (Social Security or Tax I.D. Number)

Total Number of Shares of Company Capital Stock owned on the date hereof:

Common Stock:
                   ------------------------------------

State of
Residence:
                   ------------------------------------

                                                                      APPENDIX C

BANCBOSTON ROBERTSON STEPHENS, INC.
Suite 2600
555 California St.
San Francisco, CA 94104
415-781-8700

                                                                 [LOGO]

                                 July 12, 1999

Board of Directors
NetGravity, Inc.
1900 S. Amphlett Blvd., Suite 150
San Mateo, CA 94403-1151

Members of the Board:

We understand that NetGravity (the "Company"), Doubleclick Inc. ("Acquiror") and the New Jersey Merger Corporation (a wholly owned subsidiary of Acquiror, "Merger Sub") are proposing to enter into an Agreement and Plan of Merger (the "Agreement") which will provide, among other things, for the merger (the "Merger") of Merger Sub with and into the Company. Upon consummation of the Merger, the Company will become a wholly owned subsidiary of Acquiror. Under the terms set forth in a draft of the Agreement dated July 12, 1999 (the "Draft Agreement"), at the effective time of the Merger, each outstanding share of common stock of the Company, par value $0.001 per share ("Company Common Stock"), other than certain shares to be canceled pursuant to the Agreement and shares held by stockholders who properly exercise dissenters' rights ("Dissenting Shares"), will be converted into the right to receive 0.28 shares (the "Exchange Ratio") of the common stock of Acquiror, par value $0.001 per share ("Acquiror Common Stock"). The terms and conditions of the Merger are set out more fully in the Agreement.

You have asked us whether, in our opinion, the Exchange Ratio is fair from a financial point of view and as of the date hereof to the "Holders of Company Common Stock". The "Holders of Company Common Stock" shall be defined as all holders of Company Common Stock other than Acquiror, Merger Sub, any affiliates of Acquiror or Merger Sub or any holders of Dissenting Shares.

For purposes of this opinion we have, among other things:

    (i) reviewed certain publicly available financial statements and other business and financial information of the Company and Acquiror, respectively;

    (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the Company's management;

   (iii) reviewed certain financial forecasts and other forward looking financial information relating to the Company prepared by the management of the Company;

    (iv) reviewed with Acquiror the publicly available estimates of research analysts relating to Acquiror;

    (v) held discussions with the respective managements of the Company and Acquiror concerning the businesses, past and current operations, financial condition and future prospects of both the Company and Acquiror, independently and combined, including discussions with the managements of the Company and Acquiror concerning their views regarding the strategic rationale for the Merger;

Board of Directors

NetGravity, Inc.

July 12, 1999

Page 2

    (vi) reviewed the financial terms and conditions set forth in the Draft Agreement;

   (vii) reviewed the stock price and trading history of the Company and Acquiror;

  (viii) compared the financial performance of the Company and the Acquiror and the prices and trading activity of the Company Common Stock and Acquiror Common Stock with that of certain other publicly traded companies comparable with the Company and Acquiror, respectively;

    (ix) compared the financial terms of the Merger with the financial terms to the extent publicly available, of other transactions that we deemed relevant;

    (x) reviewed the pro forma impact of the Merger on Acquiror's revenue per share;

    (xi) reviewed and considered in the analysis, information prepared by members of the management of the Company and relating to the relative contributions of the Company and Acquiror to the combined company;

   (xii) participated in discussions and negotiations among representatives of the Company and Acquiror and their financial and legal advisors; and

  (xiii) made such other studies and inquiries, and reviewed such other data, as we deemed relevant.

In our review and analysis, and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us (including information furnished to us orally or otherwise discussed with us by management of the Company and Acquiror) or publicly available and have neither attempted to verify, nor assumed responsibility for verifying, and of such information. We have relied upon the assurances of management of the Company and Acquiror that they are not aware of any facts that would made such information inaccurate or misleading. Furthermore, we did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets or liabilities (contingent or otherwise) of the Company or Acquiror, nor were we furnished with any such evaluation or appraisals. With respect to the financial forecasts and projections (and the assumptions and bases therefor) for each of the Company and Acquiror that we have reviewed, upon the advice of the managements of the Company and Acquiror, we have assumed that such forecasts and projections have been reasonably prepared in good faith on the basis of reasonable assumptions and reflect the best currently available estimates and judgments as to the future financial condition and performance of the Company and Acquiror, respectively, and we have further assumed that such projections and forecasts will be realized in the amounts and in the time periods currently estimated. In this regard, we note that each of the Company and Acquiror face exposure to the Year 2000 problem. We have not undertaken any independent analysis to evaluate the reliability or accuracy of the assumptions made by the managements of the Company and Acquiror with respect to the potential effect that the Year 2000 problem might have on their respective forecasts. We have assumed that the Merger will be consummated upon the terms set forth in the Draft Agreement without material alteration thereof, including among other things, that the Merger will be accounted for as a "pooling-of-interests" business combination in accordance with U.S. generally accepted accounting principles ("GAAP") and that the Merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended. In addition, we have assumed that the historical financial statements of each of the Company

Board of Directors

NetGravity, Inc.

July 12, 1999

Page 3

and Acquiror reviewed by us have been prepared and fairly presented in accordance with U.S. GAAP consistently applied. We have relied as to all legal matters relevant to rendering our opinion on the advice of counsel.

This opinion is necessarily based upon market, economic and other conditions as in effect on, and information made available to us as of, the date thereof. It should be understood that subsequent developments may affect the conclusion expressed in this opinion and that we disclaim any undertaking or obligation to advise any person of any change in any matter affecting this opinion which may come or be brought to our attention after the date of this opinion. Our opinion is limited to the fairness, from a financial point of view and as to the date hereof, to the Holders of Company Common Stock of the Exchange Ratio. We do not express any opinion as to (i) the value of any employee agreement or other arrangement entered into in connection with the Merger, (ii) any tax or other consequences that might result from the Merger or (iii) what the value of Acquiror Common Stock will be when issued to the Company's stockholders pursuant to the Merger or the price at which the shares of Acquiror Common Stock that are issued pursuant to the Merger may be traded in the future. Our opinion does not address the relative merits of the Merger and the other business strategies that the Company's Board of Directors has considered or may be considering, nor does it address the decision of the Company's Board of Directors to proceed with the Merger.

We are acting as financial advisor to the Company in connection with the Merger and will receive (i) a fee contingent upon the delivery of this opinion and (ii) an additional fee contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of our engagement. In the past, we have provided certain investment banking services to the Company from time to time for which we have been paid fees, including acting as lead manager for its initial public offering and as lead manager in a recent secondary offering, and we may provide additional investment banking services to the Company or the Acquiror in the future for which we would also be paid fees. We maintain a market in the shares of Company Common Stock and Acquiror Common Stock. In the ordinary course of business, we may trade in the Company's securities and Acquiror's securities for our own account and the account of our customers and, accordingly, may at any time hold a long or short position in the Company's securities or Acquiror's securities.

Our opinion expressed herein in provided for the information of the Board of Directors of the Company in connection with its evaluation of the Merger. Our opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company or Acquiror as to how such stockholder should vote, or take any other action, with respect to the Merger. This opinion may not be summarized, described or referred to or furnished to any party except with our express prior written consent.

Based upon and subject to the foregoing considerations, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the Holders of Company Common Stock from a financial point of view.

                                              Very truly yours,

                                              BANCBOSTON ROBERTSON STEPHENS INC.

                                              /s/ BancBoston Robertson Stephens Inc.
                                              ------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Registrant's certificate of incorporation provides that, except to the extent prohibited by the Delaware General Corporation Law (the "DGCL"), the Registrant's directors shall not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Registrant. Under the DGCL, the directors have a fiduciary duty to the Registrant which is eliminated by this provision of the certificate of incorporation and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director's duty of loyalty to the Registrant, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by the DGCL. This provision also does not affect the directors' responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws. The Registrant has obtained liability insurance for its officers and directors.

    Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of the director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the DGCL, or
(iv) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's certificate of incorporation or bylaws, any agreement, a vote of stockholders or otherwise. The Registrant's certificate of incorporation eliminates the personal liability of directors to the fullest extent permitted by the DGCL and provides that the Registrant shall fully indemnify any person who was or is a party or is threatened to be made a party to, any threatened, pending or completed action, suite or proceeding (whether civil, criminal, administrative of investigative) by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

    At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Registrant's certificate of incorporation. The Registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) EXHIBITS

    The following is a list of Exhibits filed as part of the Registration Statement or incorporated by reference herein:

  EXHIBIT
  NUMBER                                                   DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
       2.1   Agreement and Plan of Merger and Reorganization dated as of July 12, 1999, by and among the Registrant,
             NJ Merger Corporation and NetGravity, Inc. (attached as Appendix A to the proxy statement/prospectus contained in this registration statement).

  EXHIBIT
  NUMBER                                                   DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
       3.1   Registrant's Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the Registrant's Registration Statement on Form S-1 (File No. 333-67459)).
       3.2   Registrant's Amended and Restated Bylaws (incorporated by reference to Exhibit 3.5 of the Registrant's
             Registration Statement on Form S-1 (File No. 333-42323)).
       4.1   Indenture, dated as of March 22, 1999, between the Registrant and the Bank of New York, as trustee, including the form of 4.75% Convertible Subordinated Notes due 2006 attached as Exhibit A thereto
             (incorporated by reference to Exhibit 6.1 of the Registrant's Quarterly Report on Form 10-Q for the
             quarter ended March 31, 1999).
       4.2   Form of Stockholder Agreement, dated as of July 12, 1999, by and among the Registrant and certain stockholders of NetGravity, Inc. (attached as Appendix B to the proxy statement/ prospectus contained in this registration statement).
       5.1   Opinion of Brobeck, Phleger & Harrison LLP regarding the legality of the securities being issued.
       8.1   Opinion of Brobeck, Phleger & Harrison LLP regarding certain tax matters.
       8.2   Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, regarding certain tax matters.
      23.1   Consent of Brobeck, Phleger & Harrison LLP, included in Exhibit 5.1 and 8.1.
      23.2   Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation, included in Exhibit 8.2.
      23.3   Consent of PricewaterhouseCoopers LLP.
      23.4   Consent of KPMG LLP.
      23.5   Consent of PricewaterhouseCoopers LLP.
      23.6   Consent of BancBoston Robertson Stephens Inc.
      24.1   Power of Attorney, included on the signature page of this Registration Statement.
      99.1   Form of NetGravity, Inc. Proxy Card.

        (b) FINANCIAL STATEMENT SCHEDULES

        None.

        (c) Opinion of BancBoston Robertson Stephens Inc., attached as Appendix C to the proxy statement/prospectus which is part of this registration statement.

ITEM 22. UNDERTAKINGS

    The undersigned Registrant hereby undertakes:

    (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

   (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof;

    (5) that, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act, such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

    (6) that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof;

    (7) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request; and

    (8) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in The City of New York, State of New York, on this 22nd day of September, 1999.

                                DOUBLECLICK INC.

                                By:            /s/ KEVIN J. O'CONNOR
                                     -----------------------------------------
                                                 Kevin J. O'Connor
                                              CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    We, the undersigned directors and/or officers of DoubleClick Inc. (the "Company"), hereby severally constitute and appoint Kevin J. O'Connor, Chief Executive Officer, and Stephen E. Collins, Chief Financial Officer, and each of them individually, with full powers of substitution and resubstitution, our true and lawful attorneys, with full powers to them and each of them to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-4 filed with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of equity securities of the Company, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and purposes as each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement to be signed by the following persons in the capacities indicated on September 22, 1999:

             NAME                         TITLE
------------------------------  --------------------------

                                Chief Executive Officer
    /s/ KEVIN J. O'CONNOR         and Chairman of the
------------------------------    Board of Directors
      Kevin J. O'Connor           (Principal Executive
                                  Officer)

    /s/ STEPHEN R. COLLINS      Chief Financial Officer
------------------------------    (Principal Financial and
      Stephen R. Collins          Accounting Officer)

    /s/ DWIGHT A. MERRIMAN
------------------------------  Chief Technology Officer
      Dwight A. Merriman          and Director

     /s/ DAVID N. STROHM
------------------------------  Director
       David N. Strohm

     /s/ MARK E. NUNNELLY
------------------------------  Director
       Mark E. Nunnelly

     /s/ W. GRANT GREGORY
------------------------------  Director
       W. Grant Gregory

      /s/ DONALD PEPPERS
------------------------------  Director
        Donald Peppers

     /s/ THOMAS S. MURPHY
------------------------------  Director
       Thomas S. Murphy

                                 EXHIBIT INDEX

  EXHIBIT
  NUMBER                                                   DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
       3.1   Registrant's Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the Registrant's Registration Statement on Form S-1 (File No. 333-67459)).

       3.2   Registrant's Amended and Restated Bylaws (incorporated by reference to Exhibit 3.5 of the Registrant's
             Registration Statement on Form S-1 (File No. 333-42323)).

       4.1   Indenture, dated as of March 22, 1999, between the Registrant and the Bank of New York, as trustee, including the form of 4.75% Convertible Subordinated Notes due 2006 attached as Exhibit A thereto
             (incorporated by reference to Exhibit 6.1 of the Registrant's Quarterly Report on Form 10-Q for the
             quarter ended March 31, 1999).

       4.2   Form of Stockholder Agreement, dated as of July 12, 1999, by and among the Registrant and certain stockholders of NetGravity, Inc. (attached as Appendix B to the proxy statement/ prospectus contained in this registration statement).

       5.1   Opinion of Brobeck, Phleger & Harrison LLP regarding the legality of the securities being issued.

       8.1   Opinion of Brobeck, Phleger & Harrison LLP regarding certain tax matters.

       8.2   Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, regarding certain tax matters.

      23.1   Consent of Brobeck, Phleger & Harrison LLP, included in Exhibit 5.1 and 8.1.

      23.2   Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation, included in Exhibit 8.2.

      23.3   Consent of PricewaterhouseCoopers LLP.

      23.4   Consent of KPMG LLP.

      23.5   Consent of PricewaterhouseCoopers LLP.

      23.6   Consent of BancBoston Robertson Stephens Inc.

      24.1   Power of Attorney, included on the signature page of this Registration Statement.

      99.1   Form of NetGravity, Inc. Proxy Card.